(Front Cover)

Reuters Group PLC
Annual Report and Accounts 1998
--((logo))--
Trust Reuters

                              (Inside Front Cover)

Contents
5    Financial highlights
6    Five year summary
8    Reuters today
     How Reuters has become product focused
10   From the Chairman
     Sir Christopher Hogg discusses how 1998 was a year of extraordinary activity and change
12   From the Chief Executive
     Peter Job writes on the values and skills which make Reuters distinctive
14   An interview with the Chief Executive
     Peter Job answers the key questions facing Reuters
16   Board of Directors
18   Report of the directors
23   Financial review and statements contents
24   Report on remuneration and related matters
32   Audit committee
33   Statement of directors' responsibilities
34   Auditors' report to the members of Reuters Group PLC
35   Operating and financial review
50   Consolidated profit and loss account
50   Consolidated statement of total recognised gains and losses
57   Consolidated cash flow statement
63   Consolidated balance sheet
75   Balance sheet of Reuters Group PLC
77   Accounting policies
79 Summary of differences between UK and US Generally Accepted Accounting Principles (GAAP)
82   Other information for shareholders
84   Financial diary for 1999
85   Preserving Reuters independence
86   The Reuter Trust Principles
87   Glossary
88   Eleven year consolidated financial summary
90   Where to find us

COVER IMAGE
Teamwork won the 1998 football World Cup for France. Teamwork and technology won off the field for Reuters News Pictures Service. The latest digital cameras and laptop computers enabled Reuters pictures to be delivered to customers within minutes of the action, sweeping the play against our rivals in the most highly competitive conditions. (Front cover) Zinedine Zidane of France (C) celebrates scoring with teammates Emmanuel Petit (R) and Christian Karembeu during the World Cup Final against Brazil 12 July.

Photo by Paulo Whitaker REUTERS

 ...to innovate

Reuters is at the cutting edge of innovative technological solutions. In 1998, among many other developments, Reuters launched the Reuters Plus specialised U.S. equities service. In Japan, ReuterFirst, a new and similar product, serves professional Japanese investors. To help business customers do their jobs better, Reuters is committed to the qualities they value most: integrity, international content and constant innovation.

Kevin Overland of Canada tucks into a corner as he competes in the first race of the Olympics speed skating men's 500 metres at the M-Wave Stadium.

Photo by Blake Sell REUTERS

 ...to support high performance

Reuters operates the world's largest private network of communications and linked computers, using satellites and high-speed land links to beam real-time information and news around the planet to 498,500 users in nearly 58,000 locations.

Germany's Georg Hackl speeds down the track in the Winter Olympics luge competition. Hackl made luge history when he became the first man to win the men's singles title at three consecutive games.

Photo by Mark Baker REUTERS

                                  Pages 2 & 3

 ...to show fine judgement

Success often requires split-second timing. The launch of Europe's new single currency, the euro, meant a total of one billion items in Reuters databases had to be changed to be ready for the start of trading on 4 January 1999. From 31 December, when rates for the 11 euro currencies were fixed, 700 specialist staff worked round the clock to amend information relating to a quarter of a million financial instruments. The work was completed seven hours ahead of schedule, giving Reuters customers extra time to view the converted data before the markets opened.

Austria's Mario Stecher soars down the hill during the ski jumping of the Olympic Nordic combined individual event.

Photo by Juergen Schwarz REUTERS


FINANCIAL HIGHLIGHTS

                                                                     1998         1997             %
                                                                   (pound)m     (pound)m        change
------------------------------------------------------------------------------------------------------
Revenue                                                             3,032        2,882             5
Earnings before interest, tax, depreciation and amortisation          927          904             2
Operating profit                                                      550          541             2
Interest                                                                2           80          (98)
Profit before tax                                                     580          626           (7)
Pre-tax profit margin                                               19.1%        21.7%
Taxation                                                              196          236          (17)
Profit after tax                                                      384          390           (1)
Post-tax profit margin                                              12.7%        13.5%
Return on tangible fixed assets                                     48.2%        49.0%
Return on equity                                                    78.5%        25.6%
Free cash flow                                                        490          449             9
Net (debt)/funds                                                      (3)        1,290             -
------------------------------------------------------------------------------------------------------
                                                                     1998         1997      % change
------------------------------------------------------------------------------------------------------
Basic earnings per ordinary share                                   26.7p        24.0p            11
Earnings per ADS*++                                                 $2.66        $2.39            11
Dividends per ordinary share                                        14.4p        13.0p            11
Dividends per ADS* (see page 83)                                    87.7p        82.9p            11
------------------------------------------------------------------------------------------------------

*Each ADS represents six ordinary shares.
++A nominal exchange rate of US$1.66=(pound)1 has been used for convenience.

The following supplementary information is provided for those who track Reuters performance on a pre-goodwill basis:

                                                                    1998            1997       % change
-------------------------------------------------------------------------------------------------------
Pre-tax profit excluding goodwill                               (pound)631m      (pound)677m        (7)
Adjusted earnings per ordinary share excluding goodwill               30.3p            27.1p         12
--------------------------------------------------------------------------------------------------------


FIVE YEAR SUMMARY

Revenue
(pound)million
                       98        97        96         95        94
                    3,032     2,882     2,914      2,703     2,309

Grew 5% at actual exchange rates and 9% at comparable exchange rates
----------------------------------------------------------------------

Profit before taxation
(pound)million
                       98        97        96         95        94
                      580       626       652        558       481

Down 7% at actual exchange rates but up 2% at comparable exchange rates, despite the fall in interest income
----------------------------------------------------------------------
Earnings before interest, tax, depreciation and amortisation (EBITDA) (pound)million
                       98        97        96         95        94
                      927       904       924        801       681

Grew 2% at actual exchange rates and 10% at comparable rates
----------------------------------------------------------------------
Basic earnings per ordinary share
pence
                       98        97        96         95        94
                     26.7      24.0      27.3       23.2      21.7

Increased 11% in 1998
----------------------------------------------------------------------
Dividends per ordinary share
pence
                       98        97        96         95        94
                    14.40     13.00     11.75       9.80      8.00

Increased by 11% in 1998. Dividend cover decreased to 1.9 in 1998 from
2.1 in 1997
----------------------------------------------------------------------
Cash flow per ordinary share
pence
                       98        97        96         95        94
                     67.9      61.0      60.7       52.7      45.6

Increased by 11% in 1998. The ratio is defined on page 89
----------------------------------------------------------------------
Financial information products revenue
(pound)million
                       98        97        96         95        94
                    1,949     1,852     1,892      1,841     1,617

Revenue grew 5% and accounted for 64% of the total
----------------------------------------------------------------------
Transaction products revenue
(pound)million
                       98        97        96         95        94
                      882       828       813        671       527

Revenue grew 6% and accounted for 29% of the total
----------------------------------------------------------------------
Media and professional products revenue
(pound)million
                       98        97        96         95        94
                      201       202       209        191       165

Revenue declined 1% and accounted for 7% of the total

REUTERS PRODUCTS
User accesses                                    498,500
Customer locations                                57,900
Countries served                                     157
Languages in which news services created              22

INFRASTRUCTURE
Staff                                             16,938
Countries with Reuters offices                        96
Cities with Reuters offices                          218

INFORMATION SOURCES
Data contributors                                  4,982
Markets reported in real time                        267
Journalistic staff                                 2,072
Editorial bureaux                                    182

Page includes picture showing computer screen with Reuters share price over a 10-year period relative to Financial Times Stock Exchange 100 index.

REUTERS SHARE PRICE RELATIVE TO THE FTSE 100 INDEX

             Relative                           Relative                           Relative                           Relative
             Performance                        Performance                        Performance                        Performance
             Against the                        Against the                        Against the                        Against the
Date         FTSE 100              Date         FTSE 100              Date         FTSE 100              Date         FTSE 100
---------    -----------           ---------    -----------           ---------    -----------           ---------    -----------
31-Jan-99     2.117804
31-Dec-98     1.450328             31-Dec-95     2.162292             31-Dec-92     1.672006             31-Dec-89     1.425649
30-Nov-98     1.378245             30-Nov-95     2.276672             30-Nov-92     1.625158             30-Nov-89      1.40447
31-Oct-98      1.52901             31-Oct-95     2.252785             31-Oct-92     1.503003             31-Oct-89     1.432488
30-Sep-98      1.31888             30-Sep-95     2.154437             30-Sep-92     1.583532             30-Sep-89     1.367146
31-Aug-98     1.285278             31-Aug-95     2.177157             31-Aug-92     1.533279             31-Aug-89     1.377346
31-Jul-98     1.410698             31-Jul-95      2.04963             31-Jul-92     1.457967             31-Jul-89     1.258205
30-Jun-98      1.58797             30-Jun-95     2.137502             30-Jun-92     1.552557             30-Jun-89     1.239889
31-May-98     1.617941             31-May-95     1.918526             31-May-92     1.484375             31-May-89     1.294924
30-Apr-98     1.477921             30-Apr-95     1.986084             30-Apr-92     1.502325             30-Apr-89     1.161855
31-Mar-98     1.467832             31-Mar-95      2.05104             31-Mar-92     1.551933             31-Mar-89     1.127287
28-Feb-98     1.433608             28-Feb-95     1.992666             29-Feb-92     1.544001             28-Feb-89     1.097258
31-Jan-98     1.362372             31-Jan-95     1.975078             31-Jan-92     1.483058             31-Jan-89            1

31-Dec-97      1.76005             31-Dec-94      2.06199             31-Dec-91     1.400306
30-Nov-97     1.869278             30-Nov-94     2.154467             30-Nov-91      1.26399
31-Oct-97     1.806587             31-Oct-94     2.086589             31-Oct-91     1.267257
30-Sep-97     1.895023             30-Sep-94     2.124442             30-Sep-91     1.228729
31-Aug-97     1.756948             31-Aug-94     2.125055             31-Aug-91      1.13837
31-Jul-97     1.812892             31-Jul-94     2.041779             31-Jul-91     1.011928
30-Jun-97     1.858738             30-Jun-94     1.984693             30-Jun-91     1.070845
31-May-97     2.007088             31-May-94     2.089245             31-May-91     1.140042
30-Apr-97     1.933955             30-Apr-94     2.299418             30-Apr-91     1.102633
31-Mar-97     1.940562             31-Mar-94     2.146596             31-Mar-91     1.205407
28-Feb-97     2.061891             28-Feb-94     2.061797             28-Feb-91     1.138622
31-Jan-97     2.074401             31-Jan-94     1.930288             31-Jan-91     1.199271

31-Dec-96     2.467154             31-Dec-93     1.767047             31-Dec-90     1.108608
30-Nov-96     2.407311             30-Nov-93     1.794237             30-Nov-90     0.951447
31-Oct-96      2.59776             31-Oct-93     1.741816             31-Oct-90     0.928191
30-Sep-96     2.525533             30-Sep-93     1.688168             30-Sep-90     1.263638
31-Aug-96     2.607976             31-Aug-93     1.678121             31-Aug-90     1.309707
31-Jul-96     2.460872             31-Jul-93     1.665571             31-Jul-90     1.539282
30-Jun-96     2.838264             30-Jun-93      1.61202             30-Jun-90     1.769404
31-May-96     2.707576             31-May-93     1.604024             31-May-90     1.725069
30-Apr-96     2.663175             30-Apr-93     1.512819             30-Apr-90     1.672277
31-Mar-96      2.59842             31-Mar-93     1.549972             31-Mar-90     1.668086
29-Feb-96     2.539072             28-Feb-93     1.630007             28-Feb-90     1.568868
31-Jan-96     2.229929             31-Jan-93     1.678556             31-Jan-90     1.430303


REUTERS TODAY

In 1998 Reuters set out to engineer one of the biggest organisational changes in its 150-year history. We decided to transform ourselves from a horizontal structure managed by areas and country units to become a vertical organisation driven by our main businesses and measured by their profitability.

The growing globalisation and integration of financial markets made the new structure essential to develop global customer relationships, since many of our clients already manage themselves this way.

There will be two main business divisions, Reuters Information and Reuters Trading Systems. They will distribute products through the Global Sales and Operations Group. Our third large business, Instinet, continues to operate as an autonomous subsidiary. The company's Corporate and Media Information business is managed separately.

The structure includes specified functions which run across all businesses, including Strategic Planning and the post of Chief Technical Officer, who takes the lead in establishing a unified and cost-effective technical infrastructure.

Our new structure is explained in more detail on the opposite page.

REUTERS INFORMATION DIVISION

Reuters Information division operates in four main markets: foreign exchange/money; commodities; fixed income; and equities. It provides a comprehensive service of up-to-the-second and historical pricing along with associated analysis. News is a vital part of its activity.

Customers
The world's leading financial institutions. Traders, brokers, dealers, analysts, investors and corporate treasurers use information products.

Competitors
Reuters is a market leader in these sectors. Its principal competitors are Bloomberg L.P. and Bridge Information Systems.

Outlook
Management is confident that there is good potential for growth in the longer term, through upgrading existing users, exploiting adjacent market segments, maintaining pricing power through high-quality performance and close integration with customers' activities, and through obtaining margin improvement via efficiency gains.


REUTERS TRADING SYSTEMS DIVISION

Reuters Trading Systems groups several world-leading businesses designed to cater to the financial markets. They include transactions systems for the foreign exchange and money markets (Dealing 2000-1 and Dealing 2000-2) as well as sophisticated software for the distribution of real-time information within customer organisations (sold under the brand names TIBCO and Triarch). The division has an important risk management business and is pioneering products which facilitate straight through processing of equity orders in a manner designed to improve cost effectiveness.

Customers
The world's leading financial institutions, including trading and brokerage personnel and risk managers.

Competitors
The Electronic Broking Service is the principal competitor for money and foreign exchange transactions. In other areas, competition is fragmented between individual and conglomerated software and systems companies.

Outlook
Foreign exchange dealing looks flat due to the consolidation of European currencies into the euro. There are good growth prospects for systems generally pending our ability to provide generic solutions to replace in-house spending which our customers are anxious to reduce.


INSTINET

Instinet Corporation is a major force in the world's equities markets. It is a member of 17 exchanges around the world with offices in eight international financial centres. Instinet competes with other brokers for equities order flow. It specialises, as an agency broker, in using technology and automation to obtain best execution for its clients and the institutional investors they represent. Instinet was founded in 1969 and was acquired by Reuters in 1987.

Customers
Instinet provides its equity transaction and research services to a global base of institutional fund managers and plan sponsors, other brokers, dealers and exchange specialists.

Competitors
Instinet competes daily with other institutional brokerage firms for global order flow.

Outlook
Instinet continues its global expansion, aiding in capital formation. It is increasingly clear that its business model, rooted in technology, makes markets more efficient and liquid, and increases client performance through the reduction of transaction costs.


GLOBAL SALES AND OPERATIONS

The Global Sales and Operations (GSO) Group acts as the distribution arm for the company's businesses. It handles sales, customer support and technical operations worldwide. It is responsible for delivering financial performance in line with business plans agreed with the divisions. The GSO seeks to enhance profitability and customer satisfaction by implementing global standards and processes. It acts as the eyes and ears of the organisation in ensuring that no attractive market opportunity goes unexplored. It is the custodian of the Reuters Group brand.






CORPORATE AND MEDIA INFORMATION

Reuters is the principal international supplier of news in the form of text, video and still pictures to media all over the world. It is a leading news brand on the Internet and makes its services available through the principal and most popular servers. It maintains a very large database, including up to 18 years of Reuters news and more than 4,000 other publications, which are offered to corporate clients under the label of Reuters Business Briefing. The media market is quite static but the outlook for growth in other segments is good.

FROM THE CHAIRMAN

For several years now I have in my statements focused initially on the results of the year and then have gone on to reiterate in various ways the Board's deep commitment to the Reuter Trust Principles and to a long-term perspective. In reviewing 1998, which has been a year of even more extraordinary activity and change in Reuters than usual, it would for once be more appropriate to comment on longer-term issues before dealing with the all important topic of the year's financial results.

The cornerstone of the Reuter Trust Principles (see page 86) is that Reuters should be dedicated to preserving integrity in its gathering and dissemination of news and information. It should be the essence of our business to be independent, unbiased, open, honest and objective and to deliver relevant information, spin-free and with all speed, to our customers worldwide.

The Reuter Trust Principles were first drafted in 1941 and were firmly entrenched as part of the Reuters constitution at the time of the company's flotation in 1984. For nearly 60 years, therefore, they have represented the basic values of the Reuters brand and they remain a touchstone for our strategy and one to which the Board is firmly committed. They have stood the test of time and in no way do we find them either restricting desirable enterprise or marginal to our central purposes.

Our other commitment, that to a long-term perspective, is difficult to maintain at the best of times. It is doubly difficult for a publicly quoted market leader in an era of huge and rapid technology and market change, when share price volatility and media comment are daily reminders of how variable investment judgements can be. However, just as 1998 has deepened our confidence in the basic values of Reuters business, so it has also increased our belief in the long-term growth opportunities to be derived from exceptional and innovative service to Reuters current markets. We have devoted much Board time in 1998 to the company's ability to spot and exploit those opportunities. From this point of view the reorganisation embarked on in mid-1998 will be particularly influential.

As a result of this reorganisation, two important changes are now taking place in the conduct of Reuters business. The first is a change of emphasis from a geographical focus to a product line one. The second is a change of emphasis from market share to profitability. Both shifts are relative, not absolute: that is to say, the company has always been concerned, as its record demonstrates, with product line and profitability; but they will now become even more important in determining our priorities and measuring our performance. In this way, we shall be going with the grain of our customers' and shareholders' requirements and will cater better to Reuters long-term earnings growth.

Reorganisation may enable better use of resources. It counts for little unless the resources themselves are of high quality and kept so. Reuters key assets, as I said last year, though intangible from a balance sheet point of view, are real, formidable and competitive: the skills and loyalty of its people; its databases and the organising of them; its extraordinary geographical diversification; and the Reuters brand itself. The development of all these has long been a high and continuous priority for the Board and it is ongoing.

As to the specifics of 1998, (pound)1.5 billion was returned to shareholders early in the year (which means that financial comparisons with 1997 must be handled with caution); earnings per share, which are comparable, were up by 11%; and the dividend per share was similarly increased. The year ended, and the new one began, with a successful culmination to the hundreds of man-years of effort we had put into preparing for the introduction of the euro (an event which several years back was seen as likely to be terminal for Reuters). So another milestone has been passed. One down and many to go, but we have a lot of momentum.

--((signature))--
Sir Christopher Hogg

Company objectives

Reuters aims to grow its value for shareholders, and outperform its peers. It will devote itself to the business of information and related systems technology, enabling professional communities to enhance their work performance in the fields of finance and commerce.

Reuters brand offers customers innovative use of well-supported technology, as well as swift and easy access to essential content, accurately compiled without bias. We will capitalise on Reuters media businesses which are profitable to build our brand worldwide in newspapers, broadcasting and on the Internet.

The company aims to attract and retain good people through its unique international culture, the important values embodied in the Reuter Trust Principles, and the interesting opportunities it offers in terms of career development and participation in the success of the enterprise.

FROM THE CHIEF EXECUTIVE

Trust Reuters
1998 was the year of Internet stocks. Who knows, in the short time it takes for this message to go from my screen to publication in our annual report, where their values will have gone? It has also been the year of a major reorganisation in Reuters. Though conducted in a low key manner, it is probably the most extensive change the company has seen in its nigh-on 150 years of history.

These topical issues are my subjects for this letter to shareholders:

 ...to innovate
What distinguishes popular Internet stocks from Reuters? There are important similarities to mention first. Like the "portal" companies, Reuters aggregates a great deal of text and numbers from other sources, such as exchanges, newspapers or published research. In both cases, there are gateways to transactions or E-commerce. Reuters uses cheap and efficient Internet technology standards, and is gradually making increasing use of the Internet as a low-cost delivery mechanism.

 ...to support high performance
The differences are also instructive. Firstly, as well as being an aggregator, Reuters owns massive slabs of text, numbers, pictures and video. It applies fine judgement to the production of this material in its own particular factual, non-opinionated way. We apply the same selectivity to the high level of coding and presentation of material we offer, including sources that we do not own. In this we differ from the portal companies, which are not very selective because they are targeting a much broader consumer segment. Reuters elects to concentrate on professionals who are willing to pay for high-specification, trustworthy material which helps them in their work.

Those who analyse the industry have gone, perhaps too rapidly, from the maxim "content is king" to the portal theory, with the allied suggestion that, on the Internet, "high-price" information will become available free of charge. We believe possession of content, and the difficult skills needed to generate quality material, is a vital part of value creation. The production of value-added content demands continuous innovation too. On the day of the euro launch, we were proud to show seven hours of continuous live programming - our biggest-ever daily figure - to customers of our specialised TV service for dealing rooms.

 ...to show fine judgement
We do not rely on dissemination through portals owned by others who exact tolls from us. Nor do we see an economic model emerging which will make branded information worthless. We can see reasons why the wide availability of free information will enlarge the market for paid information. Due to the self-imposed pricing restraint we exercised, we believe wisely, throughout this decade, we do not think that our information is that expensive any more. We now plan for modest increases in 1999.

 ...to get at results
Finally, the message of the Internet companies is frequently one of disintermediation (although it often seems to mean the creation of a new class of intermediaries). Here again, we differ in that we would rather avoid disintermediation and actually help our clients - surely one of the most blue-chip lists that any global company can assemble - to reach their own customers with information and transaction software. This message of partnership has been well received and is bringing us business.

In short, there are more subtle growth messages in the new technologies than bloody revolution overturning all that went before. This encourages us, but we also know that technology faces its own special millennium challenge. We approach the Year 2000 with increased confidence following our handling of the massive euro conversion exercise. But we have to anticipate possible disruption of buying patterns as our customers divert resources to Y2K problems of their own.

 ...to win
Against this background, improved management techniques can clearly be used to safeguard and grow profit. Our reorganisation is designed to throw a spotlight on the profitability of our different activities. This harsher glare is exposing many a need for change. In tightening strategy and objectives, and controlling the expansion of staff and capital resources, we hope to earn the trust of our shareholders in our ability to grow the value of the company.

--((signature))--
Peter Job

AN INTERVIEW WITH THE CHIEF EXECUTIVE

1998 saw a growing trend of mergers and acquisitions among banks, finance houses and exchanges and there are predictions this could accelerate in 1999. What effect does this have for Reuters?

Mergers have been going on for just about as long as I can remember now. The bad effects for us are to reduce the pool of liquidity and trading and to reduce the number of dealing stations. The good effects are to provide us with systems sales opportunities and a more healthy and aggressive client base. People tend to exaggerate the effect of merger activity since many of the people who analyse our stock are themselves involved in one way or another and they get to see things out of proportion sometimes. An example: Reuters serves something like 60,000 client locations around the world. If you were to take say a leading investment bank or broker it might only account for 50 or 100 of those locations. We really are a diversified company.

The New Year saw the launch of a new international currency, the euro, in 11 European Union states. Where is Reuters positioned with regard to trading in the euro and what does the whole question of a common currency mean for Reuters?

The euro has three main effects for us. We will lose some foreign exchange business in the reduction in currency pairs available. Quite a lot of this has probably already been discounted by our clients running down their foreign exchange activities. Secondly, it should give a boost to securities trading in Euroland which is right at the heart of our business and should bring significant benefits over time. Thirdly, we need to harmonise on pricing because our pricing in the different euro countries has constantly drifted apart due to exchange movements among other things. We have been planning the convergence of tariffs for quite some time and I think we will manage it perfectly ok with an attendant gain in the simplicity of administration.

The economic crises in Japan and the rest of Asia sent shudders through the global economy. Do you see any prospect of an upturn in Asia and how has this affected Reuters business in the region?

What you believe about Japan is more an act of faith than anything else. There is a set of economic problems, but these may only start to be overcome when the society agrees on new strategies and finds the will to pursue them. Personally, I see signs that this is now happening. Our business is certainly benefiting from the new set of circumstances. We have thoroughly 'Japanised' our products and are getting into domestic market sectors where we were previously not present. The rest of Asia remains somewhat problematic. We do not expect to lose very much, but equally it may be over-optimistic to see an immediate upturn in places like Hong Kong and Indonesia. Our businesses in China, Taiwan and India have managed to continue reasonably stable growth and we have also observed that South Korea is putting itself together again relatively fast. Singapore, which is a major centre for us, is stable in itself but surrounded by regional problems. The balance should be one of gentle improvement.

Instinet is a major revenue contributor to Reuters. Could you tell us why the new rules introduced progressively by the US Securities and Exchange Commission are not favourable to Instinet?

The general effect of the rule changes made or announced by the SEC in the last couple of years has been to expose widely outside the Instinet system the proprietary liquidity pool previously only visible to brokers and institutions with Instinet screens. This has enabled competition to flourish and is just one of those penalties for getting bigger and bigger. From time to time we have argued against certain aspects of the changes, but our main concern is to look for ways in which we can add further value to our vast Instinet network either through improvements to our present activities or through totally new projects. You can expect both things to happen. We still feel Instinet is a hot property and it has much potential for further development. It is a company we want to invest more in, but we don't particularly want to give our competitors notice of our plans in these columns today.

In what areas are you looking to grow the company and how will your new structure help you to achieve this?

The watchword is "grow profit" and the new structure is all about making sure that market share is translated into profit. We have been through a big investment phase, particularly in the 3000 series, and these investments have to produce results now. Looking at the top line, there is an overall concern that the millennium will defer purchases by customers, particularly if they conclude that they should freeze their technical configurations as early as mid-1999. This would tend to mean deferred growth rather than permanent loss of business. Underlying growth in our businesses is better in some cases than others - risk management, systems sales, database sales to corporations and electronic equities brokerage are all well up at the moment. Whereas the duller information sectors like foreign exchange are not contributing that much to growth. We think the balance is that this will not be a spectacular year for revenue growth at constant exchange rates. But we should have an opportunity to grow profit faster than revenue if we succeed as we intend in tightening management control over the cost base.

How did your investments in Internet start-up companies fare in 1998?

After four years' experience, or thereabouts, we feel we are accumulating the right skills to pick good investments in companies with technology or information solutions from which we can learn something for the future. We have the dual aim of making capital gains and learning from people smaller than ourselves. The people we invest with like that too because it means we are willing to try out their technologies in our mainstream business. This partly accounts for our profitable record to date by investing in several companies which have gone on to IPOs. We are ploughing back our profits into new investments but we have switched our focus in recent times to Europe as valuations in Silicon Valley have risen so astronomically. Maybe some of the extremes of the market will be seen as tulip-mania later on but we still think there will be a series of solid opportunities to invest in new start-ups in 1999 and onwards. We call it a greenhouse fund. The idea is that it should be self-financing and make regular contributions to our results as it has done in 1998.

After the return to shareholders of (pound)1.5 billion in 1998, what do you see as the future capital structure of the company?

Acquisitions made in 1998 have soaked up our spare cash, so we don't have any surplus at the moment. But we are squeezing capital expenditure and costs generally so we expect to remain in a healthy cash flow position. There is something to be said for launching a share buyback programme, but we are still studying the pros and cons at this stage.

Reuters has made a major investment to deal with the impending millennium computer bug. How confident are you that your products and services will be able to cope with this threat when Year 2000 dawns?

We have taken this matter very seriously, starting our formal Millennium Programme in 1996 and having an executive director specifically focusing on the issue. Nobody can be sure in the millennium that they won't be let down by somebody else but we at Reuters have invested a considerable amount to try to reduce the risks posed for us by the millennium. Further details of our Millennium Programme are given on pages 45 to 47 of the annual report. In the case of both converting for the euro (which was also a massive task which we did exactly on time on 4 January) and the millennium we have been working closely with customers and we are getting a lot of relationship value from that.

BOARD OF DIRECTORS

NON-EXECUTIVE DIRECTORS
(pictured left to right)

Sir Christopher Hogg
(1984, Chairman 1985)

Chairman of Allied Domecq since April 1996. Director of SmithKline Beecham, member of the International Council of J.P. Morgan and a Ford Foundation Trustee. Former Chairman of Courtaulds 1980-1996 (Chief Executive 1979-1991); director of the Bank of England 1992-1996. Age 62.

Robert (Bob) Bauman (1994)
Former Chairman of BTR plc (May 1998-February 1999) and former Chairman of British Aerospace plc (1994-May 1998). Chief Executive of SmithKline Beecham plc (1989-1994) Director of BTR Plc, Union Pacific Corporation, CIGNA Corporation, Hathaway Holdings, Inc, Morgan Stanley Dean Witter and Russell Reynolds Associates, Inc. Age 67.

Sir John Craven (1997)
Former member of the Board of Managing Directors of Deutsche Bank AG and Chairman of Deutsche Morgan Grenfell plc; Chairman of Lonrho Plc; non-executive director of Rothmans International B.V. Age 58.

Michael Green (1992)
Chairman of Carlton Communications Plc and
ONdigital. Non-executive director of ITN. Age 51.

Roberto Mendoza (1998)
Vice Chairman and a Director of J.P. Morgan & Co Inc. He joined J.P. Morgan in 1967 and was assigned to London early in his career. He left in 1972 to pursue graduate studies, returning to the firm's New York office in 1975 to work in international corporate finance. From 1980 to 1985 he headed the capital market services group and then became head of the Mergers and Acquisitions group. Age 53.

Richard (Dick) Olver (1997)
A group managing director of BP Amoco plc and EVP, Exploration and Production. Member of the Institution of Civil Engineers. A Governor of New Hall School. Age 51.

Charles Sinclair (1994)
Group Chief Executive of Daily Mail and General Trust plc. A director of Euromoney Publications PLC and Schroders PLC. Age 50.

Sir David Walker (1994)
Chairman of Morgan Stanley International Inc., and a member of the Management Committee of the Board of Morgan Stanley Dean Witter in New York. Former Deputy Chairman of Lloyds Bank plc, Chairman of the Securities and Investments Board and Director of the Bank of England. Age 59.

STRATEGY REVIEW COMMITTEE

Peter Job (Chair), Jean-Claude Marchand, John Parcell, Rob Rowley, David Ure, Andre Villeneuve

Doug Atkin, 46, President and Chief Executive Officer, Instinet Corporation. Tom Glocer, 39, President, Reuters Information, the Americas and President of Reuters America Inc.

Julie Holland, 47, MD, Reuters Information, and Senior Company Officer, UK & Ireland.

Marion King, 40, MD, Money & FX Transaction Systems.

Greg Meekings, 45, MD, Global Sales & Operations, Reuters Trading Systems.

David Morgan, 47, Chief Information Officer.

EXECUTIVE DIRECTORS
(pictured left to right)

Peter Job (1988)
Chief Executive since 1991. Joined Reuters as a journalist in 1963. From 1971 he worked to develop the company's business in Latin America, Africa, Asia and the Middle East. From 1978 until 1991 he headed the company's business in Asia. Non-executive director Diageo Plc and Glaxo Wellcome plc. Age 57.

Jean-Claude Marchand (1996)
Executive Director and Chief Executive, Global Sales and Operations. Managing Director, Continental Europe since 1989, with Middle East and Africa since 1995. Joined Reuters in 1971 as a sales executive and became Sales and Marketing Manager, Asia in 1978. A Swiss national, he has held senior management positions in Europe since 1979. Age 52.

John Parcell (1996)
Executive Director of Reuters Group PLC and Chief Executive of Reuters Information, the largest of the Group's new product-based divisions. Joined Reuters in 1969 as a journalist, working in Asia and Latin America, then became a marketing and product manager. Assistant Managing Director, Europe, Middle East and Africa 1988 -1990. Managing Director, UK and Ireland 1990-1996. Age 52.

Robert (Rob) Rowley (1989)
Finance Director since 1990. Joined Reuters in 1978, taking financial responsibility for Europe in 1981. He became Joint Company Secretary in 1988, Group Financial Controller in 1989, and Company Secretary from 1991 to 1993. Responsible for new business information products, media and new business ventures since 1996. Age 49.

David Ure (1988)
Executive Director responsible for Reuters Trading Systems Division and Group technical strategy. From 1992 to 1998, Ure was responsible for Group marketing and technical policy. Before that he headed Reuters operations in Europe, Middle East and Africa. He joined the company in 1968 as a trainee journalist. Non-executive Director of Woolwich PLC from 1998. Age 51.

Andre Villeneuve (1988)
Executive Director Strategic Planning and Chairman Instinet Inc. He headed Reuters geographical operating units 1992 to 1998. He managed the company's business in North America from 1983 to 1991, taking charge of Latin America as well in 1989. He joined as a journalist in 1967. Independent (non-executive) director CGU plc and non-executive director of United Technologies Corporation. Age 54.

STRATEGY REVIEW COMMITTEE (continued)

Jeremy Penn, 39, MD, Reuters Asia.

Maurizio Pescosolido, 56, MD, Global Sales & Operations, Reuters Information.

Mike Sayers, 45, Chief Technology Officer.

Geoff Weetman, 52, Director of Human Resources.

Ros Wilton, 47, MD, FX/Money & Commodities, Reuters Information.

Mark Wood, 46, Editor-in-Chief.

Philip Wood, 43, Deputy Finance Director.

Simon Yencken, 43, Chief Operating Officer, TIBCO Finance and MD of Financial Enterprise Systems.

REPORT OF THE DIRECTORS

The directors submit their annual report and audited financial statements for the year ended 31 December 1998.

ACTIVITIES
Reuters activities are set out on page 9.

A detailed review of Reuters activities during 1998 and likely future developments is given in the messages from the Chairman and the Chief Executive (pages 10-13) and the financial review appearing on pages 35-49. The directors consider that these reviews, taken together, comply with the statement issued by the UK Accounting Standards Board on the Operating and Financial Review and with the requirements of the US Securities and Exchange Commission (SEC) for a Management's Discussion and Analysis of Financial Condition and Results of Operations.

FINANCIAL STATEMENTS AND INTERNAL CONTROL

Separate statements about the Audit Committee and about directors' responsibilities in respect of the financial statements which include details of internal financial control are set out on pages 32-33

The consolidated profit and loss account is set out on page 50.

AUDITORS

In accordance with the Companies Act 1985 a resolution to reappoint PricewaterhouseCoopers as auditors at a remuneration to be agreed by the directors will be placed before the annual general meeting of the company on 20 April 1999.

CORPORATE GOVERNANCE

Reuters has always recognised the importance of high standards of corporate governance. It supports and has complied throughout 1998 with the majority of the principles of corporate governance recommended in the Combined Code. The ways in which Reuters applies these principles, and the few principles with which Reuters does not consider it appropriate to comply at present, are described in the appropriate parts of this annual report. Thus the application of corporate governance principles to Board matters is described on pages 18-19, to internal controls on page 19, to relations with shareholders on page 21, to directors' remuneration on page 24 and to financial reporting on page 33.

PricewaterhouseCoopers have reviewed Reuters statements as to compliance with the Combined Code to the extent required by the Listing Rules of the London Stock Exchange. The results of their review are set out on page 34.

COMPANY ORGANISATION

The Board currently comprises six executive directors including Peter Job, the Chief Executive, and eight independent non-executive directors including Sir Christopher Hogg who is the Chairman and who thus has responsibility for running the Board. Michael Green, who joined the Board as a non-executive director in July 1992 and who has served two three-year terms, has decided not to stand for re-election at the forthcoming annual general meeting. The directors record their warm appreciation for his contribution to the Board. The Board has not identified a senior independent non-executive director because it considers such an appointment to be unnecessary at present.

The Board carries the ultimate responsibility for the conduct of Reuters business. Its regular meetings take place every two months and, in addition, it has an annual strategy review meeting. Each year the directors, other than the Chairman, meet to review the role and performance of the Chairman and once a year the Chairman and the non-executive directors meet to consider the performance of the executive directors. In 1998 the Board also introduced a formal self-assessment of its effectiveness. It intends to undertake these self-assessments regularly and to include in them consideration of whether the directors have any training requirements. The executive directors present the annual budget to the Board for its approval. Actual results are reported to each scheduled meeting of the Board with appropriate trend analysis. Regular and ad hoc reports and presentations to the Board ensure it is supplied, in a timely fashion, with the information it needs. Non-executive directors receive a series of briefings about Reuters when they join the Board and they periodically visit Reuters offices throughout the world where they are briefed on various aspects of the company's operations. All the directors have access to the company secretary and a procedure exists for directors in the furtherance of their duties to take independent professional advice if necessary at the company's expense.

The Executive Committee, chaired by the Chief Executive, was responsible for the management of the business until the end of 1998. It met five times during the year. With effect from 1 January 1999 the company was reorganised into two business divisions, Reuters Information and Reuters Trading Systems and the geographical units of the company were brought together into a global sales and operations group responsible for the sale, installation, delivery and support of divisional products. Instinet continues to operate as an autonomous subsidiary. As part of the reorganisation a new committee structure was introduced and the Executive Committee was dissolved. The senior corporate management group, the Group Executive, now comprises the executive directors, Geoffrey Weetman (Director of Human Resources) and Stephen Mitchell (General Counsel and Company Secretary). It will normally meet 11 times a year. Amongst other senior management committees, there are the Strategy Review Committee, which has taken over from the Executive Committee the task of reviewing corporate strategy, plans and performance, and the Operations Committee, which has assumed operating responsibilities previously handled by the Executive Committee. The functions of the 20 Members of the Strategy Review Committee are set out on pages 16-17.

The three principal committees of the Board are the Remuneration Committee (see pages 24-31), the Audit Committee (see page 32) and the Nomination Committee. The Board sets the terms of reference of these committees. The members of the Remuneration Committee and the Audit Committee are Bob Bauman, Sir John Craven, Sir Christopher Hogg, Roberto Mendoza, Dick Olver, Charles Sinclair and Sir David Walker. These directors, together with Michael Green and Peter Job, are the members of the Nomination Committee which is chaired by Sir Christopher Hogg and which makes recommendations to the Board on the appointment of directors.

The schedule of matters reserved for the Board's decision includes treasury investment, borrowing and hedging policies, significant capital expenditure or disposals of assets, and all investments, acquisitions or disposals which are not in line with strategies previously adopted by the Board.

Also reserved for Board decision is any transaction by a group company likely to require listing particulars or a tender offer to be filed with the London Stock Exchange or to require a filing under the US federal securities laws with the SEC.

The Board must approve any agreement with any other party that entails or may involve the assumption of ongoing business risks, liabilities or commitments equal to or exceeding (pound)50 million in aggregate during the life of the contract.

Non-financial risks, including possible damage to Reuters reputation as a leading news provider, or threats to the reliability of its computer systems, are examined by a Business Risks Steering Group which periodically reports to the Board on the management of risks throughout the group. There is also a dedicated risk management function at Instinet.

In 1997, Reuters established a compliance programme to consolidate and extend company compliance activities. During 1998, the programme was extended and refocused in a number of ways. A Compliance Overview Group has been established, chaired by the Finance Director. Its members include the heads of the compliance group, business risks, the legal department and the internal audit department. Its terms of reference require it to ensure that Reuters has an efficient and effective system for ensuring compliance, and that it harmonises the efforts of the various activities represented by its members.

The directors are bound by the company's Articles to pay due regard to the Reuter Trust Principles. The Board views these principles as central to the company's standing and commercial success and works closely with the Reuters Founders Share Company Limited to safeguard them. The Trust Principles and other relevant information are set out on page 86.

Company technical policies provide standards for the integrity, confidentiality and availability of internal and external information services and the systems on which they operate. These policies, together with the company's Code of Conduct which sets out the standards of behaviour and integrity which all employees are expected to observe, are readily available on the company's internal information database.

SHARE CAPITAL AND DIVIDENDS

Details of the changes in the authorised and called-up share capital are set out in notes 26 and 28 on pages 70-71.

For details of proposed resolutions, see the explanatory notes attached to the notice of the annual general meeting.

The company has received notice from The Capital Group Companies, Inc., under section 198 of the Companies Act 1985, that on 31 December 1998 it and its affiliates together held in their capacity as investment managers 76.4 million ordinary shares in Reuters (5.7% of the issued share capital) and on 12 February 1999 their holding was 75.5 million ordinary shares (5.3%).

Reuters Founders Share Company Limited has held the Founders Share since it was issued on 18 February 1998 (and held the Founders Share in Reuters Holdings PLC from 9 May 1984 until 18 February 1998).

The company is not a close company within the meaning of the Income and Corporation Taxes Act 1988.

An interim dividend of 3.4p per ordinary share was paid on 8 September 1998. The directors recommend a final dividend of 11.0p per ordinary share giving a total of 14.4p per ordinary share for the year (1997 - 13.0p). Subject to shareholders' approval at the annual general meeting, the final dividend will be paid on 26 April 1999 to members on its register at the close of business on 19 March 1999.

EMPLOYEES

The total number of employees at 31 December 1998 was 16,938 (31 December 1997 - 16,119). For further details see page 56.

Reuters aims to offer a wide range of experience to employees. The group offers competitive rates of pay and a commitment to training. This enables staff to respond to rapid change in a fast changing technology and market and to take advantage of opportunities to develop their careers around the world.

It is Reuters policy that selection of employees including for entry to the company, for training, development and promotion should be determined solely on their skills, abilities and other requirements which are relevant to the job and in accordance with the laws in the country concerned.

The Board values the courage and professionalism shown by employees operating in zones of conflict. Reuters aims to cover news wherever it breaks but instructs staff to avoid risks wherever possible.

THE ENVIRONMENT

Reuters activities have marginal direct impact on the environment and contribute minimally to pollution. The group's information products help to spread global awareness of the environment. One of them, Reuters Business Briefing, offers a wealth of information on many topics, including the environment. Its search facilities enable customers to keep abreast of events and issues with minimal use of paper and other resources. They need only print out what they want to keep.

Reuters seeks to ensure its major international equipment suppliers avoid using environmentally harmful materials or processes.

Reuters contributes to public awareness and understanding of environmental issues through the educational work of the Reuter Foundation. In 1998, the Foundation ran two practical training courses for journalists to study environmental issues, one in London for journalists from a dozen countries and one in Brazil for journalists in Sao Paulo. Journalists from developing countries wishing to study environmental issues in greater depth can apply for fully-funded fellowships in the Reuter Foundation Fellowship Programme at Green College, Oxford University. The Foundation also reached agreement in 1998 with the Geneva-based World Conservation Union (IUCN) to launch an annual series of media awards for excellence in environmental reporting.

MILLENNIUM PROGRAMME

Reuters established its Millennium Programme in 1996 to assess the issues arising as a result of the change of millennium. The programme is led by an Executive Director supported by a full time Programme Director. The programme consists of six key parts, namely awareness, product strategy, inventory, development, testing and implementation. Much of the work under these phases has been completed. Some work will continue in 1999 including product assurance, industry based testing, development work for corporate systems and residual client site implementation. Reuters will also continue to verify the efforts of its suppliers. Reuters is currently preparing a comprehensive business continuity plan specifically designed for the millennium. For further details of the programme see pages 45-47.

CHARITABLE CONTRIBUTIONS

The Reuter Foundation, the group's charitable trust, remains the main vehicle for cash grants and for direct action in educational and humanitarian programmes. Its spending rose to (pound)3.2 million in 1998, from (pound)3 million in 1997. In addition, Reuters area management units made direct charitable grants of (pound)0.9 million in cash and (pound)11.1 million in kind in 1998, including the value of Reuters services, equipment and employees' time donated to educational and charitable causes. This total of (pound)15.2 million in overall charitable donations amounted to 2.6% of the group's pre-tax profit in 1998.

The Reuter Foundation offers university fellowships, scholarships, research grants and training courses in sectors where Reuters itself is involved: financial markets, information technology, journalism and medical information. In emerging financial markets, the Foundation ran training courses and seminars in 1998 in Belarus, Cuba, Georgia, Russia, Uganda and Ukraine. In journalism training for the developing world, courses were held in 20 countries, including Iran for the first time.

The Reuter Foundation's AlertNet, launched on the Internet at the end of 1997, established itself as a serious professional service to the international disaster relief community. By the end of 1998, it had 71 members, including the Red Cross movement and voluntary organisations in 16 countries. The service, funded by the Reuter Foundation, is provided free to the members in return for information which they contribute about their own relief operations.

General charitable giving by the Foundation increased in 1998, largely in response to the concerns of Reuters employees around the world. The focus is mainly on local community and healthcare projects. Some support is also given to environmental and cultural causes, particularly where there is an educational dimension. The Foundation usually limits its grants to causes which are actively backed by Reuters employees through voluntary work or fund-raising.

More information on the work of the Reuter Foundation is contained in a separate annual review, available on request from the Director, Reuter Foundation, 85 Fleet Street, London EC4P 4AJ, or on the Foundation's website:
http://www.foundation.reuters.com.

No political contributions are made.

CREDITOR PAYMENT TERMS

It is Reuters normal procedure to agree terms of transactions, including payment terms, with suppliers in advance. Payment terms vary, reflecting local practice throughout the world. It is Reuters policy that payment is made on time, provided suppliers perform in accordance with the agreed terms. Group trade creditors at 31 December 1998 were equivalent to 31 days purchases during the year.

INVESTOR RELATIONS

The directors regularly meet with institutional shareholders and analysts. Investor Relations departments in London, New York and Geneva are dedicated to improving communications between the company and its shareholders. The company's annual general meeting is used as an opportunity to communicate with private investors. Since it held its 1998 shareholders' meetings before the Combined Code was issued, Reuters did not comply at those meetings with the recommendation that at shareholders' meetings the level of proxies lodged on each resolution should be announced after the show of hands for the resolution. However, it is now studying the most effective way of complying with this recommendation in future.

DIRECTORS

On 18 February 1998 Roberto Mendoza was appointed a director. All other directors mentioned on pages 16-17 served throughout the year.

The group maintained insurance for directors and certain employees against liabilities in relation to the group throughout the year.

By order of the Board

-((signature))-
Stephen Mitchell,
Company Secretary
12 February 1999

TRUST REUTERS TO GET RESULTS

Financial markets in 1998 took a battering for the second successive year, with turmoil in Asia, devaluation in Russia and slower growth in the West. During the turbulence, our customers saw that Reuters can be relied upon at times of great change to deliver the information they need to trade and report with confidence.

A lone South Korean investor watches a trading board at a securities house during the first day of 1998 trading in Seoul on 3 January.

Photo by Paul Barker REUTERS

FINANCIAL REVIEW CONTENTS

24        Report on remuneration and related matters
32        Audit Committee
33        Statement of directors' responsibilities
34        Auditors' report to the members of Reuters Group PLC
35        Operating and financial review

FINANCIAL STATEMENTS CONTENTS

50        Consolidated profit and loss account
50        Consolidated statement of total recognised gains and losses
51        Notes on the consolidated profit and loss account
57        Consolidated cash flow statement
58        Notes on the consolidated cash flow statement
63        Consolidated balance sheet
63        Reconciliation of movements in shareholders' funds
64        Notes on the consolidated balance sheet
75        Balance sheet of Reuters Group PLC
76        Notes on the balance sheet of Reuters Group PLC
77        Accounting policies
79 Summary of differences between UK and US Generally Accepted Accounting Principles (GAAP)
80        Notes on summary of differences between UK and US GAAP
82        Other information for shareholders
84        Financial diary for 1999
85        Preserving Reuters independence
86        The Reuter Trust Principles
87        Glossary
88        Eleven year consolidated financial summary
90        Where to find us

REPORT ON REMUNERATION AND RELATED MATTERS

This report on remuneration and related matters covers issues which are the concern of the Board as a whole in addition to those which are dealt with by the Remuneration Committee.

THE REMUNERATION COMMITTEE
The Remuneration Committee deals with the remuneration of senior executive management on behalf of the Board and shareholders. During 1998 the members of the Remuneration Committee were Sir Christopher Hogg, Bob Bauman, Sir John Craven, Roberto Mendoza, Dick Olver, Charles Sinclair and Sir David Walker. On 9 February 1998 Bob Bauman took over the chairmanship of the Remuneration Committee from Sir Christopher Hogg.

REMUNERATION POLICIES
The Remuneration Committee has agreed a framework of policies within which it sets the remuneration package for each executive director. The committee also agrees the principles underlying remuneration for other senior executives.

The basic objectives of these policies are that executives, including executive directors, should receive compensation which is appropriate to their scale of responsibility and performance, and which will attract, motivate and retain executives of the necessary calibre. Reuters believes that basic salary should be competitive in the relevant market and if performance exceeds the targets set total compensation should rise to an appropriate level. The Remuneration Committee aims to balance the entire compensation package so as to help the director attain, and encourage him to retain, a long-term interest in the share capital of the company.

SUMMARY OF REMUNERATION
The remuneration packages of executive directors consist of annual salary, health and car benefits, prolonged disability insurance, an annual cash bonus plan, pension contributions and participation in a performance-linked share plan described below and all-employee share schemes. Performance targets are established to achieve consistency with the interests of shareholders, with an appropriate balance between long- and short-term goals.

EXECUTIVE DIRECTORS' SALARIES
In setting annual salary levels the committee has been assisted by reports from independent professional consultants. It compares Reuters remuneration packages with those for jobs of similar type and seniority in relevant national and international companies. For the purpose of each year's comparison the committee has used large international companies from the Financial Times Stock Exchange 100 index (FTSE 100). The comparisons consider the relative size of each company in terms of sales, profits and number of employees, its market capitalisation, the complexity of its operations and the international spread of its business. It also considers, inter alia, the company's operating performance in the previous year and the UK inflation rate over the same period. During its deliberations the committee has had regard to salary levels in other countries where this is relevant for any non-UK director or senior manager.

EXECUTIVE DIRECTORS' BONUSES
The company sets annual bonus targets which are relevant to the objectives of the year. In 1997 the company did not succeed in meeting the targets set for the directors and no directors' bonuses were paid.

For 1998 the directors' bonuses depended on the extent to which three key targets were met. The targets were designed to align directors' interests with shareholders and covered first, the company's objectives for millennium compliance and euro conversion, second, the growth in operating profit at constant exchange rates and third, the growth in earnings per share. Many of the objectives were achieved in 1998, some in full and some partially and the resulting bonus awards for the executive directors are reported in the table opposite. Maximum bonus earnings were capped at 50% of salary for executive directors in 1998. Directors' bonuses amounted to 2.1% of total cash bonuses paid to all employees of the group.

EXECUTIVE DIRECTORS' SERVICE CONTRACTS
The service contracts of the executive directors are terminable by the company on two years' notice (except for Jean-Claude Marchand whose contract is terminable by the company on one year's notice). The committee considers these notice periods appropriate, having regard, amongst other things, to the length of the executive directors' service to the company, collectively and individually, and to the substantial knowledge gained thereby of the company and its business.

If an executive director's contract is terminated by the company, the benefits for which the company is liable may vary depending on his age and length of service. Any termination payment will not exceed twice his salary and benefits, plus retention of long-term incentive plan awards held for more than 18 months, entitlement under the rules of the share option plans and enhanced early retire-ment benefits under the company's pension plans. Jean-Claude Marchand's service contract is written under Swiss law. If the contract is terminated under normal circumstances, he will be entitled to two years salary plus all other benefits.

It is the Board's policy that executive directors, in the interests of their development to the benefit of Reuters, may serve as non-executive directors on the boards of other companies and may each, as a general rule, retain remuneration from such appointments.

REMUNERATION OF THE NON-EXECUTIVE DIRECTORS
The Chairman's remuneration comprises salary, life assurance, prolonged disability insurance and pension. These are amongst the matters discussed at an annual meeting of the Board to review the Chairmanship. Sir Christopher Hogg is not present at this meeting.

The remuneration of the other non-executive directors is determined by ordinary resolution of the shareholders in general meeting. At the 1998 annual general meeting the shareholders agreed to increase such remuneration from (pound)30,000 per annum to (pound)33,000 per annum with effect from 1 January 1998. No increase is being proposed for 1999. The Board has power to pay additional remuneration for services outside the scope of the ordinary duties of a non-executive director.


                                                                                 1998                                        1997
                                                      ---------------------------------------------------------------   ------------
                                                                    SALARY/FEES                                         REMUNERATION
                                                      SALARY/FEES      INCREASE       BONUS     BENEFITS        TOTAL          TOTAL
                                                       (POUND)000             %  (POUND)000   (POUND)000   (POUND)000     (POUND)000
------------------------------------------------------------------------------------------------------------------------------------
Chairman:
Sir Christopher Hogg                                          193          4.5%           -           10          203            195
------------------------------------------------------------------------------------------------------------------------------------
Non-executive directors:
R P Bauman                                                     42         40.0%           -            -           42             30
Sir John Craven (appointed 19 February 1997)                   33         10.0%           -            -           33             26
M P Green                                                      33         10.0%           -            -           33             30
P G Gyllenhammar (resigned 15 October 1997)                     -            -            -            -            -             25
R Mendoza (appointed 18 February 1998)                         29            -            -            -           29              -
R L Olver (appointed 1 December 1997)                          33         10.0%           -            -           33              3
C J F Sinclair                                                 43          7.5%           -            -           43             40
Sir David Walker                                               33         10.0%           -            -           33             30
------------------------------------------------------------------------------------------------------------------------------------
Total for non-executive directors (excluding Chairman)        246                         -            -          246            184
------------------------------------------------------------------------------------------------------------------------------------
Executive directors:
P Job, Chief Executive                                        522          4.5%         255           14          791            513
J-C Marchand 1                                                338          4.5%         173           19          530            347
J M C Parcell                                                 246          4.7%         120           11          377            246
R O Rowley                                                    324          4.5%         158           10          492            320
D G Ure                                                       340          4.6%         166           12          518            337
A-F H Villeneuve                                              340          4.6%         166           18          524            343
------------------------------------------------------------------------------------------------------------------------------------
Total for executive directors                               2,110                     1,038           84        3,232          2,106
------------------------------------------------------------------------------------------------------------------------------------
TOTAL EMOLUMENTS                                            2,549                     1,038           94        3,681          2,485
------------------------------------------------------------------------------------------------------------------------------------

1 A substantial part of Jean-Claude Marchand's remuneration is paid in Swiss francs and is converted to sterling at the year's average rate of SF2.42 to the (pound). The bonus is converted at the year end rate of SF2.29 to the (pound).


DIRECTORS' PENSION ARRANGEMENTS
Executive directors are entitled to a pension of two-thirds of basic salary on retirement from Reuters at the normal retirement age of 60. Post-retirement increases are expected to be in line with inflation (guaranteed up to the level of 5% and discretionary above that level).

In the event of death before retirement, a spouse's pension of four-ninths of the executive's basic salary is payable, together with a capital sum equal to four times the aggregate of basic salary and taxable health and car benefits and a refund with interest of the executive director's own contributions. On death in retirement, the executive director's spouse will receive a pension equal to two-thirds of that payable to the executive director. In addition, on death within the first five years of retirement, a lump sum is payable equal to the balance outstanding of the first five years' pension instalments.

Provision for the above benefits is made through the Reuters Pension Fund, a contributory plan, the Reuters Supplementary Pension Scheme, a non-contributory plan, and in the case of Jean-Claude Marchand, a Swiss pension plan, also a contributory plan. None of the executive directors has pension arrangements that are subject to the Inland Revenue earnings cap.

Pension contributions paid by the company in respect of the six executive directors participating in the plans are assessed according to long-term funding arrangements and are expressed as an average contribution rate, which for 1998 was 21.025%, of basic salaries.

Under an unfunded pension arrangement the Chairman is entitled to a pension of 2.5% of his annual fee times the number of years of service, from the date of his appointment as Chairman in May 1985 to the date his office terminates. In addition the Chairman has been admitted as a member of the Reuters Pension Fund for the purpose only of providing a fixed lump sum benefit of (pound)300,000 for his dependants in the event of his death in service.

Pensions benefits earned by directors are as follows:


                                     AT 31 DECEMBER 1998                                  ACCRUED PENSION ENTITLEMENT
                                     -------------------                              -------------------------------
                                                                   DIRECTORS'                                TOTAL AT
                                                                CONTRIBUTIONS            INCREASE         31 DECEMBER
                                                YEARS OF          DURING YEAR         DURING YEAR                1998
                                     AGE         SERVICE           (POUND)000          (POUND)000          (POUND)000
---------------------------------------------------------------------------------------------------------------------
Sir Christopher Hogg                  62              13                  -                   5                   66
P Job                                 57              34                 31                   3                  348
J-C Marchand                          52              27                 24                   8                  188
J M C Parcell                         52              29                 15                   6                  130
R O Rowley                            49              20                 19                   9                  131
D G Ure                               51              30                 20                   8                  170
A-F H Villeneuve                      54              31                 20                   9                  184
---------------------------------------------------------------------------------------------------------------------

The accrued pension entitlement shown is that which would be paid annually, commencing at normal retirement age, based on service to 31 December 1998. The increase in accrued pension during 1998 excludes any increase for inflation. Neither the contributions nor the accrued entitlement reflect any additional voluntary contributions made by the directors.

SHARE PLANS
Under the terms of the capital reorganisation which became effective on 18 February 1998 (see page 51), rights and options vesting under the former Reuters Holdings PLC plans entitle the holders to shares in Reuters Group PLC on a one-for-one basis.

Long-term incentive plan
Since 1993, Reuters has operated a long-term incentive plan under which annual awards of restricted shares or, commencing in 1995, rights exercisable for shares on a one-for-one basis (share rights), are made to executive directors and certain key executives. Vesting of the awards depends on performance in terms of total return to shareholders over a defined period. Awards vesting under the plan which covers the executive directors are not released until at least five years from the date of grant.

Under the terms of the plan the number of share rights awarded to each senior executive is determined by dividing each executive's annual salary by the average of the daily closing price of Reuters shares for the previous year. Commencing with the 1997 awards, the share rights granted in the UK (which include those granted to the executive directors) are at an exercise price equivalent to the market value of the underlying shares on the date of grant, and are linked with a cash bonus equal to such exercise price. The share rights and linked cash bonus vest and are exercisable only in tandem. No awards were made under the plan during 1998.

The table below shows the number of shares underlying awards to each executive director:


                                                                                              VALUE AT
                                       NO. OF AWARDS                                      31 DECEMBER 1998
                      ------------------------------------------------                 ----------------------

                                                                              GAINS                                DATE OF RELEASE
                      YEAR       AT 31   RELEASED    LAPSED       AT 31          ON                NON-VESTED       OR EXERCISABLE
                        OF    DECEMBER     DURING    DURING    DECEMBER     RELEASE       VESTED        RANGE            PERIOD IF
                     GRANT        1997       YEAR      YEAR        1998  (POUND)000   (POUND)000   (POUND)000       VESTING OCCURS
----------------------------------------------------------------------------------------------------------------------------------
P Job
Restricted shares     1993      77,920     77,920         -           -       464          -                -             Feb 1998
Restricted shares     1994      82,056          -         -      82,056         -        518                -             Feb 1999
Share rights          1995      66,092          -    49,569      16,523         -        104                -    Feb 2000-Dec 2001
Share rights          1996      61,218          -         -      61,218         -          -            0-386    Feb 2001-Dec 2002
Share rights          1997      68,812          -         -      68,812         -          -            0-434    Feb 2002-Dec 2003
----------------------------------------------------------------------------------------------------------------------------------
                               356,098     77,920    49,569     228,609       464        622
----------------------------------------------------------------------------------------------------------------------------------
J-C Marchand
Restricted shares     1993      41,216     41,216         -           -       245           -               -             Feb 1998
Restricted shares     1994      34,464          -         -      34,464         -         217               -             Feb 1999
Share rights          1995      27,681          -    20,760       6,921         -          44               -    Feb 2000-Dec 2001
Share rights          1996      38,805          -         -      38,805         -           -           0-245    Feb 2001-Dec 2002
Share rights          1997      48,994          -         -      48,994         -           -           0-309    Feb 2002-Dec 2003
----------------------------------------------------------------------------------------------------------------------------------
                               191,160     41,216    20,760     129,184       245         261
----------------------------------------------------------------------------------------------------------------------------------
J M C Parcell
Restricted shares     1993      36,064     36,064         -           -       215           -               -             Feb 1998
Restricted shares     1994      30,176          -         -      30,176         -         190               -             Feb 1999
Share rights          1995      25,737          -    19,302       6,435         -          41               -    Feb 2000-Dec 2001
Share rights          1996      25,207          -         -      25,207         -           -           0-159    Feb 2001-Dec 2002
Share rights          1997      32,342          -         -      32,342         -           -           0-204    Feb 2002-Dec 2003
----------------------------------------------------------------------------------------------------------------------------------
                               149,526     36,064    19,302      94,160       215         231
----------------------------------------------------------------------------------------------------------------------------------
R O Rowley
Restricted shares     1993      47,652     47,652         -           -       284           -               -             Feb 1998
Restricted shares     1994      51,284          -         -      51,284         -         324               -             Feb 1999
Share rights          1995      41,211          -    30,908      10,303         -          65               -    Feb 2000-Dec 2001
Share rights          1996      38,171          -         -      38,171         -           -           0-241    Feb 2001-Dec 2002
Share rights          1997      42,663          -         -      42,663         -           -           0-269    Feb 2002-Dec 2003
----------------------------------------------------------------------------------------------------------------------------------
                               220,981     47,652    30,908     142,421       284         389
----------------------------------------------------------------------------------------------------------------------------------
D G Ure
Restricted shares     1993      54,092     54,092         -           -       322           -               -             Feb 1998
Restricted shares     1994      55,388          -         -      55,388         -         349               -             Feb 1999
Share rights          1995      44,554          -    33,415      11,139         -          70               -    Feb 2000-Dec 2001
Share rights          1996      41,268          -         -      41,268         -           -           0-260    Feb 2001-Dec 2002
Share rights          1997      44,728          -         -      44,728         -           -           0-282    Feb 2002-Dec 2003
----------------------------------------------------------------------------------------------------------------------------------
                               240,030     54,092    33,415     152,523       322         419
----------------------------------------------------------------------------------------------------------------------------------
A-F H Villeneuve
Restricted shares     1993      54,092     54,092         -           -       322           -               -             Feb 1998
Restricted shares     1994      55,388          -         -      55,388         -         349               -             Feb 1999
Share rights          1995      44,554          -    33,415      11,139         -          70               -    Feb 2000-Dec 2001
Share rights          1996      41,268          -         -      41,268         -           -           0-260    Feb 2001-Dec 2002
Share rights          1997      44,728          -         -      44,728         -           -           0-282    Feb 2002-Dec 2003
----------------------------------------------------------------------------------------------------------------------------------
                               240,030     54,092    33,415     152,523       322         419
----------------------------------------------------------------------------------------------------------------------------------

The gains on release are calculated at the quarter up share price of 595.25p on the date of release used to determine each director's tax liability on that date. The value of the awards at 31 December 1998 has been based on the closing mid-market share price of Reuters ordinary shares of 631p per share from the Daily Official List for 30 December 1998.

Performance under the long-term incentive plan is measured over a three- to five-year period by comparing the total shareholder return (TSR) of Reuters with that of other companies comprising the FTSE 100 at the beginning of the period. Awards vest only after the expiration of this period. The TSR for each company is determined based on the internal rate of return from cash flows of an investor who bought a share at the beginning of the period, sold it at the end and received dividends and benefited from capital changes during the period. The average of the daily closing prices for the prior calendar year are used as the initial and ending share prices.

The companies comprising the comparator group are ranked according to each company's TSR for the measurement period with the company having the highest, or best, TSR ranked first. Reuters' position on the list determines the extent to which plan awards will vest. The preset vesting criteria for awards are shown in the table below together with the actual ranking for each award as at either the date of vesting or, if not yet vested, at 31 December 1998. Between the two vesting extremes awards vest on a graduated scale. Rankings can change materially during a measurement period.


                                PRESET VESTING CRITERIA
                            --------------------------------
DATE MEASUREMENT            RANKINGS FOR         RANKINGS FOR                RANKING AT           RANKING AT
PERIOD COMMENCED            100% VESTING         ZERO VESTING           DATE OF VESTING     31 DECEMBER 1998
-------------------------------------------------------------------------------------------------------------

1 January 1993                1 to 40             75 to 100                   18                    -
1 January 1994                1 to 40             75 to 100                    7                    -
1 January 1995                1 to 30             70 to 100                   60                    -
1 January 1996                1 to 25             75 to 100                    -                   79
1 January 1997                1 to 26             66 to 100                    -                   95
1 January 1998                1 to 26             66 to 100                    -                   84
-------------------------------------------------------------------------------------------------------------


Under the plan rules, if awards do not vest 100%, each participant is permitted either to let the lesser number of shares vest or to elect to extend the measurement period for the entire award for a fourth year without a change to the preset vesting criteria. A similar election may be made at the end of year four. The 1993 and 1994 awards of restricted shares vested 100% at the end of their initial three year vesting periods. The 1993 awards were released in February 1998 and the 1994 awards are due for release in February 1999. The 1995 awards vested 25% based on the 31 December 1997 ranking and the rights become exercisable in February 2000. The three year measurement period for the 1996 awards ended on 31 December 1998 with a zero vesting.

The obligations under the plan, and those of the performance-related share plan discussed below, will be met from shares held by Reuters employee share ownership trusts (ESOTs). The costs charged to profit for these plans are based on the cost of shares purchased by the ESOTs. In 1998 the charge for the long-term incentive plan amounted to (pound)1.3 million (1997 - (pound)1.9 million, 1996 - (pound)1.9 million).

Performance-related share plan
Reuters has another performance-related share plan for senior executives not participating in the long-term incentive plan. Under this plan, the performance-related share plan, awards have been made to up to 600 executives each year. The rules for vesting are substantially the same as those currently operating for the long-term incentive plan, except that prior to the 1998 award, share rights become exercisable immediately upon crystallisation at the end of three years. Accordingly, rights to 452,363 shares (25% of the total grant) relating to the 1995 award vested on 1 January 1998 and are exercisable through the end of 2001, when they expire. No rights vested on 1 January 1999 in relation to the 1996 award. Commencing with the 1998 award, the rules for this plan have been changed to permit participants to extend the measurement period for each award through to the end of year five.

Participants in the 1998 award received rights to a total of 1.9 million shares (1997 - 1.3 million, 1996 - 1.6 million) and the costs charged against 1998 profit amounted to (pound)1.0 million (1997 - (pound)1.7 million, 1996 - (pound)5.6 million). The 1998 charge is net of a credit of (pound)8.1 million relating to lapsed 1996 awards. Costs are based on the total cost of shares purchased by the ESOTs to match awards.

Subsidiaries' long-term plans
Certain subsidiaries in the group operate profit-sharing, deferred bonus, various share plans or earn-out arrangements which have generally evolved from acquisition negotiations. The most significant plans are those operated by TIBCO Finance Technology Inc. (TIBCO) and Instinet.

As part of the agreement to acquire TIBCO in 1994, stock appreciation rights plans for employees/former shareholders were negotiated to be paid on the basis of superior performance. In 1998, 78 TIBCO employees were paid (pound)3.6 million under these plans.

Following the creation, in late 1996, of a new subsidiary, TIBCO Software Inc., to market middleware products outside the finance industry, option plans have been established over TIBCO Software shares for both TIBCO and TIBCO Software employees. These options will be satisfied in part by issuing new TIBCO Software shares and in part through existing TIBCO Software shares owned by Reuters. As at 31 December 1998 options had been granted equivalent to approximately 30% of TIBCO Software on a fully diluted basis.

The Instinet plan began in 1993 and is a rolling four-year profit sharing plan now covering approximately 700 employees. During 1998, (pound)6.2 million was paid to 150 employees and a further (pound)14.6 million had been reserved as at 31 December 1998. Of the total sum reserved (pound)7.2 million relates to the 1995 plan and will be payable in early 1999.

Plan 2000
At the April 1998 extraordinary general meeting the shareholders approved a new, all-employee, option plan introduced to help retain and motivate staff worldwide at a time of unprecedented adjustments to be made for the euro and the Millennium. Under the terms of the plan a substantial majority of employees of the group became entitled to apply for a single award of options to acquire 2,000 shares, at the exercise price of 550p per share, exercisable in September 2001, and generally expiring in September 2005. At 31 December 1998 options to acquire a total of 25,738,000 shares had been granted to 12,869 employees, including the executive directors. In early 1999 further options will be granted to employees who joined Reuters after the initial qualification date and before 31 December 1998, but no further options will be awarded under this plan after 30 June 1999.

Save-as-you-earn (SAYE) and stock purchase plans
Employees are eligible to save a fixed sum each month and to use these funds to exercise options over Reuters shares. Generally, the exercise price is fixed at 20% below the market price at the start of the savings period.The maximum monthly savings is (pound)250 (or equivalent) and participants can choose between plans having either a five year or a three year savings period.

In the US, Reuters also offers an employee stock purchase plan in which employees can elect to participate in lieu of a SAYE plan. Under the employee stock purchase plan the monthly savings, plus 20% contributed by Reuters, are transferred to a designated broker for the purchase of ADSs for the accounts of the participants.

Executive options
At 31 December 1998 Reuters had vested but unexercised options relating to 1,183,830 shares outstanding to 125 employees under executive option plans. These plans have been replaced by the performance based plans described above.

Vested options on shares held by directors during 1998, including SAYE options, were all in respect of Reuters Group PLC and were as follows:


                                                   NO. OF OPTIONS
                                     --------------------------------------------
                                                                                                 NET VALUE
                                                              EXERCISED/                             AT 31
                                             AT      GRANTED     LAPSED       AT 31   EXERCISE    DECEMBER     DATE FROM
                          DATE OF    31 DECEMBER      DURING     DURING    DECEMBER      PRICE        1998         WHICH     EXPIRY
                            GRANT           1997        YEAR       YEAR        1998      PENCE  (POUND)000   EXERCISABLE       DATE
------------------------------------------------------------------------------------------------------------------------------------
Sir Christopher Hogg
SAYE                      Mar 1997        2,065            -          -       2,065      501.0          3      Apr 2002    Oct 2002
------------------------------------------------------------------------------------------------------------------------------------
                                          2,065            -          -       2,065                     3
------------------------------------------------------------------------------------------------------------------------------------
P Job
SAYE                      Mar 1997        2,065            -          -       2,065      501.0          3      Apr 2002    Oct 2002
                          Mar 1998            -        1,443          -       1,443      478.0          2      Apr 2003    Oct 2003
Plan 2000                Sept 1998            -        2,000          -       2,000      550.0          2     Sept 2001   Sept 2005
------------------------------------------------------------------------------------------------------------------------------------
                                          2,065        3,443          -       5,508                     7
------------------------------------------------------------------------------------------------------------------------------------
J-C Marchand
SAYE                     Sept 1996        1,721            -          -       1,721      601.2          1      Oct 2001    Apr 2002
                          Mar 1997        1,377            -          -       1,377      501.0          1      Apr 2002    Oct 2002
Plan 2000                Sept 1998            -        2,000          -       2,000      550.0          2     Sept 2001   Sept 2005
------------------------------------------------------------------------------------------------------------------------------------
                                          3,098        2,000          -       5,098                     4
------------------------------------------------------------------------------------------------------------------------------------
J M C Parcell
Executive                 Mar 1991       60,000            -    60,000            -      192.2          -      Mar 1994   Mar 1998
                          Aug 1992       40,000            -         -       40,000      253.5        151      Aug 1995   Aug 1999
SAYE                      Mar 1997        2,065            -         -        2,065      501.0          3      Apr 2002   Oct 2002
Plan 2000                Sept 1998            -        2,000         -        2,000      550.0          2     Sept 2001  Sept 2005
------------------------------------------------------------------------------------------------------------------------------------
                                        102,065        2,000    60,000       44,065                   156
------------------------------------------------------------------------------------------------------------------------------------
R O Rowley
SAYE                     Sept 1996          860           -        860            -      601.2          -      Oct 2001   Apr 2002
                          Mar 1997        2,065           -          -        2,065      501.0          3      Apr 2002   Oct 2002
                          Mar 1998            -        1,443         -        1,443      478.0          2      Apr 2003   Oct 2003
Plan 2000                Sept 1998            -        2,000         -        2,000      550.0          2     Sept 2001  Sept 2005
------------------------------------------------------------------------------------------------------------------------------------
                                          2,925        3,443       860        5,508                     7
------------------------------------------------------------------------------------------------------------------------------------
D G Ure
Plan 2000                Sept 1998            -        2,000         -        2,000      550.0          2     Sept 2001  Sept 2005
------------------------------------------------------------------------------------------------------------------------------------
                                              -        2,000         -        2,000                     2
------------------------------------------------------------------------------------------------------------------------------------
A-F H Villeneuve
SAYE                      Mar 1997        2,065            -         -        2,065      501.0          3      Apr 2002   Oct 2002
                          Mar 1998            -        1,443         -        1,443      478.0          2      Apr 2003   Oct 2003
Plan 2000                Sept 1998            -        2,000         -        2,000      550.0          2     Sept 2001  Sept 2005
------------------------------------------------------------------------------------------------------------------------------------
                                          2,065        3,443         -        5,508                     7
------------------------------------------------------------------------------------------------------------------------------------


The only gain made by directors on the exercise of share options during 1998 was (pound)251,850 made by John Parcell, who exercised certain executive options immediately prior to their expiry date. In 1997 the aggregate gain made by directors was (pound)163,134 and the gain made by Peter Job, the highest paid director, was (pound)15,341. Gains on the exercise of options are calculated as at the dates of exercise even though the directors may have retained their shares. The net value at 31 December 1998 is the difference between the day's closing mid market price of Reuters ordinary shares of 631p per share and the exercise price of the options. During 1998 the price for Reuters ordinary shares ranged between 412p and 770p.

The number of options outstanding under all option plans at 31 December 1998 related to 44,443,659 shares. The number of shares issued under share options granted over the 10 years to 31 December 1998, combined with the total options outstanding at 31 December 1998 relating to the same grants, was approximately 6.5% of issued share capital at that date. This compares with a maximum authorised level of 10%. Also at 31 December 1998 the ESOTs held 12,149,866 shares of Reuters Group PLC, approximately 0.9% of issued share capital. The authorised limit is 5%.

DIRECTORS' INTERESTS
The interests of directors in the issued share capital of group companies at 31 December 1998 were as follows:

                                 1998                     1997
                               -------         ---------------------------
                                               PROFORMA
                               REUTERS          REUTERS            REUTERS
                                 GROUP            GROUP           HOLDINGS
                                   PLC              PLC                PLC
---------------------------------------------------------------------------
R P Bauman                       8,666            8,666             10,000
Sir John Craven                  6,846           10,746             12,400
M P Green                        6,933            6,933              8,000
Sir Christopher Hogg            26,693           26,693             30,800
P Job                          158,411          111,438            128,584
J-C Marchand                    44,159            2,943              3,396
J M C Parcell                   81,638                -                  -
R O Rowley                     151,691          122,957            141,876
C J F Sinclair                  10,062           10,062             11,611
D G Ure                        344,099          311,644            359,590
A-F H Villeneuve               135,839          103,223            119,106
Sir David Walker                 2,600            2,600              3,000
---------------------------------------------------------------------------
                               977,637          717,905            828,363
---------------------------------------------------------------------------

The 1997 proforma Reuters Group PLC column indicates the directors' interests in shares of Reuters Holdings PLC at 31 December 1997 adjusted for the effect of the subsequent capital reorganisation.

Directors were the beneficial holders of all shares listed, except certain shares held by, or in trust for the benefit of, family members. These were Peter Job 483 shares (1997 - 404); Rob Rowley 4,606 shares (1997 - 4,606) and Andre Villeneuve 120,687 shares (1997 - 88,147). (The 1997 numbers have been adjusted for the effect of the reorganisation).

There have been no movements in the interests of directors in the share capital of group companies since 31 December 1998.

None of the directors has notified the company of an interest in any other shares, transactions or arrangements which require disclosure.

DIRECTORS RETIRING AND STANDING FOR RE-ELECTION
As mentioned in the report of the directors, Michael Green has decided not to stand for re-election at the 1999 annual general meeting.

Directors proposed for re-election at the forthcoming annual general meeting are Sir Christopher Hogg, Rob Rowley and Charles Sinclair. As an executive director, Rob Rowley has a service contract terminable by the company on two years' notice. As non-executive directors, Sir Christopher Hogg and Charles Sinclair do not have service contracts.

On behalf of the Board

-- ((signature))--
Sir Christopher Hogg
Chairman
12 February 1999

AUDIT COMMITTEE

The members of the Audit Committee are Charles Sinclair (Chairman), Bob Bauman, Sir John Craven, Sir Christopher Hogg, Roberto Mendoza, Dick Olver and Sir David Walker. The Finance Director and the Deputy Finance Director attend its meetings. All executive directors are invited to attend. The Audit Committee meets regularly twice a year, with further meetings as required.

The Audit Committee reviews the half year and annual financial results before they are approved by the Board. In doing so it focuses on any changes in accounting practice, major areas of judgement, the going concern assumption and compliance with accounting principles and regulatory requirements, and it ensures that the annual report presents a balanced and understandable assessment of the company's financial position and prospects.

The Committee may examine whatever aspects it deems appropriate of the group's financial affairs, its internal and external audits and its exposure to risks of a regulatory or legal nature. It keeps under review the effectiveness of Reuters system of accounting and internal financial controls, for which the directors are responsible (see page 33).

The Audit Committee reviews the plans and findings of the internal and external auditors with them each year. The auditors have unrestricted access to the Audit Committee. The Audit Committee recommends the appointment of the company's external auditors.

STATEMENT OF DIRECTORS' RESPONSIBILITIES

Reuters directors are required by UK company law to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and group as at the end of the financial year, and of the profit and cashflows of the group for the period. Reuters is also required to prepare financial statements in accordance with the requirements of the SEC.

Reuters has complied with both UK and US disclosure requirements in this report in order to present a consistent picture to all shareholders. In preparing the financial statements, applicable accounting standards have been followed, suitable accounting policies have been used and applied consistently and reasonable and prudent judgements and estimates have been made.

The directors have reviewed the group's budget and cashflow forecast for the year to 31 December 1999 and outline projections for the subsequent year in the light of the sound financial position and borrowing facilities at 31 December 1998. On the basis of this review the directors are satisfied that Reuters is a going concern and have continued to adopt the going concern basis in preparing the financial statements.

The Board has decided that until the working party convened by the Institute of Chartered Accountants in England and Wales has produced guidance on the scope, extent, nature and review of internal control to which the Combined Code refers, the Board will report on internal financial control pursuant to the guidance for directors on internal control and financial reporting that was issued by the Rutteman Working Group in December 1994.

The directors acknowledge their responsibility for the group's system of internal financial control and confirm that they have reviewed its effectiveness. They consider that it is appropriately designed to provide reasonable but not absolute assurance that assets are safeguarded against material loss or unauthorised use and that transactions are properly authorised and recorded. The concept of reasonable assurance recognises that the cost of a control procedure should not exceed the expected benefits. The control system includes written accounting and control policies and procedures, clearly drawn lines of accountability and delegation of authority and comprehensive financial reporting and analysis against approved budgets. In a growing group of the size, complexity and geographical diversity of Reuters it should be expected that breakdowns in established control procedures may occur. During 1998 the directors were not aware of any such breakdowns which resulted in a material loss.

The group monitors its internal financial control system through management reviews, detailed representation letters on compliance signed by the Chief Executive and Chief Financial Officer of each significant business unit and a programme of internal audits. The group's external auditors, PricewaterhouseCoopers, have audited the financial statements and have reviewed the work of the internal auditors and the internal financial control systems to the extent they considered necessary to support their audit report. The Audit Committee has met the internal auditors and PricewaterhouseCoopers to discuss the results of their work. Further information on the group's monitoring processes is set out in the report of the directors on pages 18-19.

By order of the Board

--((signature))--
Stephen Mitchell,
Company Secretary
12 February 1999

AUDITORS' REPORT TO THE MEMBERS OF REUTERS GROUP PLC

AUDIT REPORT
We have audited the financial statements on pages 50-78 incorporating pages 24-31 which have been prepared under the historical cost convention and the accounting policies set out on pages 77-78 and the summary of differences between UK and US Generally Accepted Accounting Principles on pages 79-81.

Respective responsibilities of directors and auditors
The directors are responsible for preparing the annual report including, as described on page 33, the financial statements. Our responsibilities, as independent auditors, are established by statute, the Auditing Practices Board, the Listing Rules of the London Stock Exchange and our profession's ethical guidance.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law or the Listing Rules regarding directors' remuneration and transactions is not disclosed.

We read the other information contained in the annual report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements.

We review whether the statement on page 18 reflects the company's compliance with those provisions of the Combined Code specified for our review by the London Stock Exchange and we report if it does not. We are not required to form an opinion on the effectiveness of the group's corporate governance procedures or its internal controls.

Basis of opinion
We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board and with Auditing Standards generally accepted in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

United Kingdom opinion
In our opinion the financial statements give a true and fair view of the state of affairs of the company and the group as at 31 December 1998 and of the profit and cash flows of the group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

United States opinion
In our opinion, the financial statements present fairly, in all material respects, the financial position of the group at 31 December 1998, 1997 and 1996 and the results of its operations and cash flows for each of the three years in the period ended 31 December 1998 all expressed in pounds sterling in conformity with accounting principles generally accepted in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income for each of the three years in the period ended 31 December 1998 and consolidated shareholders' equity all expressed in pounds sterling at 31 December 1998, 1997 and 1996 as shown in the summary of differences between UK and US generally accepted accounting principles set out on pages 79-81.

 -- ((signature)) --
PricewaterhouseCoopers
Chartered Accountants
and Registered Auditors
London
12 February 1999
-- ((logo)) --

OPERATING AND FINANCIAL REVIEW

The following review has been prepared in accordance with both the recommendations of the UK Accounting Standards Board in their statement entitled 'Operating and Financial Review', and the US requirement for a Management's Discussion and Analysis of Financial Condition and Results of Operations.

Under US law all statements other than statements of historical fact included in this review are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain important factors that could cause actual results to differ materially from those discussed in such forward-looking statements are described under "Cautionary Statements" as well as elsewhere in this review. All written and oral forward-looking statements made on or after the date hereof and attributable to Reuters are expressly qualified in their entirety by such Cautionary Statements.

FINANCIAL SUMMARY
Revenue increased 5% to (pound)3,032 million in 1998. Excluding the impact of currency movements, revenue grew 9%, in line with growth at comparable rates in 1997.

Fourth quarter revenue grew 8% at actual rates, and 9% at comparable exchange rates.

Operating profit, which includes the amortisation of goodwill, grew 2% to (pound)550 million at actual exchange rates and 14% at comparable rates. This compares with an 8% decline at actual rates in 1997 which principally reflected the impact of currency, and 8% growth at comparable rates. Operating margin in 1998 was 18.2%, compared to 18.8% in 1997. However, excluding the impact of currency movements, operating margin improved by 0.9%.

External costs related to the Millennium and Euro Programmes increased to (pound)37 million in 1998, compared with (pound)11 million in 1997. Further details of these programmes are disclosed on pages 45-47.

Goodwill amortisation remained constant at (pound)51 million. Of this, (pound)5 million related to investments in associates during the year which was charged against the group's share of associates' profits.

Earnings before interest, tax, depreciation and amortisation (EBITDA) grew 2% at actual rates to (pound)927 million, and 10% at comparable rates compared with 8% in 1997.

The sale of a number of investments in high technology companies held in the Reuters Greenhouse Fund resulted in an exceptional profit of (pound)26 million in 1998.

Net interest receivable was (pound)2 million compared with (pound)80 million in 1997 reflecting ten months' worth of net borrowings in 1998 following the return of (pound)1.5 billion to shareholders in February. Net interest income in the first half of 1998 was (pound)11 million, offset in part by a net interest charge of (pound)9 million in the second half of the year. Net debt at the end of 1998 was (pound)3 million.

Profit before tax of (pound)580 million was down 7% at actual exchange rates but up 2% at comparable exchange rates, despite the fall in interest income.

The effective rate of tax for 1998 was 33.8% compared with 37.7% in 1997. Excluding goodwill amortisation and costs charged in 1997 relating to the return of capital to shareholders, the effective tax rate for both years was unchanged.

(BEGINNING OF SIDEBAR)

REVENUE AT ACTUAL AND COMPARABLE RATES
% CHANGE
                     1998      1997      1996
----------------------------------------------
Actual                 5%      (1)%        8%
Comparable             9%        9%        8%


OPERATING PROFIT AT ACTUAL AND COMPARABLE RATES
% CHANGE
                     1998      1997      1996
----------------------------------------------
Actual                 2%      (8)%       16%
Comparable            14%        8%        7%

(END OF SIDEBAR)

(BEGINNING OF SIDEBAR)

EARNINGS AND DIVIDENDS PER SHARE
% CHANGE
                               1998      1997      1996
-------------------------------------------------------
Earnings per share growth       11%      (12)%      18%
Dividends per share growth      11%        11%      20%


1998 REVENUE BY TYPE
-------------------------------------------------------
Recurring                       72%
Usage                           20%
Outright Sales                   8%

(END OF SIDEBAR)

Earnings per share increased 11% in 1998 to 26.7p from 24.0p in 1997. 1997 earnings per share fell 12% from 27.3p in 1996, principally reflecting the decline in operating profit due to currency and once-off tax costs related to the return of capital to shareholders.

The final dividend per share has been increased by 11% to 11.0p resulting in a total dividend for the year of 14.4p, also up 11% on 1997. Dividend cover decreased to 1.9 in 1998 from 2.1 in 1997.

Investment in the business continued with (pound)296 million spent on capital expenditure, (pound)200 million on development and (pound)157 million on acquisitions and investments.

Free cash flow increased 9% to (pound)490 million. Free cash flow per share was 34.1p, up 23% from 27.7p in 1997, reflecting the lower number of shares in issue following the capital reorganisation.

Operating profit in the second half of 1998 at (pound)272 million decreased by (pound)6 million compared with the first half of the year.

Phasing of costs associated with the Millennium Programme, new initiatives following the acquisition of Lipper Analytical Services Inc. and Liberty SA, new investment at Instinet and costs in connection with the reorganisation of the company offset the impact of stronger revenue growth in the second half of the year. Costs associated with these initiatives and investments will continue through 1999. Benefits from the reorganisation are expected to flow through in the second half of the year.

Sterling remained strong during the first three quarters but weakened in the fourth quarter. The sterling trade weighted index was 99.7 at the end of 1998 compared to 104.4 at the end of 1997. If 1998 year end exchange rates had prevailed throughout 1998, (pound)31 million would have been added to operating profit before currency hedging.

Currency hedging gains were (pound)45 million for the full year compared to (pound)56 million in 1997. At the end of 1998, the currency hedging book had an unrealised loss of (pound)3 million in respect of 1999.

Revenue growth in the fourth quarter was 9% at comparable exchange rates. Instinet grew 19% at underlying rates helped by record volumes in the US market and very strong growth outside the US. Other transaction products revenue decreased 2%, reflecting a small decline in the number of accesses to our foreign exchange dealing services. Revenue from information products grew 9% in the quarter. Outright revenue was up 17%, helped by good sales of Risk Management and TIBCO products.

Price increases taking effect in January 1999 will be offset by a decline in new orders for subscription products in the last quarter of 1998, as clients reacted to the sudden emerging markets crisis at the onset of autumn. The sale of Information Management Systems and Risk Management products was not affected but our business in Russia suffered a sharp though not unexpected setback. Demand in Asia continues to be weak but this is offset by an encouraging performance in Japan, where we are making progress in penetrating domestic markets. We continue to make steady progress in rolling out the 3000 product line and the Reuters Plus domestic equities product in the United States. The disposal of Reuters Health Information practice management systems and Reuters Voice Systems will have some impact on revenue growth this year.

REVENUE BY TYPE

                             Year to 31 December
                           ------------------------
((pound)m)                 1998      1997      1996
---------------------------------------------------
Recurring                 2,170     2,147     2,232
Usage                       621       511       478
Outright sales              241       224       204
---------------------------------------------------
Total                     3,032     2,882     2,914

Recurring revenue, which is principally derived from the sale of subscription services, represented 72% of group revenue in 1998, compared with 74% in 1997. Usage-based revenue, principally derived from Instinet and Dealing 2000-2, represented 20% of total revenue compared to 18% in 1997. Outright revenue, which comprises once-off sales of information management systems and risk management software, represented 8% of group revenue in both 1997 and 1998.

REVENUE BY PRODUCT

                             Year to 31 December
                           ------------------------
((pound)m)                 1998      1997      1996
---------------------------------------------------
Financial information     1,949     1,852     1,892
Transaction                 882       828       813
Media/Professional          201       202       209
---------------------------------------------------
Total                     3,032     2,882     2,914

The proportion of revenue derived from each product group was at similar levels in each of the last three years.

FINANCIAL INFORMATION PRODUCTS

REVENUE

                             Year to 31 December
                           ------------------------
((pound)m)                 1998      1997      1996
---------------------------------------------------


Europe, Middle
East and Africa           1,164     1,087     1,145
Asia/Pacific                342       359       365
The Americas                343       324       322
TIBCO                       100        82        60
---------------------------------------------------
Total                     1,949     1,852     1,892
% change
 actual                      5%      (2%)
comparable                   9%       8%

Financial information products revenue grew 5% at actual rates and 9% at comparable rates. This reflects growth in both recurring and outright revenue.

1998 revenue included (pound)7 million of revenue related to the acquisitions of Lipper Analytical Services Inc. and Liberty SA during the year, and (pound)15 million of revenue related to Reuters Voice Systems which was sold in December 1998.

RECURRING REVENUE

                              Year to 31 December
                            -------------------------
                            1998      1997       1996
-----------------------------------------------------
REVENUE ((pound)m)         1,716     1,640      1,703
% change
actual                        5%      (4%)
comparable                    9%        7%
-----------------------------------------------------
ACCESSES (000s)
3000 products                 48        28          1
Off-trading floor products    87        49         21
Other products               310       309        299
-----------------------------------------------------
Total                        445       386        321
-----------------------------------------------------
REVENUE PER
ACCESS ((pound)000)          4.1       4.7        5.6
% change
actual                      (11%)    (16%)
comparable                   (8%)     (7%)

Accesses grew 15% year on year to 445,000 at 31 December 1998. This compares to growth of 20% in 1997. Installed 3000 accesses increased from 28,000 at the end of 1997 to 48,000 at the end of 1998. Approximately 30% of all 3000 installations relate to new users, of which nearly 7,000 were installed during 1998. New products aimed at the Japanese and US domestic markets were introduced during the year.

There were 87,000 installed off-trading floor accesses at 31 December 1998. These products are aimed at users of financial information outside the dealing room. Web-based products accounted for most of the growth and represented approximately 50,000 of the installed base at the end of the year.

Revenue per access at comparable rates continued to fall, as the proportion of lower priced off-trading floor products increased. Excluding these accesses, the

(BEGINNING OF SIDEBAR)

FINANCIAL INFORMATION PRODUCTS deliver real-time and historical news and financial data to customers within the financial markets and provide the software tools to analyse data. Reuters main offerings are the series 2000 and 3000 product lines.

Information management systems offer customers the means to integrate and analyse data from a variety of sources for financial trading rooms. Risk management, order handling products and customised solutions from TIBCO offer customers the means of managing their own information flows and exposure to risk.

1998 REVENUE BY PRODUCT
-----------------------------------
Transactions                    29%
Media/Professional               7%
Financial Information           64%
-----------------------------------

FINANCIAL INFORMATION PRODUCTS (pound)m

                     1998      1997      1996
---------------------------------------------
Recurring revenue   1,716     1,640     1,703
Outright revenue      233       212       189
---------------------------------------------
                    1,949     1,852     1,892
---------------------------------------------
(END OF SIDEBAR)

(BEGINNING OF SIDEBAR)

TRANSACTION PRODUCTS principally comprise Dealing 2000-1, Dealing 2000-2 and Instinet. Dealing 2000 products enable foreign exchange professionals to converse electronically with chosen trading partners using Reuters Dealing 2000-1 or the Dealing 2000-2 automated matching system. Instinet provides agency brokerage services in global equities to securities industry professionals in more than 26 countries.


TRANSACTION PRODUCTS (pound)m

                     1998      1997      1996
---------------------------------------------
Instinet              436       445       467
Dealing               446       383       346
---------------------------------------------
                      882       828       813
---------------------------------------------

MEDIA PRODUCTS comprise textual news, television services, pictures and graphics for republication by media customers and also the repackaging and sale of content for online services.

PROFESSIONAL PRODUCTS provide a range of near real-time and historical financial information news products and related technology to the corporate and professional markets. Reuters Business Briefing provides access to 10 years' business information from one of the world's most comprehensive databases.

MEDIA AND PROFESSIONAL PRODUCTS (pound)m

                     1998      1997      1996
---------------------------------------------
Media                 127       138       155
Professional           74        64        54
---------------------------------------------
                      201       202       209
---------------------------------------------

(END OF SIDEBAR)

revenue per access at comparable exchange rates was stable.

Selective price rises taking effect in January 1999 will increase 1999 recurring revenue by approximately 1%.

OUTRIGHT REVENUE

                             Year to 31 December
                           -------------------------
                           1998      1997       1996
----------------------------------------------------
REVENUE ((pound)m)          233       212       189
% change
actual                      10%       12%
comparable                  13%       22%

Revenue growth at comparable rates in 1998 reflected strong demand for risk management products, particularly in Europe, and information management systems from TIBCO.

TRANSACTION PRODUCTS

REVENUE

                             Year to 31 December
                           -------------------------
(pound)m                   1998      1997       1996
----------------------------------------------------
Europe, Middle
East and Africa             266        266       286
Asia/Pacific                 97        107       108
The Americas                 73         72        73
Instinet                    446        383       346
----------------------------------------------------
Total                       882        828       813
% change
actual                       6%         2%
comparable                   9%        10%
ACCESSES (000s)
Dealing                      24         25        24
Instinet                     16         13         9
----------------------------------------------------
Total                        40         38        33
----------------------------------------------------
REVENUE PER
ACCESS ((pound)000)        22.5       23.4      25.5
% change
actual                     (3%)       (8%)
comparable                   -        (1%)

Revenue growth of 9% at comparable rates included growth of 18% at Instinet, discussed further on page 39, and slower growth of 2% from Dealing products.

Revenue per access at comparable rates was stable.


MEDIA AND PROFESSIONAL PRODUCTS
REVENUE

                             Year to 31 December
                           -------------------------
(pound)m                   1998      1997       1996
----------------------------------------------------
Europe, Middle
East and Africa             136        131       133
Asia/Pacific                 27         30        31
The Americas                 38         41        45
Total                       201        202       209
% change
actual                     (1%)       (3%)
comparable                   1%         3%


MEDIA PRODUCTS

                             Year to 31 December
                           -------------------------
                           1998      1997       1996
----------------------------------------------------
REVENUE ((pound)m)          127       138        155
% change
actual                     (8%)     (11%)
comparable                 (6%)      (4%)

Media revenue fell 6% at comparable exchange rates, reflecting the full year impact of the disposal of the satellite services business in 1997 and fewer TV location specials.


PROFESSIONAL PRODUCTS

                             Year to 31 December
                           -------------------------
                           1998      1997       1996
----------------------------------------------------
REVENUE ((pound)m)           74        64         54
% change
actual                      14%       19%
comparable                  16%       25%

Strong growth from professional products reflected the continued success of the Reuters Business Briefing product range. Password accesses to Reuters Business Briefing increased by nearly 20% to 13,100 at the year end and revenues increased over 30% at comparable rates.

Included with professional products revenue was (pound)19 million related to Reuters Health Information practice management systems which was sold in December 1998.

SEGMENTAL ANALYSIS OF REVENUE AND CONTRIBUTION
EUROPE, MIDDLE EAST & AFRICA

                             Year to 31 December
                           -------------------------
                           1998      1997       1996
----------------------------------------------------
REVENUE ((pound)m)        1,566     1,484      1,564
% change
actual                        6%      (5%)
comparable                    8%       6%
----------------------------------------------------
CONTRIBUTION ((pound)m)     538       498        588
% change
actual                        8%     (15%)
comparable                   13%       2%
----------------------------------------------------
Actual operating margin      34%      34%

Revenue growth at comparable rates in the more mature European markets was in the range of 5%-10%, with 7% growth in the UK and Ireland and 6% growth in Germany.

Revenue from the emerging markets in central and eastern Europe continued to grow strongly, up 13% at comparable rates, despite the deteriorating economic environment in Russia.

Contribution growth at comparable rates of 13%, ahead of revenue growth of 8%, reflected the impact of tight cost control across the region.

ASIA/PACIFIC

                             Year to 31 December
                           -------------------------
                           1998      1997       1996
----------------------------------------------------
REVENUE ((pound)m)          466       496        504
% change
actual                       (6%)     (2%)
comparable                    3%       9%
----------------------------------------------------
CONTRIBUTION ((pound)m)     177       184        193
% change
actual                       (4%)      (5%)
comparable                    7%        9%
-----------------------------------------------------
Actual operating margin      38%       37%

Revenue growth at comparable rates of 3% was depressed by the impact of the Asian financial crisis on the region's economy. Revenue growth in Japan was 8% at comparable rates.

Tight cost control resulted in contribution growth of 7% at comparable rates despite the low level of revenue growth.

THE AMERICAS

                             Year to 31 December
                           -------------------------
                           1998      1997       1996
----------------------------------------------------
REVENUE ((pound)m)          454       437        440
% change
actual                       4%      (1%)
comparable                   5%       6%
----------------------------------------------------
CONTRIBUTION ((pound)m)      25       37          26
% change
actual                     (33%)      45%
comparable                 (36%)      76%

----------------------------------------------------
Actual operating margin      5%        8%

Revenue from the Americas, which excludes Instinet and TIBCO, grew 4% at actual rates and 5% at comparable rates in 1998.

North American revenue grew 5% at comparable rates reflecting continuing demand for information products. Revenue grew 11% at comparable rates in Latin America.

The decline in contribution reflected development and infrastructure costs to support new domestic products.







INSTINET

                             Year to 31 December
                           -------------------------
                           1998      1997       1996
----------------------------------------------------
REVENUE ((pound)m)          446       383        346
% change
actual                       16%       11%
comparable                   18%       17%
----------------------------------------------------
Contribution ((pound)m)     155       149        135
% change
actual                        3%       11%
comparable                    6%       18%
----------------------------------------------------
Actual operating margin      35%       39%

Instinet's 1998 revenue growth of 18% at comparable rates reflected growth in the second half of the year of 23%, compared to 13% in the first half, as a result of higher levels of activity.

At comparable rates, Instinet revenues in the US grew 10% compared with 15% growth

(BEGINNING OF SIDEBAR)

EUROPE, MIDDLE EAST AND AFRICA
(pound)m
                       1998      1997       1996
------------------------------------------------
Revenue               1,566     1,484      1,564
Contribution            538       498        588
------------------------------------------------

ASIA/PACIFIC
(pound)m
                       1998      1997       1996
------------------------------------------------
Revenue                 466       496        504
Contribution            177       184        193
------------------------------------------------

THE AMERICAS
(pound)m
                       1998      1997       1996
------------------------------------------------
Revenue                 454       437        440
Contribution             25        37         26
------------------------------------------------

(END OF SIDEBAR)

(BEGINNING OF SIDEBAR)

INSTINET
(pound)m
                       1998      1997      1996
-----------------------------------------------
Revenue                 446       383       346
Contribution            155       149       135
-----------------------------------------------

TIBCO
(pound)m
                       1998      1997      1996
-----------------------------------------------
Revenue                 100        82        60
Contribution             13        15        12
-----------------------------------------------

(END OF SIDEBAR)

in 1997. Revenue growth in the second half of the year was 17% compared with 3% in the first half of 1998.

Revenue growth from activities outside the US was 70%. Revenues from this segment now represent nearly 20% of total Instinet revenues. Growth was driven principally by increased trading in European equities.

The lower level of contribution growth compared to revenue growth resulted in a decline in margin to 35% from 39% in 1997. This reflected additional costs associated with capacity requirements and product development during 1998.

For information concerning certain rules that could affect Instinet's business see Cautionary Statements: 'SEC rules on ECN usage', 'SEC rules for Alternative Trading Systems', and 'NASD initiatives' on pages 48-49.

TIBCO

                             Year to 31 December
                           -------------------------
                           1998      1997       1996
----------------------------------------------------
REVENUE ((pound)m)          100        82         60
% change
actual                       23%       37%
comparable                   24%       45%
----------------------------------------------------
CONTRIBUTION ((pound)m)      13        15         12
% change
actual                      (13%)       23%
comparable                  (14%)       30%
----------------------------------------------------
Actual operating margin      13%       18%

TIBCO comprises two units, TIBCO Finance Technology, which focuses on the finance sector and TIBCO Software, which pursues opportunities outside the finance sector. Minority shareholdings in TIBCO Software are held by Cisco Systems Inc and Mayfield Venture Capital.

Revenue continued to grow at double digit levels in both businesses. However, overall operating margin and profit overall declined due to continuing investment in product development and increased sales support costs.

EMERGING MARKETS
Revenue from emerging markets (eastern Europe, Latin America, South East and East Asia, excluding Hong Kong and Singapore) grew 1% to (pound)275 million in 1998 or 6% at comparable rates, compared with 15% growth at comparable rates in 1997.

Revenues in the CIS grew 2% at comparable rates although this does not fully reflect the impact of client cancellations in the last quarter of 1998.

The decline in revenue growth in Asia reflected increased levels of client cancellations during 1997 and 1998. The group's revenues from Malaysia, Thailand and Indonesia, the three Asian markets with the greatest economic difficulties in 1998, totalled less than 1.5% of group revenue.

CENTRAL COSTS
Central costs which comprise corporate costs and central development, marketing and technical operations grew 1% in 1998 at actual exchange rates to (pound)351 million.

Development expenditure, which excluded costs associated with the Millennium Programme, fell 15% to (pound)200 million in 1998, and represented approximately 7% of group revenue. In 1997 development expenditure increased 17% to (pound)235 million.

OPERATING PROFIT
Operating profit grew 2% at actual rates and 14% at comparable rates. Operating profit of (pound)272 million in the second half of 1998 decreased by (pound)6 million, compared with the first half of the year.

TOTAL COSTS
Total costs grew 8% in 1998 at comparable exchange rates, compared with revenue growth of 9%. In 1997 both revenue and costs grew by 9%.

COSTS BY TYPE


                                                         Year to 31 December
                                                     --------------------------
(pound)m                                             1998      1997       1996
-------------------------------------------------------------------------------
Staff                                                928       835        856
Services                                             586       585        539
Depreciation                                         331       312        283
Data                                                 242       207        195
Communications                                       207       201        202
Space                                                129       142        150
Cost of sales and other                               52        64         59
Goodwill amortisation                                 46        51         49
Currency hedging activities - net gain              (45)      (56)        (5)
Foreign currency translation - net loss/(gain)         6         -        (6)
-------------------------------------------------------------------------------
Total                                              2,482     2,341      2,322
-------------------------------------------------------------------------------
% change
actual                                                6%        1%
comparable                                            8%        9%



                                                         Year to 31 December
                                                      -------------------------
Staff                                                1998      1997       1996
-------------------------------------------------------------------------------
COST ((pound)m)                                       928       835        856
% change
actual                                                 11%       (2%)
comparable                                             14%        5%

Total staff costs increased 14% at comparable rates, reflecting growth in staff numbers, the impact of inflationary increases, and costs related to the company reorganisation.

Total staff numbers grew by 5% in the year to 16,938 at 31 December 1998. Approximately half of this growth related to Instinet and TIBCO. The net effect of acquisitions and disposals was not material. In 1997, staff numbers grew 4% to 16,119.


                                                         Year to 31 December
                                                      -------------------------
Services                                             1998      1997       1996
-------------------------------------------------------------------------------
COST ((pound)m)                                       586       585        539
% change
actual                                                  -         9%
comparable                                              2%       17%

Cost containment initiatives continued to restrict services spending, although there was an increase in consultancy and contractor costs to support the millennium and euro projects.


                                                         Year to 31 December
                                                      -------------------------
Depreciation                                         1998      1997       1996
-------------------------------------------------------------------------------
COST ((pound)m)                                       331       312        283
% change
actual                                                  6%       10%
comparable                                              7%       11%

The depreciation charge grew at a slower rate in 1998 reflecting a reduction in the level of capital expenditure.





















                                                         Year to 31 December
                                                     --------------------------
Data                                                 1998      1997       1996
-------------------------------------------------------------------------------
COST ((pound)m)                                       242       207        195
% change
actual                                                 17%        6%
comparable                                             20%       12%

Growth in data costs was principally due to the continuing increase in recoverable exchange fees on equity products and increased demands for specialist data.


                                                         Year to 31 December
                                                      -------------------------
Communications                                        1998      1997       1996
-------------------------------------------------------------------------------
COST ((pound)m)                                        207       201        202
% change
actual                                                   3%        -
comparable                                               7%        7%

Volumes of data delivered over Reuters products continued to increase. The associated increase in costs was partially offset by savings from the sale of the satellite services business in 1997 and tariff reductions. The most significant growth was in local distribution costs, which are largely recoverable from clients.


                                                         Year to 31 December
                                                      -------------------------
Space                                                 1998      1997       1996
-------------------------------------------------------------------------------
COST ((pound)m)                                        129       142       150
% change
actual                                                  (9%)      (6%)
comparable                                              (7%)       1%

No significant expansion or refurbishment costs were incurred in 1998.

GOODWILL
The total goodwill amortisation charge of (pound)51 million was unchanged compared with 1997. Of the 1998 charge, (pound)5 million related to associated undertakings and

(BEGINNING OF SIDEBAR)

TOTAL 1998 GROWTH IN REVENUE, COSTS AND OPERATING PROFIT

                      Growth at         Growth at
                      Actual Rates      Comparable Rates
--------------------------------------------------------
Revenue                   5%                 9%
Costs                     6%                 8%
Operating Profit          2%                14%
--------------------------------------------------------

TOTAL 1998 COSTS BY TYPE
--------------------------------
Depreciation                 13%
Data                         10%
Space                         5%
Services                     24%
Staff                        37%
Communications                8%
Other                         3%
--------------------------------

(END OF SIDEBAR)

(BEGINNING OF SIDEBAR)

REUTERS TSR RANKING IN FTSE 100

               Completed    Ongoing
               Periods      Periods
-----------------------------------
94-96             7
95-97            60
96-98            79
97-98                         95
98                            84
-----------------------------------

(END OF SIDEBAR)

was charged against the group's share of income from associates.

COSTS BY FUNCTION
Selling, marketing and administrative expenses increased 8% at actual rates in 1998 to (pound)714 million compared with a 2% decline in 1997.

Production and communication costs grew 6% at actual rates in 1998 to (pound)1,722 million compared with growth of 2% in 1997.

INCOME FROM FIXED ASSET INVESTMENTS AND ASSOCIATES
During 1998, a number of investments in high technology companies, held within the Reuters Greenhouse Fund, were sold resulting in an exceptional profit of (pound)26 million. The sales related principally to investments in Yahoo!, Infoseek and Sportsline.

Income of (pound)3 million from fixed asset investments comprised distributions from a US venture capital fund specialising in high technology companies.

The group's shares of losses from associates of (pound)1 million in 1998 included Reuters share of the profit of Independent Television News (ITN) less goodwill amortisation of (pound)5 million related to investments in associates in the second half of 1998.

SHAREHOLDER VALUE
Reuters aims to grow its value and outperform its peers. Reuters believes that its mix of assets, some of which are unique to the company, will help it to meet this aim. These assets, some of which are not included in the consolidated balance sheet, include:

o      Reuters independence, as enshrined in the Reuter Trust Principles;
o      Goodwill attached to the Reuters name;
o      Software and other intellectual property;
o      Global databases of financial and other information;
o      An integrated global organisation including a skilled workforce.

Reuters uses a model for measuring and ranking its total shareholder return
(TSR) compared with that of the other 99 companies in the FTSE 100 index at the start of each measurement period. This model is used to determine vesting of awards under performance-linked share plans. Reuters rankings over both completed three year periods, and ongoing two and one year measurement periods are set out opposite.

RETURN OF CAPITAL TO SHAREHOLDERS
On 18 February 1998 Reuters implemented a capital reorganisation which returned (pound)1.5 billion of surplus capital to shareholders. The reorganisation involved the creation of a new holding company, Reuters Group PLC, which became the ultimate parent company of Reuters Holdings PLC in a court approved scheme of arrangement.

Ordinary shareholders received 13 shares in Reuters Group PLC plus (pound)13.60 in cash for every 15 shares held. Holders of American Depositary Shares (ADSs), each representing six ordinary shares, received 13 new ADSs plus the US dollar equivalent of (pound)81.60 in cash for every 15 ADSs held.

The capital reorganisation has been accounted for as a group reconstruction and merger accounting principles have been applied.

FINANCIAL NEEDS AND RESOURCES
Excluding the (pound)1.5 billion return of capital to shareholders, net funds increased by (pound)189 million during 1998. Total net debt at 31 December 1998 amounted to (pound)3 million and comprised cash and short term investments of (pound)1,006 million offset by (pound)1,009 million of debt.

"Free cash flow" which comprises operating cash flow plus net interest and other investment income received less tax paid and expenditure on tangible fixed assets was (pound)490 million, compared with (pound)449 million in 1997. This reflects higher cashflow from operations and reduced capital expenditure, offset by increased tax payments arising from timing differences between the payment and recovery of advance corporation tax and reduced net interest income following the return of surplus capital to shareholders.

Additions to fixed assets were (pound)296 million, (pound)65 million lower than 1997. Subscriber equipment expenditure fell (pound)13 million to (pound)119 million and other equipment additions fell (pound)52 million to (pound)177 million due principally to lower levels of infrastructure spending following the heavy investment in capacity in 1997. Reuters spent (pound)157 million on acquisitions and investments compared to (pound)29 million in 1997, principally in the areas of funds measurement and automated entry of stock orders.

Dividends paid were (pound)188 million, (pound)8 million down from 1997, reflecting the reduced number of shares in issue following the capital reorganisation, offset by an increase in dividends per share.

Reuters expects to be able to finance its current business plans from existing resources and facilities. In February 1998 Reuters Group PLC put in place syndicated loan facilities with a total commitment of (pound)1.5 billion, of which (pound)1.0 billion expired in December 1998 and (pound)500 million expires in December 2002.

A Euro Commercial Paper Programme was established in March 1998 providing access to (pound)1.5 billion in uncommitted finance, subject to market conditions. In December 1998 Reuters established a Euro Medium Term Note Programme which will provide access to up to (pound)1.0 billion of uncommitted facilities, subject to market conditions. In addition, at 31 December 1998 Reuters had unused, short-term uncommitted bank borrowing facilities denominated in various currencies, the sterling equivalent of which was approximately (pound)230 million, at money market rates varying principally between 2% and 13% depending on the currency.

In February 1998 Reuters entered into a joint venture with Rudin Times Square Associates, LLC to develop an 855,000 square foot building in the Times Square section of New York City, to be known as "The Reuters Building". Each party will invest approximately US$45 million of equity, with other costs to be funded through a loan. The total cost of the project is estimated to be approximately US$360 million.

TREASURY MANAGEMENT
A substantial portion of Reuters revenue is committed under one- and two-year contracts and approximately 80% is denominated in non-sterling currencies. Reuters also has significant costs denominated in foreign currencies with a different mix from revenue. Reuters profits are, therefore, exposed to currency fluctuations. The approximate proportion of operating profit excluding goodwill amortisation and currency gains attributable to each key currency group was as follows:

OPERATING PROFIT BY CURRENCY
                                         1998       1997
--------------------------------------------------------
Continental Europe
- euro currencies                         80%        74%
- other                                   19%        16%
US dollar                                 54%        55%
Japanese yen                              13%        14%
Sterling
- depreciation                          (59%)      (52%)
- other                                 (22%)      (23%)
Other                                     15%        16%
--------------------------------------------------------
Total                                    100%       100%

(BEGINNING OF SIDEBAR)

STERLING TRADE WEIGHTED EXCHANGE RATE INDEX

             INDEX ON LAST DAY OF MONTH
           ------------------------------
MONTH        1998        1997      1996

Jan         105.0        94.4      83.3
Feb         105.1        98.3      83.3
Mar         108.8        98.0      83.4
Apr         106.3       100.1      83.8
May         103.6        90.3      86.3
Jun         107.0       102.1      86.3
Jul         104.2       104.6      84.6
Aug         106.0       102.2      85.3
Sep         103.3       100.4      87.0
Oct         100.0       102.3      90.2
Nov         100.5       105.0      94.0
Dec          99.7       104.4      96.1

(END OF SIDEBAR)

(BEGINNING OF SIDEBAR)

OPERATING PROFIT SENSITIVITY TO CURRENCY FLUCTUATIONS BASED ON VAR ANALYSIS Change in profit ((pound)m)
                               Probability
Profit (pound)      Without Hedging       With Hedging
--------------      ---------------       ------------

-170.0124796         3.14872E-06          6.33421E-15
-165.7621676          4.6739E-06            2.608E-14
-161.5118556         6.86884E-06          1.03601E-13
-157.2615436          9.9941E-06          3.97063E-13
-153.0112316         1.43966E-05          1.46823E-12
-148.7609196         2.05322E-05          5.23806E-12
-144.5106076         2.89913E-05          1.80296E-11
-140.2602956         4.05281E-05          5.98746E-11
-136.0099836         5.60921E-05           1.9184E-10
-131.7596717         7.68607E-05          5.93028E-10
-127.5093597         0.000104271          1.76869E-09
-123.2590477         0.000140049          5.08942E-09
-119.0087357         0.000186232          1.41295E-08
-114.7584237          0.00024518          3.78462E-08
-110.5081117         0.000319576          9.78046E-08
-106.2577997           0.0004124          2.43858E-07
-102.0074877         0.000526891          5.86615E-07
-97.75717574          0.00066647          1.36148E-06
-93.50686375         0.000834635          3.04865E-06
-89.25655176         0.001034832          6.58636E-06
-85.00623978         0.001270282          1.37285E-05
-80.75592779         0.001543788          2.76084E-05
 -76.5056158         0.001857514          5.35672E-05
-72.25530381         0.002212757          0.000100276
-68.00499182          0.00260971          0.000181107
-63.75467983         0.003047249          0.000315583
-59.50436784         0.003522741          0.000530556
-55.25405585         0.004031906          0.000860578
-51.00374387         0.004568748          0.001346755
-46.75343188         0.005125557          0.002033421
-42.50311989         0.005693011          0.002962143
 -38.2528079          0.00626037          0.004163178
-34.00249591         0.006815771           0.00564526
-29.75218392         0.007346612          0.007385555
-25.50187193         0.007840003          0.009322285
-21.25155994         0.008283282          0.011352767
-17.00124796         0.008664544          0.013338937
-12.75093597         0.008973172           0.01512101
-8.500623978         0.009200329          0.016537906
-4.250311989         0.009339374          0.017451001
           0         0.009386188          0.017766435
 4,250311989         0.009339374          0.017451001
 8.500623978         0.009200329          0.016537906
12.75093597          0.008973172           0.01512101
17.00124796          0.008664544          0.013338937
21.25155994          0.008283282          0.011352767
25.50187193          0.007840003          0.009322285
29.75218392          0.007346612          0.007385555
34.00249591          0.006815771           0.00564526
 38.2528079           0.00626037          0.004163178
42.50311989          0.005693011          0.002962143
46.75343188          0.005125557          0.002033421
51.00374387          0.004568748          0.001346755
55.25405585          0.004031906          0.000860578
59.50436784          0.003522741          0.000530556
63.75467983          0.003047249          0.000315583
68.00499182           0.00260971          0.000181107
72.25530381          0.002212757          0.000100276
 76.5056158          0.001857514          5.35672E-05
80.75592779          0.001543788          2.76084E-05
85.00623978          0.001270282          1.37285E-05
89.25655176          0.001034832          6.58636E-06
93.50686375          0.000834635          3.04865E-06
97.75717574           0.00066647          1.36148E-06
102.0074877          0.000526891          5.86615E-07
106.2577997            0.0004124          2.43858E-07
110-5081117          0.000319576          9.78046E-08
114.7584237           0.00024518          3.76462E-08
119.0087357          0.000186232          1.41295E-08
123.2590477          0.000140049          5.08942E-09
127.5093597          0.000104271          1.76869E-09
131.7596717          7.68607E-05          5.93028E-10
136.0099836          5.60921E-05           1.9184E-10
140.2602956          4.05281E-05          5.98746E-11
144.5106076          2.89913E-05          1.80296E-11
148.7609196          2.05322E-05          5.23806E-12
153.0112316          1.43966E-05          1,46823E-12
157.2615436           9.9941E-06          3.97063E-13
161.5118556          6.86884E-06          1.03601E-13
165.7621676           4.6739E-06            2.608E-14
170.0124796          3.14872E-06          6.33421E-15

(END OF SIDEBAR)

Sterling costs exceeded sterling revenues due to the level of UK-based marketing, development, operational and central management costs, and depreciation which, with the exceptions of Instinet and TIBCO, is largely accounted for in sterling once an asset has been acquired.

In broad terms using the 1998 mix of profits, the impact of an additional unilateral 1% strengthening of sterling would have been a reduction of approximately (pound)9 million in 1998 operating profits before hedging (1997:
(pound)9 million).

Sterling strengthened significantly over 1997 and the first nine months of 1998, although it weakened in the last quarter of 1998. As a result, 1997 and 1998 operating profits were adversely affected.

The risk that sterling might strengthen against foreign currencies is hedged within parameters laid down by the Board. The priority in treasury policy is to reduce the risk of earnings volatility to acceptable levels while allowing a degree of flexibility to take advantage of market movements.

The main principles underlying currency hedging policies are as follows:

o   Committed hedging cannot exceed the underlying cash flow exposure;
o   Options may only be written against an underlying exposure;
o Levels of cover for currency hedging cannot exceed 90% of underlying exposure for the first 12 months and 70% for the following 12 months.

The company has adopted value at risk (VAR) analysis as a means of quantifying the potential impact of exchange rate volatility on reported earnings. VAR is a measure of the potential loss on a portfolio within a specified time horizon, at a specified confidence interval. Loss is defined, in this instance, as the diminution in value of rolling 12 month forecast group profits denominated in sterling. Due to the approximations used in determining VAR, the theory provides order of magnitude estimates only but these are useful for comparison purposes.

Reuters estimates that there is currently a 5% chance that profits forecast for the coming 12 months will deteriorate by more than (pound)70 million as a result of currency fluctuations before hedging and (pound)37 million after taking into account hedging at 31 December 1998 (1997: (pound)74 million before hedging and (pound)42 million after hedging). These figures represent the value at risk and are illustrated graphically opposite.

During 1998 the average value at risk before hedging on forecast profits for the coming 12 months varied between (pound)55 million and (pound)76 million and averaged (pound)64 million (1997: (pound)72 million) and after hedging varied between (pound)30 million and (pound)43 million, averaging (pound)35 million (1997: (pound)36 million).

The gains on currency hedging activities for the three years to December 1998 and the fair value of the unrecognised (losses)/gains on the hedging book at the end of 1998 are summarised below:

CURRENCY HEDGING GAINS/(LOSSES)

((pound)m)                                           1998     1997       1996
--------------------------------------------------------------------------------
Recognised gains in the year                           45       56          5
Unrecognised (losses)/gains at 31 December             (6)      39         39
--------------------------------------------------------------------------------

The unrecognised (losses)/gains are based on fair values at the end of each year and include certain realised items which have been deferred because they relate to future periods.

Recognised currency hedging gains were lower in 1998 compared with 1997 due to the relative strength of sterling when hedging for 1998 was undertaken. Of the currency gains recognised in 1998, (pound)43 million related to contracts in place at the end of 1997. Unrecognised losses of (pound)6 million at 31 December 1998 compare with unrecognised gains of (pound)39 million at 31 December 1997. The fall reflects the strength of sterling during most of 1998, when the majority of cover was arranged, and the impact of sterling's subsequent weakness at the end of 1998.

Of the unrecognised currency hedging loss at 31 December 1998, (pound)3 million relates to 1999 (31 December 1997 - (pound)36 million gain related to 1998).

Net cash flows are mainly converted into sterling and either applied to reduce debt or invested in money market instruments with financial institutions holding strong credit ratings. The use of sterling instruments avoids any currency exposure. Interest rates are hedged using a mix of financial instruments which commence and mature at various dates through to April 2000. The maturity of investments and debt are matched to minimise interest rate risk.

In broad terms, using the average net funds position, adjusted on a proforma basis for the return of capital to shareholders as if it had taken place at the beginning of the year, a 1% increase in global interest rates would have reduced proforma profit before tax in 1998 by approximately (pound)1 million (1997:
(pound)3 million) excluding the impact of hedging.

US GAAP
Reconciliations of net income and shareholders' equity under UK and US GAAP are set out on pages 80-81. A discussion of the relevant US accounting policies which differ materially from UK GAAP is given on page 79. Two additional accounting adjustments were made in 1998.

Firstly, a deduction of (pound)2 million before tax was made in respect of the recognition of revenue from sales of software subject to millennium warranties. Under UK GAAP, revenue and related direct costs from contracts for the outright sale of software systems are recognised at the time of client acceptance. Under US GAAP, specific rules were introduced with effect from January 1998 for the determination of client acceptance in cases where future significant modifications or upgrades to the software are considered to be part of the client's overall acceptance of the product. Under these rules, an amount of revenue is required to be deferred until these software upgrades have been delivered and accepted by the client.

The adjustment made for 1998 of (pound)2 million compares with a (pound)22 million adjustment required in the first half of 1998. The fall reflects the progress in the second half of 1998 in the delivery and installation of millennium compliant software.

Secondly, a different accounting treatment is required under US GAAP to reflect the impact of the capital reorganisation in February 1998. Under US GAAP this transaction was deemed to be a share consolidation combined with a special dividend and requires retroactive restatement of earnings per share and per ADS and dividends per share and per ADS. Under UK GAAP no restatement of earnings per share was deemed necessary as the return of capital was considered to be equivalent to a repurchase of shares at market value and the number of new shares in Reuters Group PLC was set to facilitate comparability with those of Reuters Holdings PLC.

REPORTING UNDER THE NEW ORGANISATION STRUCTURE
With effect from 1 January 1999 the group has been reorganised into two business divisions - Reuters Information (RI) and Reuters Trading Systems (RTS). Instinet continues to operate as an autonomous subsidiary. A Global Sales and Operations group (GSO) has been established to co-ordinate the activities of the geographical units responsible for the sale, installation, delivery and support of divisional products.

The external reporting of financial performance will be revised with effect from the 1999 interim announcement to reflect this new organisation structure.

EUROPEAN MONETARY UNION
The Reuters Euro Programme established to handle the product-related issues arising from European monetary union was completed successfully.

The programme addressed changes to Reuters systems and products required to meet the demands of the single European currency. Product revisions to address euro issues were completed and tested on time.

Conversion and testing of approximately 1 billion pieces of information held on Reuters historical databases took place over the four days prior to the opening of the markets on 4 January 1999.

The incremental external costs incurred on the Euro Programme amounted to (pound)6 million in 1998. Some additional expenditure will be incurred in 1999, principally related to the additional client support required in the first few weeks of the year.

YEAR 2000 READINESS DISCLOSURE
Millennium Programme
Reuters established its Millennium Programme in 1996 to address the issues arising as a result of the change of millennium. Many computer systems, as well as equipment that uses embedded chips, store or process date information using only the last two digits of the year. From 1 January 2000 these systems may be unable to distinguish between 1900 and 2000. This is complicated by the fact that the year 2000 is also a leap year. If not overcome these problems could disrupt the normal business operations of companies, including Reuters. Reuters Millennium Programme is led by an executive director, supported by a full time programme director, and both central and locally based millennium staff. The Programme consists of six key parts:

1. Awareness - making Reuters customers, suppliers and employees aware of its Millennium Programme and its progress through a series of brochures and a comprehensive public Internet Millennium web-site.

2. Product Strategy - determining which Reuters products would be included in the Reuters Millennium Programme and which older products would be declared obsolete and replaced by newer products in accordance with the normal business cycle.

3. Inventory - identifying and recording all aspects of Reuters business that are date sensitive. The inventory details both third party and proprietary software used in Reuters, hardware from desktop PCs to main frame computers, third party datafeeds whether they be from an exchange or a single institution, telecommunication and building services and other equipment that is utilised for business operations.

4. Development - assessment of date sensitivity, and rectification or replacement of date sensitive products. To date, over 1,500 of Reuters proprietary software applications have been renovated.

5. Testing - verification of rectification. Testing is carried out at three levels:
     o   Unit testing of individual software applications
     o   Integration testing of groups of related applications
     o   Product testing to give assurance of end to end operation

6. Implementation - installation of tested products and systems. To date, over 85% of client site applications have been upgraded.

Much of the work under the six phases of the Millennium Programme has been completed. Some work will continue in 1999, including product assurance, industry based testing, development work for certain corporate systems and residual client site implementation. Reuters will also continue to verify the efforts of its suppliers.

As part of the Millennium Programme, Reuters actively participates in a number of national and international year 2000 groups which include representation from customers, suppliers, infrastructure suppliers, regulatory and government authorities, and other organisations with a significant interest in year 2000 issues.

Millennium Programme costs
The effort associated with the Millennium Programme falls into two main categories:

1) The diversion of existing internal resources. This includes development staff who would otherwise be deployed on other projects and operational staff involved in the implementation at customer sites.

2) Incremental external resources, largely contractors and consultants, who will not remain following the completion of the programme.

Details of the costs incurred in 1998 and budgeted for 1999 are set out below.

                                   1999
Costs ((pound)m)           1998    budget
-----------------------------------------
Internal effort
- Development               10          6
- Implementation            14          8
External effort
- Development               18          7
- Implementation            13          7
-----------------------------------------
Total                       55         28

Internal and external costs for 1998 were in line with expectations. Incremental capital expenditure arising as a direct result of the programme was (pound)33 million in 1998. No estimation of the cost of assets replaced in the normal business cycle has been made.

The 1998 internal development effort of (pound)10 million represented 5% of total group development expenditure. The (pound)14 million of implementation activity represented 8% of client site activity. Accordingly, Reuters believes that the Millennium Programme has not resulted in any material deferrals of product developments or decreases in service quality at client sites. As internal resource plans have considered Millennium Programme requirements since 1996, it is not possible to assess whether forthcoming product development might have occurred sooner in the absence of this programme.



No material costs are currently projected for the year 2000 or beyond. However, due to the number of variables and dependencies involved, Reuters does not consider it possible to identify, avoid or quantify the damage that could result from all possible millennium-related problems.

Reuters has used, and expects to continue to use, internally generated funds to cover the cost of the Millennium Programme.

Business risks from year 2000 issues
The production of Reuters services and Reuters internal operations rely on third party suppliers of data, hardware, software, telecommunications utilities, buildings and building services. A failure of a third party supplier represents a business risk to Reuters. Third party suppliers of date sensitive products and services have been included in the millennium inventory. These suppliers have been surveyed by Reuters about the nature and progress of their millennium work, and may be requested to provide additional information, including regular updates of the progress of their work.

Testing to verify Reuters use of certain third party products and services is also carried out to gain further assurance. However, in the case of telecommunications and utility suppliers, testing has not been possible, and generally it has been difficult to obtain full assurances of millennium compliance from them. Failure of a telecommunications or utility provider is therefore a business risk for Reuters.

Through existing disaster recovery plans, Reuters already has the capability to manage certain telecommunications and utilities failures. These plans will be refined during the business continuity planning process described below.

Reuters products make use of software running in Reuters technical centres and software at customer sites. Both types of software are tested and certified as part of the Reuters Millennium Programme. A risk is posed to the effective delivery of Reuters products if a problem is experienced with client site software which requires site visits by Reuters engineers to overcome, due to the time required to visit all customers. Remote support techniques such as direct downloading and delivery via the Internet will form part of the business continuity plan to minimise this risk.

Although Reuters will continue to devote substantial resources to address its millennium issues, there can be no assurance that its products will not contain undetected year 2000 problems. Moreover, while Reuters business continuity plan will require that there is enhanced staff coverage at the beginning of the year 2000 and thereafter when needed, there can be no assurance that an unexpected level of millennium problems will not result in a shortage of qualified personnel to deal with them or in a diversion of personnel from other operations.

In addition, many commentators believe that there will be a significant amount of litigation arising out of millennium-related issues. The unprecedented nature of any such litigation makes it impossible for Reuters to predict the impact that any such litigation would have on Reuters.

Reuters expects that the development of its business continuity plan will further refine its understanding of the relevant business risks arising from the change of millennium, and there may be additional risks of which Reuters is not now aware.

Reuters continuity plan
Reuters is currently preparing a comprehensive business continuity plan specifically designed for the millennium. The continuity plan is a key component of Reuters preparation for the millennium and will be the primary focus of the programme during 1999.

Reuters already has as part of its day to day operations plans that can be executed in the event of certain service failures. These range from failure of a single computer or software application to the failure of a key global technical centre. These operational plans will form the basis of the millennium continuity plan after being checked for applicability and enhanced as appropriate.

Continuity planning focuses on three areas in Reuters - production, infrastructure, and customer environment. Potential incidents in each area are being identified, assessed and, where possible, plans put in place to handle the incident. Continuity plans will include additional staff coverage globally for key parts of the Reuters business. This ranges, for example, from enhanced help desks, field support, software support and operational support to incident monitoring and decision making.

CAUTIONARY STATEMENTS
Impact of currency movements
Reuters receives revenue and incurs expenses in more than 60 currencies and is thereby exposed to the impact of fluctuations in currency rates. Sterling's strength in the first three quarters of 1998 has restricted revenue and earnings growth. A resumption of sterling's strength could further restrict reported revenue and earnings in 1999. Reuters currency exposure is actively hedged. For additional information concerning currency fluctuations see "Treasury Management" on pages 43-45.

State of financial markets
Reuters business is dependent upon the health of the financial markets and the participants in those markets. Recent events in the financial sector in Asia, Russia and Latin America have created uncertainty in these and other markets and the full impact of these events has not yet been reflected in revenue. Reuters business could also be adversely affected by consolidations and rationalisations among clients in the banking and other industries.

Reuters transactions business is particularly dependent upon the level of activity in the foreign exchange and equity markets.

Product development
Products in the information technology industry are becoming increasingly sophisticated. As a result, Reuters, like other information vendors, may encounter difficulties or delays in the development, production, testing, marketing, installation and market acceptance of new products.

European economic and monetary union
The introduction of a single currency in Europe in January 1999 has initially resulted in a reduction in the volume of foreign exchange trading. At this time Reuters is unable to predict whether this will have a long-term effect on the company's foreign exchange information and transaction services.

Millennium issues
Reuters is exposed to various risks arising out of the change of millennium and the impact which this may have on its products and the development and production processes upon which they depend. A risk is posed to the effective delivery of Reuters products if a problem is experienced with client site software which requires site visits by Reuters engineers to overcome, due to the time required to visit all customers. Also, Reuters services and internal operations rely on third party suppliers of data, hardware, software, telecommunications, utilities and building services. For further information concerning Reuters Millennium Programme, see "Millennium Programme" on pages 45-47. Additional risks are described under the heading "Business Risks from Year 2000 issues" on pages 46-47.

Broker activities
Certain Reuters subsidiaries act as brokers in the financial markets but do not undertake trading on their own account. Instinet Corporation is an agency broker in the equities markets and Reuters Transaction Services Limited (RTSL) operates the Dealing 2000-2 electronic brokerage services for the foreign exchange market. These brokers could incur losses from broken trades and, in respect of equities, the failure of a counterparty. Reuters seeks to mitigate these risks by computerised systems, procedural controls and contractual agreements with customers.

SEC rules for alternative trading systems
In December 1998 the US Securities and Exchange Commission (SEC) promulgated new rules overhauling the regulation of certain "alternative trading systems" (ATS). The rules expand the SEC's interpretation of the definition of "exchange" under the US securities laws to encompass a broad range of electronic brokerage activities, including those conducted by Instinet Corporation.

The rules permit alternative trading systems to choose to be regulated either as a national securities exchange or as a broker-dealer, provided that they comply with certain additional requirements imposed by a new Regulation ATS. The requirements include, among others, mandatory public display of, and public access to, best-priced orders displayed within the system and the establishment and application of fair access and capacity, integrity and security standards. The new rules were promulgated with an effective date of 21 April 1999, subject to a phase-in provision for the public display requirement (with 50% of covered securities required to be displayed on 21 April 1999 and the remaining 50% required to be displayed on 30 August 1999).

Implementation of Regulation ATS may have a significant impact on Instinet's business. Mandatory order display may result in an increased volume of message traffic, with resulting additional costs associated with increasing network capacity. Implementation of the Regulation is also expected to require functional modifications to Instinet Corporation's systems and its customers' interfaces.

Instinet Corporation has commenced discussions with the staff of the SEC Division of Market Regulation regarding implementation of Regulation ATS in a manner that would minimise or avoid disruption to Instinet's business. Reuters is unable to predict the outcome of these discussions, although they may have a significant impact on the extent to which Instinet's business is affected by Regulation ATS.

SEC rules on ECN usage
Reuters and Instinet Corporation continue to monitor the operation of SEC rules governing market-maker and exchange specialist usage of electronic communications networks (ECNs).

Most recently, by letter dated 18 December 1998, the SEC Division of Market Regulation issued an extension, until 19 February 1999, of the Division's no-action position verifying Instinet Corporation's status as an ECN. The Division continues to condition its position upon, among other things, Instinet Corporation's representation that it has sufficient capacity to handle the volume of trading reasonably anticipated. Reuters has no reason at this time to believe that Instinet Corporation will not be able to continue to meet its obligations as an ECN under currently applicable SEC rules, although Instinet's status could be adversely affected by the implementation of Regulation ATS, as described below.

NASD initiatives
The US National Association of Securities Dealers, Inc. (NASD), which oversees the activities of US broker-dealers and also operates and regulates the primary market for the trading of over-the-counter securities (Nasdaq), is considering a number of changes to the Nasdaq marketplace.

Some of these changes could put the NASD into direct competition with Instinet or otherwise have a significant impact on Instinet's business. Each of the NASD's proposals must be approved by the SEC. At this time Reuters is unable to predict whether, when or in what form any of the NASD's proposals will be approved or implemented, or the impact that any such implementation would have on Instinet Corporation's business.

Further regulation of transaction products
The increasing use of electronic systems as alternatives to traditional exchange and over-the- counter trading has led authorities in several jurisdictions to explore various methods of regulating such systems, including the SEC rules described below, implementation of which could impact Instinet and other transaction products offered by Reuters from time to time.

Key suppliers
Reuters is reasonably dependent on certain hardware and software suppliers, although alternative sources could be found if the need arose. The main suppliers are Intel Corporation, Microsoft Corporation, Compaq Computer Corporation and NCR Corporation.

Networks and systems
Reuters networks and systems risk being impacted by a catastrophic failure of long or short duration due to factors beyond its control. Reuters seeks over time to minimise these risks as far as it can by, inter alia, security controls, systems and communications redundancy and elimination of single points of failure where feasible.

Internet
The availability of the public Internet and Internet technology may, over time, reduce barriers to entry for new information providers, creating additional competition and new price/cost dynamics in the industry. It may also increase the availability of commoditised data in cheaper forms and the loss of control over intellectual property. As a new publishing medium, it will also create new outlets for content providers.

Geographical operations
Reuters may suffer discriminatory tariffs or other forms of government intervention due to the nature of its editorial and other reporting activities.

Reuters Analytics
In January 1998 Reuters was notified that Reuters Analytics Inc. ("Reuters Analytics"), one of its US subsidiaries, is the subject of a grand jury investigation in New York arising out of an arrangement that Reuters Analytics had with a New York-based consultant. The consultant subscribed to Bloomberg L.P.'s service, which included the associated data and analytics.

Reuters is co-operating with the investigation and has engaged external legal counsel to conduct a thorough internal inquiry. At this time Reuters is unable to predict the impact the investigation or related events may have on its business or financial condition.

CONSOLIDATED PROFIT AND LOSS ACCOUNT for the year ended 31 December


                                                                                          1998           1997           1996*
                                                                         Notes         (pound)m        (pound)m      (pound)m
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE                                                                      2          3,032           2,882          2,914
Operating costs                                                              3         (2,482)         (2,341)        (2,322)
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT                                                                          550             541            592
Profit on disposal of fixed asset investments                                              26              --             --
Loss from associates                                                                       (1)             (1)            (7)
Income from fixed asset investments                                                         3               6              6
Net interest receivable                                                      4              2              80             61
-----------------------------------------------------------------------------------------------------------------------------------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION                                             580             626            652
Taxation on profit on ordinary activities                                    5           (196)           (236)          (210)
-----------------------------------------------------------------------------------------------------------------------------------
PROFIT AFTER TAXATION ATTRIBUTABLE TO ORDINARY SHAREHOLDERS                               384             390            442
Dividends                                                                    6           (203)           (190)          (190)
-----------------------------------------------------------------------------------------------------------------------------------
RETAINED PROFIT                                                             26            181             200            252
-----------------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER ORDINARY SHARE                                            7          26.7p            24.0p          27.3p
Fully diluted earnings per ordinary share                                    7          26.6p            23.8p          27.0p


Consolidated revenue and operating profit derive from continuing operations in all material respects

The profit for the year has been computed on an unmodified historical cost basis.

Accounting policies are set out on pages 77-78

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES for the year ended 31 December

                                                                                              1998          1997          1996*
                                                                                          (pound)m      (pound)m       (pound)m
-----------------------------------------------------------------------------------------------------------------------------------
Profit attributable to ordinary shareholders                                                   384           390            442
Translation differences (debited)/credited directly to reserves                                 (1)            2            (28)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL RECOGNISED GAINS AND LOSSES RELATING TO THE YEAR                                         383           392            414
-----------------------------------------------------------------------------------------------------------------------------------


The detailed statement showing the movement in capital and reserves is set out in note 26.


*31 December 1996 figures restated following implementation in 1997 of UK Financial Reporting Standard 10 Goodwill and Intangible Assets (FRS 10).

NOTES ON THE CONSOLIDATED PROFIT AND LOSS ACCOUNT

1. CAPITAL REORGANISATION

Reuters Group PLC was incorporated on 24 December 1996 as Nayatronics Limited and was re-registered as a public limited company on 12 December 1997. On 2 December 1997, the authorised share capital of Reuters Group PLC was increased from (pound)100 to (pound)50,000 by the creation of 49,900 redeemable preference shares of (pound)1 each and on 12 December 1997 was further increased to (pound)525,000,001 by the creation of 2,099,800,000 ordinary shares of 25p each and one Founders Share of (pound)1.

On 18 February 1998, Reuters Group PLC issued and credited as fully paid 1,417,331,693 ordinary shares of 25p each and paid cash of (pound)1,482 million to acquire the majority of the issued share capital of Reuters Holdings PLC following the approval of a High Court Scheme of Arrangement. In exchange for every 15 ordinary shares in Reuters Holdings PLC shareholders received 13 ordinary shares in Reuters Group PLC plus (pound)13.60 in cash.

As the cash consideration exceeded 10% of the nominal value of the new shares issued, compliance with the detailed accounting requirements of the UK Companies Act 1985 would have required the capital reorganisation to be accounted for as an acquisition. This would have resulted in all of the separable assets and liabilities of the group at the date of the reorganisation being recorded at their fair values, substantial goodwill and goodwill amortisation charges arising and only post reorganisation results being reported in the group profit and loss account. The directors do not believe this would have given a true and fair view of the state of affairs of the group and of its results as in substance the capital reorganisation represented a change in the identity of the holding company rather than an acquisition of a business. Consequently, the capital reorganisation has been accounted for using merger accounting principles as the directors consider this necessary in order to meet the overriding requirement of the Companies Act 1985 to show a true and fair view. The directors consider that it is not practicable to quantify the effect of this departure from the detailed accounting requirements.

Share capital and reserves in the prior year consolidated balance sheets have been restated on a proforma basis. The proforma share capital as at 31 December 1997 and 31 December 1996 represents the proforma nominal value of shares in issue of Reuters Group PLC immediately prior to the reorganisation. Differences between this amount and the previously reported capital and reserves, excluding the profit and loss reserve, represent the merger difference and have been reflected in other reserves.

The cash payment and the reduction in the number of ordinary shares was considered to represent a repurchase of two shares in every fifteen at market value. Consequently, prior year earnings per share figures have not been adjusted.

2. SEGMENTAL ANALYSIS

The tables below are a segmental analysis of revenue, costs and contribution. Central costs comprise the costs of corporate administration and the centrally controlled elements of development, marketing and technical operations. The table does not purport to show geographical profitability but reflects how Reuters controls costs and monitors contribution including the worldwide activities of Instinet and TIBCO which are managed separately. Because of the interactive nature of the worldwide operations of Reuters, Instinet and TIBCO costs incurred in one location often relate to revenues earned in other locations.

                                                                                                                      RESTATED
                                                         1998              %            1997                %             1996
                                                       (pound)m         CHANGE        (pound)m            CHANGE      (pound)m
------------------------------------------------------------------------------------------------------------------------------
REVENUE
Europe, Middle East and Africa (see note below)         1,566               6%          1,484              (5%)         1,564
Asia/Pacific                                              466              (6%)           496              (2%)           504
The Americas                                              454               4%            437              (1%)           440
------------------------------------------------------------------------------------------------------------------------------
                                                        2,486               3%          2,417              (4%)         2,508
Instinet                                                  446              16%            383              11%            346
TIBCO                                                     100              23%             82              37%             60
------------------------------------------------------------------------------------------------------------------------------
                                                        3,032               5%          2,882              (1%)         2,914
------------------------------------------------------------------------------------------------------------------------------
OPERATING COSTS WHERE INCURRED
Europe, Middle East and Africa                         (1,028)              4%           (986)              1%           (976)
Asia/Pacific                                             (289)             (7%)          (312)              --           (311)
The Americas                                             (429)              7%           (400)             (3%)          (414)
------------------------------------------------------------------------------------------------------------------------------
                                                       (1,746)              3%         (1,698)              --         (1,701)
Instinet                                                 (291)             25%           (234)             11%           (211)
TIBCO                                                     (87)             31%            (67)             40%            (48)
------------------------------------------------------------------------------------------------------------------------------
                                                       (2,124)              6%         (1,999)              2%         (1,960)
------------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION
Europe, Middle East and Africa                            538               8%            498             (15%)           588
Asia/Pacific                                              177              (4%)           184              (5%)           193
The Americas                                               25             (33%)            37              45%             26
------------------------------------------------------------------------------------------------------------------------------
                                                          740               3%            719             (11%)           807
Instinet                                                  155               3%            149              11%            135
TIBCO                                                      13             (13%)            15              23%             12
------------------------------------------------------------------------------------------------------------------------------
                                                          908               3%            883              (7%)           954
Central costs                                            (351)              1%           (347)              7%           (324)
Net currency gain                                          39             (29%)            56               --             11
Goodwill amortisation                                     (46)             (9%)           (51)              2%            (49)
------------------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT                                          550               2%            541              (8%)           592
------------------------------------------------------------------------------------------------------------------------------


United Kingdom and Ireland revenue was (pound)542 million (1997 - (pound)509 million, 1996 - (pound)477 million). Instinet's and TIBCO's operations are predominantly based in the Americas.

2. SEGMENTAL ANALYSIS continued

Revenue is normally invoiced in the same geographical area in which the customer is located. Revenue earned, therefore, generally represents revenue both by origin and by destination. The main exception is TIBCO, where a substantial proportion of revenue billed by the Americas is from customers located elsewhere. In 1998, 38% (1997 - 42%, 1996 - 42%) of TIBCO's revenue was generated from customers in the Americas, 47% (1997 - 43%, 1996 - 39%) from customers located in Europe, Middle East and Africa and 15% (1997 - 15%, 1996 - 19%) from customers in Asia/Pacific.


                                        1998                %           1997               %            1996
REVENUE BY PRODUCT CATEGORY           (pound)m            CHANGE      (pound)m          CHANGE        (pound)m
--------------------------------------------------------------------------------------------------------------
INFORMATION PRODUCTS
Europe, Middle East and Africa          1,164               7%          1,087              (5%)         1,145
Asia/Pacific                              342              (5%)           359              (2%)           365
The Americas                              343               6%            324               1%            322
TIBCO                                     100              23%             82              37%             60
--------------------------------------------------------------------------------------------------------------
                                        1,949               5%          1,852              (2%)         1,892
--------------------------------------------------------------------------------------------------------------
TRANSACTION PRODUCTS
Europe, Middle East and Africa            266               --            266              (7%)           286
Asia/Pacific                               97              (9%)           107              (1%)           108
The Americas                               73               1%             72              (1%)            73
Instinet                                  446              16%            383              11%            346
--------------------------------------------------------------------------------------------------------------
                                          882               6%            828               2%            813
--------------------------------------------------------------------------------------------------------------
MEDIA AND PROFESSIONAL PRODUCTS
Europe, Middle East and Africa            136               3%            131              (1%)           133
Asia/Pacific                               27              (9%)            30              (3%)            31
The Americas                               38              (8%)            41              (9%)            45
--------------------------------------------------------------------------------------------------------------
                                          201              (1%)           202              (3%)           209
--------------------------------------------------------------------------------------------------------------
                                        3,032               5%          2,882              (1%)         2,914
--------------------------------------------------------------------------------------------------------------


Reuters operates in a single class of business: the provision of news and financial information and related services. With the exception of Instinet and TIBCO, Reuters products are delivered and sold through a common network and geographical infrastructure.



                                        1998                %            1997              %             1996
REVENUE BY TYPE                       (pound)m            CHANGE       (pound)m          CHANGE         (pound)m
--------------------------------------------------------------------------------------------------------------
Recurring                               2,170               1%          2,147              (4%)         2,232
Usage                                     621              22%            511               7%            478
Outright sales                            241               8%            224              10%            204
--------------------------------------------------------------------------------------------------------------
                                        3,032               5%          2,882              (1%)         2,914
--------------------------------------------------------------------------------------------------------------

Recurring revenue is derived from the sale of subscription services, including maintenance contracts. Usage revenue is based on volume and primarily relates to transaction products, including Instinet and certain activities of Reuters Television. Outright sales mainly represents once-off sales of information and risk management systems.

3. OPERATING COSTS

                                                                                                                     RESTATED
                                                       1998                %             1997              %             1996
COSTS BY TYPE                                         (pound)m           CHANGE       (pound)m           CHANGE      (pound)m
-----------------------------------------------------------------------------------------------------------------------------
Wages, salaries, commission and allowances               805               9%            729              (2%)           748
Social security costs                                     73              15%             62              (3%)            64
Other pension costs (see note 24)                         50              10%             44               1%             44
-----------------------------------------------------------------------------------------------------------------------------
Staff costs                                              928              11%            835              (2%)           856
Services                                                 586              --             585               9%            539
Depreciation                                             331               6%            312              10%            283
Goodwill amortisation                                     46              (9%)            51               2%             49
Communications                                           207               3%            201              --             202
Space                                                    129              (9%)           142              (6%)           150
Data                                                     242              17%            207               6%            195
Cost of sales and other                                   52             (18%)            64               9%             59
Currency hedging activities - net gain                   (45)            (20%)           (56)             --              (5)
Foreign currency translation - net loss/(gain)             6              --              --              --              (6)
-----------------------------------------------------------------------------------------------------------------------------
                                                       2,482               6%          2,341               1%          2,322
-----------------------------------------------------------------------------------------------------------------------------

Services costs include equipment hire and bought-in services, including consultancy and contractors, advertising and publicity, professional fees and staff-related expenses.

                                                                                                                    RESTATED
                                                       1998              %             1997              %            1996
COSTS BY FUNCTION                                    (pound)m          CHANGE        (pound)m         CHANGE        (pound)m
----------------------------------------------------------------------------------------------------------------------------
Production and communications costs                    1,722              6%          1,626              2%          1,597
Selling, marketing and administrative expenses           714              8%            664             (2%)           676
Goodwill amortisation                                     46             (9%)            51              2%             49
-----------------------------------------------------------------------------------------------------------------------------
                                                       2,482              6%          2,341              1%          2,322
-----------------------------------------------------------------------------------------------------------------------------

COSTS INCLUDE:
Development expenditure                                  200            (15%)           235             17%            202
Operating lease expenditure:
        Hire of equipment                                 11            (27%)            14             (4%)            14
        Other, principally property                       73              1%             72             (4%)            75
Advertising costs                                         24             38%             17            (15%)            21
----------------------------------------------------------------------------------------------------------------------------
FEES PAYABLE TO PRICEWATERHOUSECOOPERS
(FORMERLY PRICE WATERHOUSE) WERE AS FOLLOWS:

Audit Fees:
United Kingdom                                           0.9              -             0.9              -             0.9
Overseas                                                 0.9            (11%)           1.0             (9%)           1.1
-----------------------------------------------------------------------------------------------------------------------------
                                                         1.8             (5%)           1.9             (5%)           2.0
----------------------------------------------------------------------------------------------------------------------------
Non-Audit Services:
United Kingdom                                           3.8              -             0.9              -             0.9
Overseas                                                 6.1             15%            5.3             10%            4.8
----------------------------------------------------------------------------------------------------------------------------
                                                         9.9             60%            6.2              9%            5.7
-----------------------------------------------------------------------------------------------------------------------------
                                                         11.7            44%            8.1              5%            7.7
-----------------------------------------------------------------------------------------------------------------------------

The United Kingdom audit fee of (pound)0.9 million includes (pound)10,000 in respect of the parent company audit.

Non-audit services were as follows:

                                                                         1998         %      1997          %          1996
                                                                       (pound)m    CHANGE   (pound)m     CHANGE     (pound)m
----------------------------------------------------------------------------------------------------------------------------
Litigation support, due diligence and other audit related work            3.9         -       3.9          5%           3.7
Management consultancy                                                    3.6         -       0.6        100%           0.3
Taxation advice                                                           2.4       43%       1.7          -            1.7
-----------------------------------------------------------------------------------------------------------------------------
                                                                          9.9       60%       6.2         9%            5.7
-----------------------------------------------------------------------------------------------------------------------------

3. OPERATING COSTS continued

Non-audit fees of (pound)9.9 million for PricewaterhouseCoopers in 1998 includes (pound)3.7 million paid to Price Waterhouse and (pound)1.6 million paid to Coopers and Lybrand prior to the date of appointment of PricewaterhouseCoopers as auditors. Non-audit fees in 1997 and 1996 comprise solely amounts paid to the previous auditors Price Waterhouse.

Non-audit fees paid to Coopers and Lybrand in 1997 not included in the above figures amounted to (pound)2.6 million.

The directors consider it important that the company has access to a broad range of external advice, including from PricewaterhouseCoopers. Where appropriate, work is put out to competitive tender. The Audit Committee monitors the relationship with PricewaterhouseCoopers, including the level of non-audit fees.

4. NET INTEREST RECEIVABLE

                                                                                         1998          1997          1996
                                                                                     (pound)m      (pound)m      (pound)m
-------------------------------------------------------------------------------------------------------------------------
Interest receivable:
     Listed investments                                                                    14            14             5
     Unlisted investments                                                                  60            68            59
-------------------------------------------------------------------------------------------------------------------------
                                                                                           74            82            64
-------------------------------------------------------------------------------------------------------------------------
Interest payable:
     Short-term borrowings                                                               (72)           (2)           (3)
-------------------------------------------------------------------------------------------------------------------------
                                                                                            2            80            61
-------------------------------------------------------------------------------------------------------------------------

5. TAXATION ON PROFIT ON ORDINARY ACTIVITIES

                                                                                         1998          1997          1996
                                                                                     (pound)m      (pound)m      (pound)m
-------------------------------------------------------------------------------------------------------------------------
UK corporation tax                                                                         56            97           146
Credit for overseas taxation                                                             (10)           (9)          (16)
Overseas taxation                                                                         143           135            61
Taxes on return of capital to shar eholders                                                --            23            --
-------------------------------------------------------------------------------------------------------------------------
                                                                                          189           246           191
Deferred taxation                                                                           7          (10)            19
-------------------------------------------------------------------------------------------------------------------------
                                                                                          196           236           210
-------------------------------------------------------------------------------------------------------------------------

RECONCILIATION TO THE UK NOMINAL TAX RATE:
Effective tax rate                                                                      33.8%         37.7%         32.2%
UK nominal tax rate                                                                     31.0%         31.5%         33.0%
Taxes as shown in these financial statements                                              196           236           210
Corporation tax on pre-tax profit at UK nominal rate                                      180           197           215
-------------------------------------------------------------------------------------------------------------------------
Difference                                                                                 16            39           (5)
-------------------------------------------------------------------------------------------------------------------------
The difference is principally due to:
Non-tax deductible amortisation of goodwill                                                16            16            16
Taxes on return of capital to shareholders                                                 --            23            --
Other differences                                                                          --            --          (21)
-------------------------------------------------------------------------------------------------------------------------
                                                                                           16            39           (5)
-------------------------------------------------------------------------------------------------------------------------

The other differences are primarily due to overseas profits taxed at rates differing from those in the UK and the geographical mix of profits.

6. DIVIDENDS

                                                                                       1998            1997            1996
                                                                                   (pound)m         pound)m        (pound)m
----------------------------------------------------------------------------------------------------------------------------
Interim                                                                                  48              50              45
Final (1998 proposed)                                                                   155             140             145
----------------------------------------------------------------------------------------------------------------------------
                                                                                        203             190             190
----------------------------------------------------------------------------------------------------------------------------

                                                                                       1998            1997            1996
Per ordinary share                                                                    pence           pence           pence
----------------------------------------------------------------------------------------------------------------------------
Interim                                                                                 3.4             3.1            2.75
Final (1998 proposed)                                                                  11.0             9.9             9.0
----------------------------------------------------------------------------------------------------------------------------
                                                                                       14.4            13.0           11.75
----------------------------------------------------------------------------------------------------------------------------


7. EARNINGS PER ORDINARY SHARE

Basic earnings per ordinary share are based on the profit attributable to ordinary shareholders and on the weighted average number of those shares in issue during the year. The weighted average number of shares in issue may be reconciled to the number used in the basic and fully diluted earnings per ordinary share calculations as follows:

Weighted average number in millions                                                    1998            1997            1996
----------------------------------------------------------------------------------------------------------------------------
Ordinary shares in issue                                                              1,449           1,692           1,684
Ordinary shares held by group undertakings                                               --             (59)            (59)
Non vested shares held by employee share ownership trusts                               (11)            (10)             (9)
----------------------------------------------------------------------------------------------------------------------------
Basic earnings per share denominator                                                  1,438           1,623           1,616
----------------------------------------------------------------------------------------------------------------------------
Issuable on conversion of options                                                         5              13              22
----------------------------------------------------------------------------------------------------------------------------
Fully diluted earnings per share denominator                                          1,443           1,636           1,638
----------------------------------------------------------------------------------------------------------------------------

8. REMUNERATION OF DIRECTORS

The report of the Remuneration Committee on pages 24-31 includes details of directors' emoluments and forms part of these financial statements

9. EMPLOYEE INFORMATION

The average number of employees during the year was as follows:

SEGMENTAL ANALYSIS                                                                     1998            1997            1996
----------------------------------------------------------------------------------------------------------------------------
Europe, Middle East and Africa                                                        6,906           6,708           6,432
Asia/Pacific                                                                          2,499           2,547           2,088
The Americas                                                                          2,761           2,737           2,790
Instinet                                                                              1,181           1,086             906
TIBCO                                                                                   649             473             390
Central                                                                               2,694           2,454           2,311
----------------------------------------------------------------------------------------------------------------------------
                                                                                     16,690          16,005          14,917
----------------------------------------------------------------------------------------------------------------------------

ANALYSIS BY FUNCTION
----------------------------------------------------------------------------------------------------------------------------
Production and communications                                                        10,021           9,347           8,636
Selling, marketing and administration                                                 6,669           6,658           6,281
----------------------------------------------------------------------------------------------------------------------------
                                                                                     16,690          16,005          14,917
----------------------------------------------------------------------------------------------------------------------------
The above include:
Development staff                                                                     2,426           2,510           2,340
Journalists                                                                           2,048           1,990           1,920
----------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED CASH FLOW STATEMENT for the year ended 31 December


                                                                                              1998         1997         1996
                                                                              NOTES       (pound)m     (pound)m     (pound)m
-----------------------------------------------------------------------------------------------------------------------------
NET CASH INFLOW FROM OPERATING ACTIVITIES                                       10            998          936           995
DIVIDENDS RECEIVED FROM ASSOCIATES                                                              9           --            --
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                                              76           79            65
Interest paid                                                                                 (72)          (3)           (3)
Income from fixed asset investments                                                             3            1             6
-----------------------------------------------------------------------------------------------------------------------------
NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF FINANCE                            7           77            68
TAXATION PAID                                                                                (219)        (196)         (197)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets                                                            (307)        (369)         (374)
Sale of tangible fixed assets                                                                   2            1             2
Purchase of fixed asset investments                                                           (22)         (21)          (23)
Sale of fixed asset investments                                                                34           11            --
-----------------------------------------------------------------------------------------------------------------------------
NET CASH OUTFLOW ON CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT                             (293)        (378)         (395)
ACQUISITIONS AND DISPOSALS (INCLUDING ASSOCIATES)                               11           (138)         (22)         (106)
EQUITY DIVIDENDS PAID                                                                        (188)        (196)         (166)
-----------------------------------------------------------------------------------------------------------------------------
CASH INFLOW BEFORE MANAGEMENT OF LIQUID RESOURCES AND FINANCING                               176          221           199
MANAGEMENT OF LIQUID RESOURCES
Net decrease/(increase) in short-term investments                               11            313         (255)         (172)
FINANCING
Return of surplus capital (see note 1)                                                     (1,482)          --            --
Proceeds from issue of shares                                                                  13           22            23
Proceeds from issue of non-equity shares in TIBCO Software Inc.                 27             --           17            --
Shares repurchased                                                                             --          (21)           --
Net increase/(decrease) in borrowings                                           11            972          (15)            2
-----------------------------------------------------------------------------------------------------------------------------
NET CASH (OUTFLOW)/INFLOW FROM FINANCING                                                     (497)           3            25
-----------------------------------------------------------------------------------------------------------------------------
(DECREASE)/INCREASE IN CASH                                                     12             (8)         (31)           52
-----------------------------------------------------------------------------------------------------------------------------
                                                                                              1998          1997        1996
RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS                                  (pound)m      (pound)m     (pound)m
-----------------------------------------------------------------------------------------------------------------------------
(Decrease)/increase in cash                                                                    (8)           (31)          52
Cash (inflow)/outflow from movement in borrowings                                            (972)            15           (2)
Cash (inflow)/outflow from movement in liquid resources                                      (313)           255          172
-----------------------------------------------------------------------------------------------------------------------------
Change in net cash resulting from cash flows                                               (1,293)           239          222
Translation differences                                                                         -              1          (22)
-----------------------------------------------------------------------------------------------------------------------------
Movement in net (debt)/funds                                                               (1,293)           240          200
Opening net funds                                                                           1,290          1,050          850

-----------------------------------------------------------------------------------------------------------------------------
CLOSING NET (DEBT)/FUNDS                                                        12             (3)         1,290        1,050
-----------------------------------------------------------------------------------------------------------------------------

10. NET CASH INFLOW FROM OPERATING ACTIVITIES

Operating profit is reconciled to net cash inflow from operating activities as follows:

                                                                                    1998           1997            1996
                                                                                (pound)m       (pound)m        (pound)m
------------------------------------------------------------------------------------------------------------------------
Operating profit                                                                     550            541            592
Depreciation                                                                         331            312            283
Goodwill amortisation                                                                 46             51             49
Decrease/(increase) in stocks                                                          3             10             (1)
Increase in debtors                                                                 (103)           (73)           (40)
Increase in creditors                                                                171             81             96
Profit on disposal of subsidiaries                                                    (5)            --             --
Loss on disposal of fixed assets                                                       3             10              8
Amortisation of interests in own shares                                                3              4              8
Miscellaneous, principally translation difference                                     (1)            --             --
------------------------------------------------------------------------------------------------------------------------
NET CASH INFLOW FROM OPERATING ACTIVITIES                                            998            936            995
------------------------------------------------------------------------------------------------------------------------

11. ANALYSIS OF CASH FLOWS FOR HEADINGS NETTED IN THE CASH FLOW STATEMENT
                                                                                    1998           1997           1996
ACQUISITIONS AND DISPOSALS (INCLUDING ASSOCIATES)                                 (pound)m       (pound)m        (pound)m
------------------------------------------------------------------------------------------------------------------------
Cash consideration:
Subsidiary undertakings (see note 32)                                                (90)           (17)           (17)
Associated undertakings (see note 32)                                                (46)            (3)            (7)
Deferred payments for acquisitions in prior years                                     (7)            (3)           (82)
------------------------------------------------------------------------------------------------------------------------
                                                                                    (143)           (23)          (106)
Less cash acquired                                                                     1              1             --
------------------------------------------------------------------------------------------------------------------------
                                                                                    (142)           (22)          (106)
Cash received from disposals:
Subsidiary undertakings                                                                4             --             --
------------------------------------------------------------------------------------------------------------------------
                                                                                    (138)           (22)          (106)
------------------------------------------------------------------------------------------------------------------------
MANAGEMENT OF LIQUID RESOURCES
Increase in term deposits                                                         (7,145)        (5,826)        (6,110)
Decrease in term deposits                                                          7,250          5,739          5,982
Purchase of certificates of deposit                                                 (580)          (842)          (433)
Sale of certificates of deposit                                                      597            940            432
Purchase of listed/unlisted securities                                              (465)          (771)           (74)
Sale of listed/unlisted securities                                                   656            505             31
------------------------------------------------------------------------------------------------------------------------
                                                                                     313           (255)          (172)
------------------------------------------------------------------------------------------------------------------------
FINANCING
Increase/(decrease) in short-term borrowings                                         986            (12)             6
Decrease in long-term borrowings                                                     (14)            (3)            (4)
------------------------------------------------------------------------------------------------------------------------
                                                                                     972            (15)             2
------------------------------------------------------------------------------------------------------------------------

12. ANALYSIS OF NET FUNDS

                                                                                             BANK BORROWINGS
                                                                                        --------------------------
                                                                                                           FALLING
                            CASH AT                         TOTAL                          FALLING       DUE AFTER
                           BANK AND                      CASH AND      SHORT-TERM       DUE WITHIN       MORE THAN
                            IN HAND      OVERDRAFTS    OVERDRAFTS     INVESTMENTS         ONE YEAR         ONE YEAR        TOTAL
                           (pound)m        (pound)m      (pound)m        (pound)m         (pound)m         (pound)m     (pound)m
---------------------------------------------------------------------------------------------------------------------------------
31 December 1996                 77             (6)            71          1,019              (18)           (22)         1,050
Cash flow                         7            (38)           (31)           255               12              3            239
Exchange movements               (3)             2             (1)             1               --              1              1
---------------------------------------------------------------------------------------------------------------------------------
31 December 1997                 81            (42)            39          1,275               (6)           (18)         1,290
Cash flow                       (38)            30             (8)          (313)            (986)            14         (1,293)
Exchange movements                1             (1)            --             --               --             --             --
---------------------------------------------------------------------------------------------------------------------------------
31 DECEMBER 1998                 44            (13)            31            962             (992)            (4)            (3)
---------------------------------------------------------------------------------------------------------------------------------

13. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

A substantial portion of Reuters revenue is receivable in foreign currencies and committed under one- and two-year contracts with terms of payment up to six months in advance. As such, Reuters is subject to currency exposure from committed revenue. In addition, Reuters is subject to interest rate risk from the investment of cash balances. Reuters seeks to limit these risks by entering into a mix of derivative financial instruments which include forward contracts, options (including cylinders), swaps and forward rate agreements. A more detailed discussion on Reuters Treasury Management can be found in the operating and financial review (see pages 43-45).

If the derivative financial instruments were considered separately from the underlying future revenue and interest income, Reuters would be subject to market risk on these financial instruments from fluctuations in currency and interest rates. Reuters only enters into such derivative financial instruments to hedge (or reduce) the underlying exposure described above. There is, therefore, no net market risk on such derivative financial instruments and only a credit risk from the potential non-performance by counterparties. The amount of this credit risk is generally restricted to any hedging gain and not the principal amount hedged.

Reuters may also purchase options to hedge translation exposure arising on the conversion of the results of subsidiaries whose functional currency is not sterling - principally Instinet and TIBCO. In such cases the maximum cash outflow from this activity is the cost of the option premia.

Derivative instruments held at 31 December were:

                                                1998                           1997                             1996
                                  -----------------------------    ---------------------------     --------------------------------
                                     GROSS                           GROSS                           GROSS
                                  CONTRACT   CARRYING       FAIR  CONTRACT  CARRYING      FAIR     CONTRACT   CARRYING         FAIR
                                   AMOUNTS      VALUE      VALUE   AMOUNTS     VALUE      VALUE     AMOUNTS      VALUE        VALUE
                                  (pound)m   (pound)m   (pound)m  (pound)m  (pound)m   (pound)m    (pound)m   (pound)m     (pound)m
-----------------------------------------------------------------------------------------------------------------------------------
CURRENCY MANAGEMENT
Foreign exchange forward contracts:
   Contracts in profit               97        --          5        324          --        39         531        --              29
   Contracts in loss                257        --        (10)        59          --        --           7        --              --
Foreign currency options            399        --         (1)        53           2         2         166           3            13
-----------------------------------------------------------------------------------------------------------------------------------
                                    753        --         (6)       436           2        41         704           3            42
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE MANAGEMENT
Interest rate swaps                 100        --         (1)       140           1         3         250           2             8
Forward rate agreements              --        --         --         50          --        --         450          --            --
-----------------------------------------------------------------------------------------------------------------------------------
                                    100        --         (1)       190           1         3         700           2             8
-----------------------------------------------------------------------------------------------------------------------------------

13. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS continued

Carrying values are amounts recorded in the balance sheet and comprise deferred option premia, which are recognised over the period to which the option relates, and certain locked in profits on swap contracts which have been recognised for accounting purposes but where settlement in cash has not yet occurred. Fair values represent the mark to market value of contracts at the balance sheet date.

The foreign exchange forward contracts are held 52% in continental European currencies (1997 - 56%, 1996 - 74%). The remaining contracts were principally in Japanese yen and US dollars.

Foreign exchange forward contracts and options mature at dates up to 22 months from the balance sheet date. Interest forward rate agreements, swaps and options on swaps commence and mature at various dates through April 2000.

The fair value of foreign currency and interest rate management instruments is estimated on the basis of market quotes, discounted to current value using market-quoted interest rates.

The weighted average fixed rate receivable on the interest rate swaps at 31 December 1998 was 7% (1997 - 8%, 1996 - 9%) and the weighted average variable rate payable was 6% (1997 - 7%, 1996 - 7%). The weighted average variable rate is based on the rate implied in the yield curve at the balance sheet date.

All derivative instruments are unsecured. However, Reuters does not anticipate non-performance by the counterparties who are all banks with recognised credit ratings of 'A' or higher.

Carrying and fair values of group financial assets and liabilities at 31 December were:

                                             1998                   1997                 1996
                                     -------------------   --------------------    ------------------
                                     CARRYING       FAIR   CARRYING        FAIR    CARRYING      FAIR
                                        VALUE      VALUE      VALUE       VALUE       VALUE     VALUE
                                     (pound)m   (pound)m   (pound)m    (pound)m    (pound)m  (pound)m
-----------------------------------------------------------------------------------------------------
Derivative instruments                      -        (7)          3          44           5        50
Other assets:
  Interests in own shares                  45         77         39          79          28        73
  Other fixed asset investments            25         67         19          33          22        46
  Debtors                                 463        463        344         344         269       269
  Short-term investments and cash       1,006      1,006      1,356       1,356       1,096     1,096
Liabilities:
  Current liabilities                 (1,507)    (1,507)      (436)       (436)       (360)     (360)
  Long-term liabilities                   (4)        (4)       (18)        (18)        (22)      (22)
-----------------------------------------------------------------------------------------------------

Financial instruments exclude prepayments and accrued income and taxation classified with debtors and accruals, deferred income and taxation classified within creditors.

Monetary assets and liabilities by currency, excluding the functional currency of each operation at 31 December 1998, were:

                                               NET FOREIGN CURRENCY MONETARY ASSETS/(LIABILITIES) (POUND)M
                                     -------------------------------------------------------------------------------------
                                                      US     SWISS    FRENCH    SINGAPORE   HONG KONG
                                     STERLING     DOLLAR     FRANC      FRANC      DOLLAR      DOLLAR      OTHER     TOTAL
--------------------------------------------------------------------------------------------------------------------------
Functional currency of operation
Sterling                                    -         16      (21)          9      (10)        (26)         48        16
US dollar                                  32          -         8          -         -          21          9        70
--------------------------------------------------------------------------------------------------------------------------
Total                                      32         16      (13)          9      (10)         (5)         57        86
--------------------------------------------------------------------------------------------------------------------------

Net currency gains and losses arising from monetary assets/(liabilities) not in the functional currency of an operation are recognised in its profit and loss account. Those arising from the translation of US dollar functional currency financial statements into sterling (principally Instinet and TIBCO) are recognised in the statement of recognised gains and losses.

The currency and interest rate profile of the group's short-term investments at 31 December 1998 was:

                                            SHORT-TERM INVESTMENTS             FIXED RATE INVESTMENTS
                                   ---------------------------------------   -------------------------
                                                                                WEIGHTED      WEIGHTED
                                                                                 AVERAGE       AVERAGE
                                                   FLOATING                     INTEREST      TIME FOR
                                                       RATE     FIXED RATE       RATE AT    WHICH RATE
                                      TOTAL     INVESTMENTS    INVESTMENTS   31 DECEMBER      IS FIXED
                                   (pound)m        (pound)m       (pound)m             %         YEARS
------------------------------------------------------------------------------------------------------
Sterling                               620              615              5            7              2
US dollar                              267              171             96            6              2
Other                                   75               71              4            4              5
------------------------------------------------------------------------------------------------------
Total short-term investments
------------------------------------------------------------------------------------------------------
31 December 1998                       962              857            105            6              2
------------------------------------------------------------------------------------------------------
31 December 1997                     1,275            1,212             63            7              2
31 December 1996                     1,019              979             40            7              2
------------------------------------------------------------------------------------------------------

Sterling and US dollar floating rate investments include (pound)623 million (1997 - (pound)789 million) of money market deposits and nil (1997 - (pound)265 million) of equity based investments which mature within three months of the balance sheet date.

Fixed rate investments are those investments which have an interest rate fixed for a period of greater than one year.

The currency and interest rate profile of the group's total borrowings at 31 December 1998 was:

                                                  BORROWINGS                  FIXED RATE BORROWINGS
                                   ---------------------------------------   -------------------------
                                                                                WEIGHTED      WEIGHTED
                                                                                 AVERAGE       AVERAGE
                                                   FLOATING                     INTEREST      TIME FOR
                                                       RATE     FIXED RATE       RATE AT    WHICH RATE
                                      TOTAL      BORROWINGS     BORROWINGS   31 DECEMBER      IS FIXED
                                   (pound)m        (pound)m       (pound)m             %         YEARS
------------------------------------------------------------------------------------------------------
Sterling                                994             990              4             9             1
Other                                    15              15             --            --            --
------------------------------------------------------------------------------------------------------

Total borrowings
------------------------------------------------------------------------------------------------------
31 December 1998                      1,009           1,005              4             9             1
------------------------------------------------------------------------------------------------------
31 December 1997                         66              58              8             9             2
31 December 1996                         46              35             11             9             3
-----------------------------------------------------------------------------------------------------

The floating rate borrowings comprise bank loans and overdrafts bearing interest at rates based on local money market rates and commercial paper with a maturity of less than 12 months. The weighted average interest rate on bank borrowings at 31 December 1998 was 4% (1997 - 4%, 1996 - 4%).

Total borrowings are repayable as follows:

                                                         1998         1997         1996
                                                       (pound)m     (pound)m      (pound)m
------------------------------------------------------------------------------------------
Within one year                                           1,005           48            24
Between one and two years                                     4           18             4
Between two and five years                                   --           --            18
------------------------------------------------------------------------------------------
                                                          1,009           66            46
------------------------------------------------------------------------------------------
Bank borrowings secured against freehold property             3           15            19
------------------------------------------------------------------------------------------

Bank borrowings at 31 December 1998 included a short-term loan denominated in sterling, secured on freehold property held at a cost of (pound)93 million. The interest rate payable on this loan was 8.8%.

13.  DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS continued

In December 1997, Reuters Group PLC entered into syndicated credit facilities for (pound)1.5 billion to cover payments due to shareholders under the capital reorganisation. A facility of (pound)1.0 billion expired on 2 December 1998. The remaining (pound)0.5 billion which is at variable interest rates based on LIBOR, the London Interbank Offer Rate, may be drawn and redrawn up to one month prior to its maturity in December 2002.

In March 1998 Reuters established a Euro Commercial Paper Programme. This provides access to (pound)1.5 billion of uncommitted finance of which (pound)511 million was unused at 31 December 1998. In December 1998 Reuters established a (pound)1.0 billion Euro Medium Term Note Programme.

In addition, at 31 December 1998 Reuters had unused, short-term, uncommitted bank borrowing facilities denominated in various currencies, the sterling equivalent of which was approximately (pound)230 million, at money market rates varying principally between 2% and 13%, depending on the currency.

14. CONCENTRATION OF CREDIT RISK

Reuters is exposed to concentrations of credit risk. Reuters invests in UK and US government securities and with high credit quality financial institutions. Reuters limits the amount of credit exposure to any one financial institution. Reuters is also exposed to credit risk from its trade debtors which are concentrated in the financial community. Reuters estimates that approximately 57% of its subscribers are financial institutions, 29% are corporations in other sectors of the business community, 5% are from the news media and 9% are government institutions and individuals worldwide (1997 - 58%, 28%, 5% and 9% respectively).

Instinet is exposed to the possibility of trades between its counterparties failing to settle. Due to the settlement mechanisms employed the maximum exposure is generally limited to the market movement between the trade date and the settlement date. There are no material unprovided off balance sheet exposures or positions in respect of trades undertaken on or prior to 31 December 1998.

CONSOLIDATED BALANCE SHEET at 31 December

                                                                                                  PROFORMA
                                                                                         -----------------------
                                                                               1998          1997          1996*
                                                             notes         (pound)m      (pound)m        pound)m
----------------------------------------------------------------------------------------------------------------
Fixed assets
Intangible assets: Goodwill                                     16            234            157            198
Tangible assets                                                 17            779            816            775
Investments                                                     18             85             73             53
----------------------------------------------------------------------------------------------------------------
                                                                            1,098          1,046          1,026
----------------------------------------------------------------------------------------------------------------
Current assets
Stocks                                                          19              6             13             22
Debtors (see note below)                                        20            595            498            431
Short-term investments                                          21            962          1,275          1,019
Cash at bank and in hand                                                       44             81             77
----------------------------------------------------------------------------------------------------------------
                                                                            1,607          1,867          1,549
Creditors: Amounts falling due within one year                  22         (2,250)        (1,153)        (1,024)
----------------------------------------------------------------------------------------------------------------
Net current (liabilities)/assets                                             (643)           714            525
----------------------------------------------------------------------------------------------------------------
Total assets less current liabilities                                         455          1,760          1,551
Creditors: Amounts falling due after more than one year         23            (16)           (37)           (41)
Provisions for liabilities and charges:
Pensions and similar obligations                                24            (36)           (28)           (30)
Deferred taxation                                               25            (14)           (16)           (21)
----------------------------------------------------------------------------------------------------------------
Net assets                                                                    389          1,679          1,459
----------------------------------------------------------------------------------------------------------------
Capital and reserves                                            26
Called-up share capital                                                       354            408            408
Share premium account                                                          16             --             --
Other reserve                                                              (1,717)          (290)          (325)
Profit and loss account reserve                                             1,719          1,543          1,375
----------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                          372          1,661          1,458
Minority interests - equity                                                    --              1              1
                  - non-equity                                  27             17             17             --
----------------------------------------------------------------------------------------------------------------
Capital employed                                                              389          1,679          1,459
----------------------------------------------------------------------------------------------------------------

Debtors and net current assets include amounts due after more than one year of (pound)40 million (1997 - (pound)57 million, 1996 - (pound)39 million). 1997 and 1996 capital and reserves are shown on a proforma basis (see note 1).
*1996 figures restated following implementation of UK Financial Reporting Standard 10 (FRS 10).
The balance sheet of Reuters Group PLC is shown on page 75.
The financial statements on pages 50-78 were approved by the directors on 12 February 1999.

--((signature))--                     --((signature))--
Peter Job, Chief Executive            Rob Rowley, Finance Director

RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                      1998             1997            1996
for the year ended 31 December                                        (pound)m       (pound)m         (pound)m
-----------------------------------------------------------------------------------------------------------------
Retained profit                                                           181            200            252
Translation differences (debited)/credited directly to reserves            (1)             2            (28)
Return of surplus capital to shareholders                              (1,482)            --             --
Shares issued during the year                                              13             22             23
Shares repurchased during the year                                         --            (21)            --
-----------------------------------------------------------------------------------------------------------------
Net (reduction)/addition to shareholders' equity                       (1,289)           203            247
Opening shareholders' equity                                            1,661          1,458          1,211
-----------------------------------------------------------------------------------------------------------------
Closing shareholders' equity                                              372          1,661          1,458
-----------------------------------------------------------------------------------------------------------------

NOTES ON THE CONSOLIDATED BALANCE SHEET

15. SEGMENTAL ANALYSIS

The tables below show net assets and total assets by location on a basis consistent with the segmental analysis of profit in note 2. For the reasons discussed in that note, the assets in any location are not matched with the revenue earned in that location.

                                                                    RESTATED
                                                1998       1997         1996
LOCATION OF NET ASSETS                          (pound)m  (pound)m  (pound)m
-------------------------------------------------------------------------------

Non-interest bearing assets/(liabilities):

Europe, Middle East and Africa                     253        301       295
Asia/Pacific                                        96        101        98
The Americas                                         4         53        80
Instinet                                            84        114        37
TIBCO                                               28          6         4
Central                                            (70)      (180)      (98)
-------------------------------------------------------------------------------
Non-interest bearing net assets                    395        395       416
Interest bearing net (liabilities)/assets           (6)     1,284     1,043
-------------------------------------------------------------------------------
                                                   389      1,679     1,459
-------------------------------------------------------------------------------

Central non-interest bearing liabilities consist principally of dividend and taxation liabilities partially offset by unamortised goodwill. Interest bearing net assets are stated after deducting deferred consideration which has been discounted for accounting purposes.

                                                                      RESTATED
                                                  1998       1997         1996
LOCATION OF TOTAL ASSETS                        (pound)m    pound)m   (pound)m
-------------------------------------------------------------------------------

Europe, Middle East and Africa                      584        644       584
Asia/Pacific                                        213        224       206
The Americas                                        158        178       195
Instinet                                            686        500       355
TIBCO                                                64         56        33
Central                                           1,000      1,311     1,202
-------------------------------------------------------------------------------
                                                  2,705      2,913     2,575
-------------------------------------------------------------------------------
Fixed assets                                      1,098      1,046     1,026
Current assets                                    1,607      1,867     1,549
-------------------------------------------------------------------------------
                                                  2,705      2,913     2,575
--------------------------------------------------------------------------------
Central assets consist principally of purchased goodwill net of accumulated amortisation, short-term investments and cash.

16. INTANGIBLE ASSETS: GOODWILL

                                                                                         NET BOOK
                                                    COST          AMORTISATION             AMOUNT
                                                (pound)m              (pound)m            (pound)m
--------------------------------------------------------------------------------------------------
31 December 1997                                     474                (317)                 157
Additions (see note 32)                              128                    -                 128
Amortisation charged in year - subsidiaries            -                 (46)                (46)
                             - associates              -                  (5)                  (5)
Written back                                        (38)                   38                   -
--------------------------------------------------------------------------------------------------
31 December 1998                                     564                (330)                 234
--------------------------------------------------------------------------------------------------

Amounts written back comprise goodwill which was originally capitalised on the acquisition of Reuters Health Information practice management and Reuters Voice Systems businesses which were disposed of in December 1998.

17. TANGIBLE ASSETS

                                                                                                  OFFICE
                                                                                  COMPUTER     EQUIPMENT
                                                       FREEHOLD     LEASEHOLD      SYSTEMS     AND MOTOR
                                                       PROPERTY      PROPERTY    EQUIPMENT      VEHICLES         TOTAL
                                                       (pound)m      (pound)m    (pound)m       (pound)m       (pound)m
-----------------------------------------------------------------------------------------------------------------------
COST
31 December 1997                                            176           137        1,623           208         2,144
Translation differences                                       -             -          (1)             -           (1)
Additions                                                     5            18          231            42           296
Owned by subsidiaries acquired                                -             1            4             2             7
Disposals                                                     -          (14)        (159)          (25)         (198)
-----------------------------------------------------------------------------------------------------------------------
31 December 1998                                            181           142        1,698           227         2,248
-----------------------------------------------------------------------------------------------------------------------
Depreciation
31 December 1997                                             58            68        1,071           131         1,328
Charged in the year                                           8            13          269            41           331
Owned by subsidiaries acquired                                -             -            3             1             4
On disposals                                                  -          (13)        (159)          (22)         (194)
-----------------------------------------------------------------------------------------------------------------------
31 December 1998                                             66            68        1,184           151         1,469
-----------------------------------------------------------------------------------------------------------------------
Net book amount
-----------------------------------------------------------------------------------------------------------------------
31 December 1998                                            115            74          514            76           779
-----------------------------------------------------------------------------------------------------------------------
31 December 1997                                            118            69          552            77           816
----------------------------------------------------------------------------------------------------------------------


                                               1998         1997         1996
NET BOOK AMOUNT OF LEASEHOLD PROPERTY      (pound)m     (pound)m     (pound)m
-------------------------------------------------------------------------------
Long-term leaseholds                           14           16         15
Short-term leaseholds                          60           53         44
-------------------------------------------------------------------------------
                                               74           69         59
-------------------------------------------------------------------------------
CAPITAL COMMITMENTS
-------------------------------------------------------------------------------
Contracted for                                 35           47         52
-------------------------------------------------------------------------------


18. INVESTMENTS

                                            INTERESTS IN         INTERESTS IN              OTHER
                                              OWN SHARES           ASSOCIATES          INVESTMENTS             TOTAL
                                                (pound)m             (pound)m             (pound)m          (pound)m
-----------------------------------------------------------------------------------------------------------------------
COST LESS AMOUNTS WRITTEN OFF
31 December 1997                                   39                     22                  19                 80
Net additions                                       6                      6                  14                 26
Disposals                                           -                      -                  (8)                (8)
Reclassification (see note below)                   -                     (4)                  -                 (4)
-----------------------------------------------------------------------------------------------------------------------
31 December 1998                                   45                     24                  25                 94
-----------------------------------------------------------------------------------------------------------------------
SHARE OF POST-ACQUISITION LOSSES
31 December 1997                                    -                     (7)                  -                 (7)
Profits arising in the year (see note below)        -                      4                   -                  4
Reclassification (see note below)                   -                      3                   -                  3
Dividends received                                  -                     (9)                  -                 (9)
------------------------------------------------------------------------------------------------------------------------
31 December 1998                                    -                     (9)                  -                 (9)
------------------------------------------------------------------------------------------------------------------------
                                                   45                     15                  25                 85
------------------------------------------------------------------------------------------------------------------------

Profits arising in the year of (pound)4 million are shown net of (pound)5 million goodwill amortisation in the consolidated profit and loss account.

18.  INVESTMENTS continued

The reclassification reflects the purchase of the remaining 50% of Adways S.A. which is now treated as a wholly owned subsidiary undertaking.

Interests in own shares represents the cost less amounts written off of 12.1 million ordinary shares held by employee share ownership trusts (ESOTs). These were acquired in the open market using funds provided by Reuters. The write-off reflects employee interests under incentive plans which are charged against profit over the vesting period of the awards (see pages 26-28). The market value of these shares at 31 December 1998 was (pound)77 million. The ESOTs have waived dividend and voting rights on these shares. This presentation accords with that required by the Urgent Issues Task Force abstracts 13 and 17. Should the shares held by the ESOTs become material this treatment may be reviewed.

During 1998 Reuters entered into a joint venture with Rudin Times Square Associates, LLC. At 31 December 1998 Reuters had invested a nominal amount and had guaranteed the future injection of approximately US$45 million (see page
43).

During 1998 transactions between Reuters and its associates totalled (pound)2 million (1997 - (pound)4 million, 1996 - (pound)3 million).

Other investments consist principally of US technology stocks, a number of which are listed with a market value of (pound)48 million, and Stock Exchange seats.


19. STOCKS


                                                1998       1997         1996
                                            (pound)m   (pound)m     (pound)m
-------------------------------------------------------------------------------

Contract work in progress                        10         15           22
Less progress payments                           (9)       (11)         (13)
-------------------------------------------------------------------------------
                                                  1          4            9
Equipment stocks                                  5          9           13
-------------------------------------------------------------------------------
                                                  6         13           22
-------------------------------------------------------------------------------


20. DEBTORS


                                               1998         1997         1996
                                           (pound)m     (pound)m     (pound)m
-------------------------------------------------------------------------------

Trade debtors                                  197          176          166
Less allowance for doubtful accounts           (28)         (27)         (24)
-------------------------------------------------------------------------------
                                               169          149          142
Instinet counterparty debtors                  204          122           63
Other debtors                                   90           73           69
Prepayments and accrued income                  67           73           65
Deferred taxation (see note 25)                 65           74           69
Advance corporation tax recoverable              -            7           23
-------------------------------------------------------------------------------
                                               595          498          431
-------------------------------------------------------------------------------

Amounts falling due after more than one year
(included in the above):
Other debtors                                   16           15           15
Deferred taxation                               24           42           24
-------------------------------------------------------------------------------
                                                40           57           39
--------------------------------------------------------------------------------
                                     Page 66

21. SHORT-TERM INVESTMENTS


                                               1998         1997         1996
                                           (pound)m     (pound)m     (pound)m
-------------------------------------------------------------------------------

Listed
Government securities: UK                         2            2            -
                       Overseas                 115           83           54
Other investments:     Overseas                   -          265            -
-------------------------------------------------------------------------------
                                                117          350           54
-------------------------------------------------------------------------------
Unlisted
Certificates of deposit                         127          144          242
Term deposits:         UK                       511          647          594
                       Overseas                 103           73           39
Other investments:     UK                         3            -            -
                       Overseas                 101           61           90
-------------------------------------------------------------------------------
                                                845          925          965
-------------------------------------------------------------------------------
                                                962        1,275        1,019
-------------------------------------------------------------------------------



22. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                               1998         1997         1996
                                           (pound)m     (pound)m     (pound)m
-------------------------------------------------------------------------------

Trade creditors                                 126          135          122
Accruals                                        435          374          362
Instinet counterparty creditors                 186           77           39
Deferred income                                  43           38           43
Other creditors                                  35           36           30
Other taxation and social security               33           36           25
-------------------------------------------------------------------------------
                                                858          696          621
Bank overdrafts                                  13           42            6
Bank loans                                        3            6           18
Commercial paper                                989            -            -
Current UK corporation and overseas taxation    232          269          234
Proposed dividend                               155          140          145
--------------------------------------------------------------------------------
                                              2,250        1,153        1,024
--------------------------------------------------------------------------------

Current UK corporation and overseas taxation comprises:


                                               1998         1997         1996
                                           (pound)m     (pound)m     (pound)m
-------------------------------------------------------------------------------

UK corporation tax:
  Advance corporation tax                         -           47           22
  Mainstream corporation tax                    105          134          163
Overseas taxes                                  127           88           49
-------------------------------------------------------------------------------
                                                232          269          234
-------------------------------------------------------------------------------

23. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR


                                               1998         1997         1996
                                           (pound)m     (pound)m     (pound)m
-------------------------------------------------------------------------------
Bank borrowings                                   4           18           22
Other creditors                                  12           19           19
--------------------------------------------------------------------------------
                                                 16           37           41
--------------------------------------------------------------------------------

24. PENSIONS AND SIMILAR OBLIGATIONS

Reuters has established various pension arrangements covering the majority of its employees. In all plans, except those which are internally funded, the assets are held separately from those of the company and are independently administered.

Defined contribution plans

Reuters operates 31 defined contribution plans covering approximately 68% of its employees, of which the largest plan, the Reuters Pension Fund, covers approximately 26% of employees. Members of this plan contribute 6% of basic salaries and Reuters is required to make an annual contribution of 9.525% of members' basic salaries regardless of the funding status of the plan. Reuters does not have the ability to recover assets held by the plan, nor can it be required to make additional payments to the plan over and above the annual contributions referred to above. Custodial responsibility for the assets of the plan rests with two substantial and independent UK investment managers.

Defined benefit plans

Reuters also operates 33 defined benefit plans covering approximately 16% of employees. Individually, these plans are of a relatively minor nature. They are subject to regular valuations based on the accepted actuarial practice and standards within the country in which the plan is established. The largest plans are directly invested and others are invested in insurance contracts. The remainder are internally funded in accordance with local practice with provisions in the subsidiary undertakings to recognise the pension obligations.

Where necessary, additional provisions have been established for the group's plans in accordance with UK Statement of Standard Accounting Practice 24 based on independent actuarial advice.

Post-retirement medical benefits

In the US, Reuters provides unfunded post-retirement medical benefits to certain US employees. The principal assumptions used in the most recent actuarial valuation undertaken at 31 December 1998 were that health care costs would increase by 8% per annum per head over the next year decreasing to 6% over the following two years and remain at 6% thereafter.

The movement on pension provisions and similar obligations was as follows:


                                                    1998        1997       1996
                                                (pound)m    (pound)m   (pound)m
-------------------------------------------------------------------------------

Opening balance                                       28         30         27
Profit and loss account (see note 3):
Defined contribution plans                            35         32         29
Defined benefit plans                                 14         11         14
Post-retirement medical benefits                       1          1          1
-------------------------------------------------------------------------------
                                                      50         44         44
Utilised in the year                                 (42)       (46)       (41)
-------------------------------------------------------------------------------
Closing balance                                       36         28         30
-------------------------------------------------------------------------------

25. DEFERRED TAXATION LIABILITIES/(ASSETS)

                                                  1998      1997       1996
                                                (pound)m  (pound)m   (pound)m
-------------------------------------------------------------------------------

Opening balance                                   (58)       (48)      (85)
Arising on acquisitions                             -          -        18
Profit and loss account                             7        (10)       19
-------------------------------------------------------------------------------
Closing balance                                   (51)       (58)      (48)
-------------------------------------------------------------------------------
The closing balance is analysed below:
-------------------------------------------------------------------------------
Timing differences:
Fixed asset related                                  7        (1)        13
Other                                              (58)       (57)      (61)
-------------------------------------------------------------------------------
                                                   (51)       (58)      (48)
-------------------------------------------------------------------------------


Reuters has provided for all potential deferred tax liabilities in respect of timing differences and has provided for deferred UK income and foreign withholding taxes that will be triggered by the expected future remittance of earnings by overseas subsidiary undertakings. Reuters has not provided for deferred UK income and foreign withholding taxes relating to unremitted earnings where remittance of these earnings is not currently anticipated in the foreseeable future. Reuters estimates that these unrecognised taxes would total approximately (pound)117 million at 31 December 1998.

                                                            VALUATION
                                                 ASSETS     ALLOWANCE    LIABILITIES  NET
Total timing differences at 31 December 1998    (pound)m    (pound)m     (pound)m     (pound)m
----------------------------------------------------------------------------------------------
Fixed asset related                               (46)          32          21            7
Unrecognised tax losses                           (16)          14          --           (2)
Other                                             (85)          19          10          (56)
----------------------------------------------------------------------------------------------
                                                 (147)          65          31          (51)
----------------------------------------------------------------------------------------------

The valuation allowance increased by (pound)21 million during 1998. Where appropriate deferred tax assets and liabilities are netted for balance sheet presentation purposes. The net deferred tax balance has been analysed as:

                                                                                      1998          1997          1996
                                                                                    (pound)m      (pound)m       (pound)m
------------------------------------------------------------------------------------------------------------------------
Deferred tax debtor (included in debtors - see note 20)                               (65)          (74)          (69)
Deferred tax liability (included in provisions for liabilities and charges)            14            16            21
-------------------------------------------------------------------------------------------------------------------------


26. CAPITAL AND RESERVES

                                                                                           PROFIT AND
                                                CALLED-UP         SHARE                          LOSS         SHARE-
                                                    SHARE       PREMIUM          OTHER        ACCOUNT       HOLDERS'
                                                  CAPITAL       ACCOUNT        RESERVE        RESERVE         EQUITY
                                                 (pound)m      (pound)m       (pound)m       (pound)m       (pound)m
--------------------------------------------------------------------------------------------------------------------
31 December 1995 (proforma - see note 1)             408             --          (370)         1,173          1,211
Shares issued during the year                         --             --            45            (22)            23
Translation differences                               --             --            --            (28)           (28)
Retained earnings for the year (restated)             --             --            --            252            252
--------------------------------------------------------------------------------------------------------------------
31 December 1996 (proforma - see note 1)             408             --          (325)         1,375          1,458
Shares issued during the year                         --             --            35            (13)            22
Shares repurchased during the year                    --             --            --            (21)           (21)
Translation differences                               --             --            --              2              2
Retained earnings for the year                        --             --            --            200            200
--------------------------------------------------------------------------------------------------------------------
31 December 1997 (proforma - see note 1)             408             --          (290)         1,543          1,661
Capital reorganisation (see note 1)                  (55)            --        (1,427)            --         (1,482)
Shares issued during the year                          1             16            --             (4)            13
Retained earnings for the year                        --             --            --            181            181
Translation differences                               --             --            --             (1)            (1)
--------------------------------------------------------------------------------------------------------------------
31 December 1998                                     354             16        (1,717)         1,719            372
--------------------------------------------------------------------------------------------------------------------

Cumulative translation losses at 31 December 1998 totalled (pound)28 million (1997 - (pound)27 million, 1996 - (pound)29 million).

During 1998 (pound)17 million was received by Reuters Group PLC on the issue of shares in respect of the exercise of options awarded under various share option plans. Employees paid (pound)13 million to the group for the issue of these shares and the balance of (pound)4 million comprised contributions to the qualifying employee share trust (QUEST) from subsidiary undertakings.

27. NON-EQUITY MINORITY INTERESTS

Non-equity minority interests comprise convertible preferred stock issued by TIBCO Software Inc., a US subsidiary. The holders of these securities, which are non-redeemable, have no rights against group undertakings other than the issuing entity. Dividends on the preferred stock are only payable when declared.

28. SHARE CAPITAL

                                                                                     PROFORMA
                                                                              -----------------------
                                                                       1998        1997       1996
                                                                   (pound)m    (pound)m   (pound)m
-----------------------------------------------------------------------------------------------------
AUTHORISED
One Founders Share of (pound)1                                         --          --         --
49,998 redeemable preference shares of (pound)1 (see note 35)          --          --         --
2,100 million ordinary shares of 25p each                             525         525        525
-----------------------------------------------------------------------------------------------------
                                                                      525         525        525
-----------------------------------------------------------------------------------------------------
ALLOTTED AND CALLED-UP
One Founders Share of (pound)1                                         --          --         --
Redeemable preference shares of (pound)1 (see note 35)                 --          --         --
Ordinary shares of 25p each                                           354         408        408
-----------------------------------------------------------------------------------------------------
                                                                      354         408        408
-----------------------------------------------------------------------------------------------------
Number of ordinary shares of 25p each (millions)                    1,421.6     1,635.4    1,635.4
-----------------------------------------------------------------------------------------------------


SHARES ALLOTTED/(REPURCHASED) DURING THE YEAR IN MILLIONS            1998        1997       1996
-----------------------------------------------------------------------------------------------------
Capital reorganisation                                             (218.1)         --         --
Shares in Reuters Group PLC issued for cash under employee
  share schemes at prices ranging from 118p to 601p per share
  since 18 February 1998                                              4.3          --         --
-----------------------------------------------------------------------------------------------------
                                                                   (213.8)         --         --
-----------------------------------------------------------------------------------------------------

Proforma ordinary shares allotted and called-up at 31 December 1997 and 31 December 1996 represents the nominal value of shares in issue of Reuters Group PLC immediately prior to the capital reorganisation on 18 February 1998. Consequently, there are no share movements shown for 1996 and 1997.

29. CONTINGENT LIABILITY

In January 1998 Reuters was notified that Reuters Analytics Inc. ("Reuters Analytics"), one of its US subsidiaries, is the subject of a grand jury investigation in New York arising out of an arrangement that Reuters Analytics had with a New York-based consultant. The consultant subscribed to Bloomberg L.P.'s service, which included the associated data and analytics.

Reuters is co-operating with the investigation and has engaged external legal counsel to conduct a thorough internal inquiry. At this time Reuters is unable to predict the impact the investigation or related events may have on its business or financial condition.

30. EMPLOYEE SHARE OPTION PLANS

Reuters operates share plans for the benefit of employees as explained in the report on remuneration. Since the flotation of Reuters Holdings PLC in 1984, Reuters has issued 89 million shares under these plans.

Share option activity for the two years ended 31 December 1998 was as follows:

                                                                                                                WEIGHTED
                                                                                                                 AVERAGE
                                                                                                                EXERCISE
                                                      SAVE AS YOU       EXECUTIVE         PLAN                     PRICE
                                                       EARN PLANS           PLANS         2000        TOTAL      (POUND)
-----------------------------------------------------------------------------------------------------------------------------
Ordinary shares under option in millions (including ADSs):
31 December 1996                                            21.7             6.4          --          28.1          3.52
Granted                                                      4.8              --          --           4.8          5.01
Exercised                                                   (5.9)           (2.7)         --          (8.6)         2.57
Expired, cancelled or lapsed                                (3.4)           (0.3)         --          (3.7)         4.86
-----------------------------------------------------------------------------------------------------------------------------
31 December 1997                                            17.2             3.4          --          20.6          4.05
Granted                                                      5.1              --          25.7        30.8          5.43
Exercised                                                   (3.0)           (1.7)         --          (4.7)         2.88
Expired, cancelled or lapsed                                (2.2)           (0.1)         --          (2.3)         4.70
-----------------------------------------------------------------------------------------------------------------------------
31 December 1998                                            17.1             1.6          25.7        44.4          5.10
-----------------------------------------------------------------------------------------------------------------------------
Number of participants at 31 December 1998                 8,285             125       12,869
-----------------------------------------------------------------------------------------------------------------------------


The following table summarises information relating to the number of shares under option and those which were exercisable at 31 December 1998.

                                                 WEIGHTED                         SHARES
                                                  AVERAGE                    EXERCISABLE
                                                   PERIOD       WEIGHTED              AT           WEIGHTED
                             TOTAL SHARES    REMAINING TO        AVERAGE      1 DECEMBER            AVERAGE
                             UNDER OPTION    FULL VESTING       EXERCISE            1998           EXERCISE
RANGE OF EXERCISE PRICES       (MILLIONS)        (MONTHS)          PRICE      (MILLIONS)              PRICE
-----------------------------------------------------------------------------------------------------------
Ordinary shares
(pound)1.00 - (pound)3.00             0.2               -    (pound)2.54             0.2        (pound)2.54
(pound)3.01 - (pound)5.00            10.7              18    (pound)4.13             1.0        (pound)4.32
(pound)5.01 - (pound)7.00            30.9              32    (pound)5.46               -                  -
ADSs
$20.01 - $40.00                       0.2               -         $29.55             0.2             $29.55
$40.01 - $60.00                       2.4              24         $51.85             0.2             $43.72
-----------------------------------------------------------------------------------------------------------
                                     44.4                                            1.6
-----------------------------------------------------------------------------------------------------------

In August 1990 and January 1994, Reuters established employee share ownership trusts with the power to acquire shares in the open market. The trustee of both trusts, an off-shore subsidiary of Reuters, is being managed under contract by an independent management company. Shares purchased by the trusts will be used to meet obligations under the company's restricted share plans described in the report on remuneration on pages 26-28. Shares may also be used to satisfy the exercise of options granted, or to be granted, under the employee share option plans. Alternatively, new shares may be issued to satisfy these option obligations.

31. OPERATING LEASES

Minimum payments for non-cancellable operating leases for terms in excess of one year from 31 December are as follows:


                                         1998       1997        1996
                                     (pound)m   (pound)m    (pound)m
----------------------------------------------------------------------

Year ended 31 December
1997                                        -          -          62
1998                                        -         62          58
1999                                       70         60          47
2000                                       64         51          42
2001                                       61         45          35
2002                                       54         38          30
2003                                       46         30          27
Thereafter                                295        119         117
----------------------------------------------------------------------
Total minimum lease payments              590        405         418
----------------------------------------------------------------------

At 31 December Reuters had commitments to make payments during the following year under non-cancellable operating leases as follows:

                                      LAND AND BUILDINGS                  OTHER
                                ----------------------------  ----------------------------
                                    1998      1997      1996      1998      1997      1996
                                (pound)m  (pound)m  (pound)m  (pound)m  (pound)m  (pound)m
----------------------------------------------------------------------------------------------
Operating leases which expire:
Within one year                        7         5         5         1         1         5
In the second to fifth years          36        26        27         8         8         7
Over five years                       26        28        28        --        --        --
----------------------------------------------------------------------------------------------


32. ACQUISITIONS

During 1998 Reuters acquired a number of subsidiary undertakings including 100% shareholdings in Lipper Analytical Services Inc., Liberty SA, Agence de Presse Medicale and Citywatch Limited. Investments in associated undertakings included a 33.5% shareholding in GL Trade, 27.5% shareholding in Datamonitor Plc and 42% of The Riskmetrics Group, LLC. The cost, consolidated net assets and goodwill arising was as follows:


                        SUBSIDIARY           ASSOCIATED
                      UNDERTAKINGS         UNDERTAKINGS            TOTAL
                          (pound)m             (pound)m         (pound)m
-------------------------------------------------------------------------------

Paid in the year                89                   47              136
Deferred                         1                    -                1
-------------------------------------------------------------------------------
                                90                   47              137
Net assets acquired              3                    6                9
-------------------------------------------------------------------------------
Goodwill                        87                   41              128
-------------------------------------------------------------------------------

Contribution to group revenue of acquisitions made during 1998 was immaterial. Had these companies been acquired on 1 January 1998, their impact on the group's results would have been immaterial.

33. SUBSIDIARY UNDERTAKINGS

The principal subsidiary undertakings at 31 December 1998, all of which are included in the consolidated financial statements, are shown below. The shares in Reuters Investments Limited are held by Reuters Group PLC. The shares in the other companies are held by Reuters Investments Limited or its wholly-owned subsidiaries.


                                                 COUNTRY            PRINCIPAL          PERCENTAGE
                                                      OF              AREA OF           OF EQUITY
SUBSIDIARY UNDERTAKINGS                    INCORPORATION            OPERATION         SHARES HELD
-------------------------------------------------------------------------------------------------
Instinet Corporation                                 USA                  USA                100
Reuters AG                                       Germany              Germany                100
Reuters America Inc.                                 USA                  USA                100
Reuters Asia Pte Limited                       Singapore         Asia/Pacific                100
Reuters Australia Pty Limited                  Australia            Australia                100
Reuters Eastern Europe Limited             Great Britain               Russia                100
Reuters Espana SA                                  Spain                Spain                100
Reuters Hong Kong Limited                   Cook Islands            Hong Kong                100
Reuters Investments Limited                Great Britain        Great Britain                100
Reuters Italia SpA                                 Italy                Italy                100
Reuters Japan Kabushiki Kaisha                     Japan                Japan                100
Reuters Limited                            Great Britain            Worldwide                100
Reuters Nederland BV                         Netherlands          Netherlands                100
Reuters SA                                   Switzerland   Continental Europe                100
Reuters Services SARL                             France               France                100
Reuters Singapore Pte Limited                  Singapore            Singapore                100
Reuters Transaction Services Limited       Great Britain            Worldwide                100
TIBCO Finance Technology Inc.                        USA            Worldwide                100
TIBCO Software Inc.                                  USA            Worldwide                 95*
-------------------------------------------------------------------------------------------------


The activities of the subsidiary undertakings listed above are set out on page
9. The financial years for the above subsidiary undertakings end on 31 December. Associated undertakings are not listed as their carrying value is only (pound)15 million.

*Excludes the impact of non-equity stock (see note 27).

BALANCE SHEET OF REUTERS GROUP PLC at 31 December

                                                                  1998        1997      1996
                                                     notes    (pound)m    (pound)m  (pound)m
---------------------------------------------------------------------------------------------
Fixed asset investment                                  34       8,640          --        --
Amounts owed by group undertakings                               1,144          --        --
Other borrowings                                                  (989)         --        --
Proposed dividends                                                (155)         --        --
---------------------------------------------------------------------------------------------
Net assets                                                       8,640          --        --
---------------------------------------------------------------------------------------------
Capital and reserves:                                   35
Called-up share capital                                            354          --        --
Share premium                                                       16          --        --
Merger reserve                                                   6,788          --        --
Profit and loss account reserve                                  1,482          --        --
---------------------------------------------------------------------------------------------
Capital employed                                                 8,640          --        --
---------------------------------------------------------------------------------------------
Profit attributable to ordinary shareholders            --         343          --        --


This balance sheet was approved by the directors on 12 February 1999.

--((signature))--                       --((signature))--
Peter Job, Chief Executive              Rob Rowley, Finance Director

Advantage has been taken of the provisions of section 230(3) of the Companies Act 1985 not to produce a separate profit and loss account for Reuters Group PLC.

NOTES ON THE BALANCE SHEET OF REUTERS GROUP PLC

34. FIXED ASSET INVESTMENT

The investment represents the shareholding of Reuters Group PLC in Reuters Investments Limited.

35. CAPITAL AND RESERVES

                                                                                                PROFIT AND
                                                        CALLED-UP         SHARE                       LOSS
                                                            SHARE       PREMIUM       MERGER       ACCOUNT
                                                          CAPITAL       ACCOUNT      RESERVE       RESERVE          TOTAL
                                                         (pound)m      (pound)m     (pound)m      (pound)m       (pound)m
-------------------------------------------------------------------------------------------------------------------------
31 December 1997                                                -             -            -             -              -
Shares issued during the year                                 354            16        8,270             -          8,640
Transfer arising on receipt of pre-acquisition dividend         -             -      (1,482)         1,482              -
Retained profit for the year                                    -             -            -             -              -
-------------------------------------------------------------------------------------------------------------------------
31 December 1998                                              354            16        6,788         1,482          8,640
-------------------------------------------------------------------------------------------------------------------------


Reuters Group PLC was incorporated on 24 December 1996 as Nayatronics Limited and was reregistered as a public limited company on 12 December 1997. On 2 December 1997, the authorised share capital of Reuters Group PLC was increased from (pound)100 to (pound)50,000 by the creation of 49,900 redeemable preference shares of (pound)1 each and on 12 December 1997 was further increased to (pound)525,000,001 by the creation of 2,099,800,000 ordinary shares of 25p each and one Founders Share of (pound)1.

On 18 February 1998, 1,417,331,693 ordinary shares of 25p each (together with cash of (pound)1,482 million) were issued and credited as fully paid, following the approval of a High Court Scheme of Arrangement to acquire the majority of the issued share capital of Reuters Holdings PLC. For further detail see note 1. The merger reserve and profit and loss account reserve of (pound)1,482 million arose as a result of this transaction.

On 28 February 1998 the 49,998 redeemable preference shares were redeemed and converted into 199,992 ordinary shares of 25p each.

Dividend distributions of (pound)343 million charged through the profit and loss account of Reuters Group PLC in 1998 comprise a first interim dividend paid in April 1998, a second interim dividend paid in September 1998 and the recommended final 1998 dividend payable in April 1999. The first interim dividend represents the final dividend charged through the 1997 group profit and loss account of Reuters Holdings PLC prior to the capital reorganisation.

ACCOUNTING POLICIES

ACCOUNTING BASIS

The financial statements are prepared under the historical cost convention and in accordance with applicable accounting standards. As set out in note 1, the capital reorganisation has been accounted for using merger accounting principles in order to show a true and fair view.

BASIS OF CONSOLIDATION
The consolidated financial statements include:

a. The financial statements of Reuters Group PLC and its subsidiaries to 31 December. The results of subsidiaries are included for the period during which they are a member of the group.

b. Reuters share of the post-acquisition results of associated undertakings. Investments in associated undertakings are included at Reuters share of the tangible net assets at the dates of acquisition plus the group's share of post-acquisition reserves.

FOREIGN CURRENCY TRANSLATION

Where it is considered that the functional currency of an operation is sterling the financial statements are expressed in sterling on the following basis:

a. Fixed assets are translated into sterling at the rates ruling on the date of acquisition as adjusted for any profits or losses from related financial instruments.

b. Monetary assets and liabilities denominated in a foreign currency are translated into sterling at the foreign exchange rates ruling at the balance sheet date.

c. Revenue and expenses in foreign currencies are recorded in sterling at the rates ruling for the month of the transactions.

d. Any gains or losses arising on translation are reported as part of profit.

For other operations and associated undertakings, assets and liabilities are translated into sterling at the rates ruling at the balance sheet date. Revenue and expenses in foreign currencies are recorded in sterling at the rates ruling for the month of the transactions and gains or losses arising on translation are dealt with through reserves.

TREASURY

Reuters receives revenue and incurs expenses in more than 60 currencies and uses financial instruments to hedge a portion of its net cash flow and operating profit. Profits and losses from hedging activities are matched with the underlying cash flows and profits being hedged. Those relating to trading cash flows are reported as part of profit and those relating to Reuters capital expenditure programme are adjusted against the cost of the assets to which they relate.

Reuters uses financial instruments to hedge a portion of its interest exposure. Profits and losses on financial instruments are reported as part of profit for the period to which they relate.

Financial instruments hedging the risk on foreign currency assets are revalued at the balance sheet date and the resulting gain or loss offset against that arising from the translation of the underlying asset into sterling.

REVENUE

Revenue represents the turnover, net of discounts, derived from services provided to subscribers and sales of equipment applicable to the year. Short-term contracts are accounted for on a completed contract basis.

INSTINET TRANSACTIONS

Securities transactions between Instinet counterparties which pass through Instinet in its role as an agency broker are recorded on a settlement date basis and, therefore, are only reflected in the balance sheet if there is a failure to settle.

Revenues and related expenses arising from such securities transactions are accrued from the date of the transaction.

DEVELOPMENT

Development expenditure is charged against profit in the year in which it is incurred.

PENSIONS AND SIMILAR OBLIGATIONS

The expected cost of pensions and other post-retirement benefits is charged against profit so as to spread the cost over the service lives of the employees affected.

RESTRICTED SHARE AND INSTINET LONG-TERM INCENTIVE PLANS

Costs of the restricted share and Instinet long-term incentive plans are charged to profit over the vesting period of the awards.

TANGIBLE FIXED ASSETS

Depreciation is calculated on a straight line basis so as to write down the assets to their residual values over their expected useful lives:

Freehold land......................................Not depreciated
Freehold buildings.................................Normally 50 years
Leasehold property.................................Over the term of the lease
Computer systems equipment, office equipment
  and motor vehicles...............................3 to 5 years

STOCKS

Stocks and contract work in progress are valued at the lower of cost and net realisable value less progress payments received and receivable from clients. Progress payments in excess of the value of work carried out are included within creditors.

Cost is calculated on a first in first out basis by reference to the invoiced value of supplies and attributable costs of bringing stocks to their present location and condition.

Net realisable value is the estimated market value less selling costs.

SHORT-TERM INVESTMENTS

Government securities are stated in the balance sheet at the lower of cost plus accrued capital appreciation and market value. Income from these securities and any adjustment for changes in their market value during the year are reported as part of profit.

Interest on certificates of deposit is calculated at the yield at which the certificate was purchased and is reported as part of profit over the life of the certificate. Certificates of deposit are stated in the balance sheet at the lower of cost plus accrued interest and market value.

Movements in short-term investments are reported under the heading of management of liquid resources in the cash flow statement.

LEASING

Assets acquired under a finance lease are recorded in the balance sheet as tangible fixed assets with corresponding obligations to pay future rentals. The assets are valued at the present value of the minimum lease payments at the rate implicit in the lease.

Rentals payable are apportioned between a finance charge and a reduction of the outstanding obligation for future amounts payable. The total finance charge is allocated to accounting periods during the lease term so as to produce a constant periodic rate of charge on the outstanding obligation throughout the lease.

Operating lease rentals are charged against profit on a straight line basis over the period of the lease.

DEFERRED TAXATION

Tax deferred or accelerated by the effect of timing differences is accounted for to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. The only exception to this is in respect of deferred tax assets relating to provisions for pensions and other post-retirement benefits which are recognised in full.

GOODWILL AND INTANGIBLE ASSETS

Purchased goodwill and intangible assets are capitalised and amortised through the profit and loss account over their estimated lives which are between five and 20 years.

INTEREST IN SHARES OF REUTERS GROUP PLC

Shares held by the employee share ownership trusts are recorded in the balance sheet within fixed asset investments at cost including expenses less amounts written off.

SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with UK GAAP, which differ in certain significant respects from US GAAP. A description of the relevant accounting principles which differ materially is given below:

SOFTWARE REVENUE RECOGNITION

Under UK GAAP, revenue and related direct costs from contracts for the outright sale of software systems are recognised at the time of client acceptance. Under US GAAP, specific rules were introduced from January 1998 for the determination of client acceptance in cases where future significant modifications or upgrades to the software are considered to be part of the client's overall acceptance of the product. Under these rules, an amount of revenue is required to be deferred until these software upgrades have been delivered and accepted by the client. Warranties provided by Reuters in connection with the delivery of millennium versions of software fall within these rules and consequently an element of revenue and related direct cost has been deferred under US GAAP. This policy has not been adopted under UK GAAP.

GOODWILL AND OTHER ACQUISITION ACCOUNTING ADJUSTMENTS

UK GAAP require purchased goodwill to include an estimate of the fair value of any deferred consideration. Under US GAAP, contingent consideration is recognised as a component of goodwill when the contingency is resolved.

SOFTWARE DEVELOPMENT COSTS

Under UK GAAP, costs of developing computer software products are expensed in the year in which they are incurred. Under US GAAP, the costs of developing computer software products subsequent to establishing technical feasibility are capitalised. The amortisation of the capitalised costs is based on the estimated future revenues or remaining estimated useful economic lives of the products involved.

EMPLOYEE COSTS

Options under Reuters save-as-you-earn plans are granted at a 20% discount. Under UK GAAP, the share issues are recorded at their discounted price when the options are exercised. Under US GAAP, the discount is regarded as employee compensation and is accrued over the vesting period of the grants.

TAXES ON INCOME

Under UK GAAP, deferred taxes are accounted for to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. Under US GAAP, deferred taxes are accounted for on all timing differences and a valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will remain unrealised. Deferred tax also arises in relation to the tax effect of the other US GAAP adjustments.

DIVIDENDS

Under UK GAAP, dividends are provided for in the year in respect of which they are declared or proposed. Under US GAAP, dividends and the related advance corporation tax are given effect only in the period in which dividends are formally declared.

SHARES HELD BY EMPLOYEE SHARE OWNERSHIP TRUSTS (ESOTS)

Under UK GAAP, shares held by the ESOTs are recorded as fixed asset investments at cost less amounts written off. Under US GAAP, those shares not fully vested are regarded as treasury stock and recorded at cost as a deduction from shareholders' equity.

FIXED ASSET INVESTMENTS

Under UK GAAP, fixed asset investments are held in the balance sheet at the lower of cost or net realisable value. Under US GAAP, fixed asset investments which are available for sale are stated at fair value with unrealised gains or losses included in shareholders' equity.

The effects of these differing accounting principles are shown in notes 36-39.

CASH FLOW STATEMENTS

The cash flow statement set out on pages 57-59 has been prepared in conformity with UK Financial Reporting Standard 1 (Revised) "Cash Flow Statements". The principal differences between this statement and cash flow statements presented in accordance with US Financial Accounting Standard number 95 are as follows:

1. Under UK GAAP net cash flow from operating activities is determined before considering cash flows from (a) returns on investments and servicing of finance and (b) taxes paid. Under US GAAP, net cash flow from operating activities is determined after these items.

2. Under UK GAAP, capital expenditure is classified separately while under US GAAP, it is classified as an investing activity.

3. Under UK GAAP, dividends are classified separately while under US GAAP, dividends are classified as financing activities.

4. Under UK GAAP movements in short-term investments are not included in cash but classified as management of liquid resources. Under US GAAP, short-term investments with a maturity of three months or less at the date of acquisition are included in cash.

5. Under UK GAAP movements in bank overdrafts are classified as movements in cash while under US GAAP they are classified as a financing activity.

Set out below is a summary consolidated cash flow statement under US GAAP:


                                                                                   1998      1997       1996
                                                                               (pound)m  (pound)m   (pound)m
----------------------------------------------------------------------------------------------------------------
Net cash inflow from operating activities                                           795       817        866
Net cash outflow from investing activities                                        (431)     (400)      (501)
Net cash outflow from financing activities                                        (764)      (85)        (5)
----------------------------------------------------------------------------------------------------------------
Net (decrease)/increase in cash and cash equivalents under US GAAP                (400)       332       360
Net (decrease)/increase in cash under UK GAAP (see notes 4 and 5 above)             (8)      (31)        52
----------------------------------------------------------------------------------------------------------------


NOTES ON SUMMARY OF DIFFERENCES BETWEEN UK AND US GAAP

36. ADJUSTMENTS TO NET INCOME

                                                                                             1998       1997      1996
                                                                                         (pound)m   (pound)m  (pound)m
----------------------------------------------------------------------------------------------------------------------
Profit attributable to ordinary shareholders in accordance with UK GAAP (restated)           384        390       442
US GAAP adjustments:
Software revenue recognition                                                                  (2)         -         -
Acquisition accounting adjustments (see note below)                                           (3)        (3)        2
Software development costs                                                                    (2)        (2)       (2)
Employee costs                                                                                (1)        (3)       (7)
Taxes                                                                                         16          4         5
----------------------------------------------------------------------------------------------------------------------
Approximate net income in accordance with US GAAP                                            392        386       440
----------------------------------------------------------------------------------------------------------------------

                                                                                             1998       1997      1996
                                                                                            pence      pence     pence
----------------------------------------------------------------------------------------------------------------------
Earnings and dividends (see note (ii) below)
Basic earnings per ADS in accordance with US GAAP                                           166.6      164.5     188.3
Diluted earnings per ADS in accordance with US GAAP                                         166.0      163.4     185.8
----------------------------------------------------------------------------------------------------------------------
Dividend paid per ADS (including UK advance corporation tax credit)                          99.8      104.7      88.7
Deemed special dividend paid per ADS                                                        627.7          -         -
----------------------------------------------------------------------------------------------------------------------
Total dividend paid per ADS                                                                 727.5      104.7      88.7
----------------------------------------------------------------------------------------------------------------------
Weighted average number of shares used in basic EPS calculation (millions)                  1,411      1,407     1,401
Issuable on conversion of options                                                               5         10        19
----------------------------------------------------------------------------------------------------------------------
Used in diluted EPS calculation                                                             1,416      1,417     1,420
----------------------------------------------------------------------------------------------------------------------

(i) Employee costs

The company has complied with Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (FAS 123). Reuters has continued to apply the methodologies set out in APB Opinion 25, Accounting for Stock Issued to Employees, and other US GAAP literature in calculating its US GAAP adjustments for share option plans and awards of share rights. Had Reuters elected to recognise compensation expense based upon the fair value at grant date for awards made in 1995 to 1998 under these plans consistent with the alternative methodology set out in FAS 123, net income and earnings per ADS in accordance with US GAAP would not have been materially different from those shown above. This position may not be representative of future disclosures since the estimated fair value of share options is amortised to expense over the vesting period and additional options may be granted in future years.

(ii) Capital reorganisation

As explained in note 1, Reuters Holdings PLC completed a capital reorganisation in February 1998. Under US GAAP this transaction was deemed a share consolidation combined with a special dividend and, accordingly, earnings per share and per ADS and dividends per share and per ADS have been retroactively restated. Under UK GAAP no restatement of earnings per share was deemed necessary as the cash payment was considered to be equivalent to a repurchase of shares at market value and the number of new shares in Reuters Group PLC was set to facilitate comparability of earnings with those of Reuters Holdings PLC.

37. ADJUSTMENTS TO SHAREHOLDERS' EQUITY

                                                                              1998           1997            1996
                                                                          (pound)m       (pound)m         pound)m
-----------------------------------------------------------------------------------------------------------------
Capital employed before minority interest in accordance with UK GAAP           372          1,661          1,458
US GAAP adjustments:
Software revenue recognition                                                    (2)            --             --
Goodwill and other acquisition accounting adjustments                           14             11              8
Capitalised software development costs net of amortisation                       6              8             10
Fixed asset investments                                                         42             14             --
Shares held by employee share ownership trusts                                 (45)           (39)           (28)
Liabilities                                                                    (28)           (25)           (19)
Taxes                                                                          (10)           (16)           (13)
Dividends not formally declared or paid during the year                        155            140            145
-----------------------------------------------------------------------------------------------------------------
Shareholders' equity in accordance with US GAAP                                504          1,754          1,561
-----------------------------------------------------------------------------------------------------------------


38. STATEMENT OF COMPREHENSIVE INCOME


                                                                              1998           1997            1996
                                                                          (pound)m       (pound)m         pound)m
-----------------------------------------------------------------------------------------------------------------
Approximate net income in accordance with US GAAP                              392            386            440
Other comprehensive income, net of tax:
Unrealised gains on certain fixed asset investments:
Arising during year                                                             37              8             --
Less gains in net income                                                       (19)            --             --
Foreign currency translation differences                                        (1)             2            (28)
-----------------------------------------------------------------------------------------------------------------
Approximate net income in accordance with US GAAP                              409             396           412
-----------------------------------------------------------------------------------------------------------------


39. SUMMARISED BALANCE SHEET (US GAAP BASIS)

                                                                              1998           1997            1996
                                                                          (pound)m       (pound)m         pound)m
-----------------------------------------------------------------------------------------------------------------
Assets
Fixed tangible assets                                                          859            858            800
Current assets                                                               1,565          1,809          1,506
Other assets                                                                    42             58             40
Software development costs                                                       6              8             10
Goodwill and other intangibles                                                 250            174            206
-----------------------------------------------------------------------------------------------------------------
Total assets                                                                 2,722          2,907          2,562
-----------------------------------------------------------------------------------------------------------------
Liabilities and shareholders' equity
Current liabilities                                                          2,102          1,017            884
Long-term liabilities                                                           75             86             84
Deferred taxes                                                                  24             32             32
Minority interest                                                               17             18              1

Shareholders' equity before deductions                                         562          1,889          1,684
Treasury stock                                                                   -            (82)           (82)
Shares held by employee share ownership trusts                                 (58)           (53)           (41)
-----------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                     504          1,754          1,561
-----------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                   2,722          2,907          2,562
-----------------------------------------------------------------------------------------------------------------


Goodwill and other intangibles are net of accumulated amortisation of (pound)337 million (1997 - (pound)322 million, 1996 - (pound)270 million). Software development costs are net of accumulated amortisation of (pound)13 million (1997
- (pound)11 million, 1996 - (pound)9 million).

OTHER INFORMATION FOR SHAREHOLDERS

ORDINARY SHARES

A register of shareholders' interests is kept at the company's head office and is available for inspection on request. The register includes information on nominee accounts and their beneficial owners.

A newspaper for investors, 'News from Reuters', is published several times a year. To obtain copies, contact the Investor Relations department in London or New York (addresses on page 90).

Hoare Govett and Cazenove & Co. offer low cost share dealing services for existing and potential Reuters shareholders. Further information can be obtained from Hoare Govett Limited's Low Cost Dealing Department, 4 Broadgate, London EC2M 7LE (tel: 0171 601 0101) and Mrs Nancy Young, Postal Dealing Department, Cazenove & Co., 12 Tokenhouse Yard, London EC2R 7AN (tel: 0171 606 1768).

Reuters offers a single company Personal Equity Plan (PEP) and a general PEP for UK residents wishing to hold Reuters shares in such plans. However, PEPs will be replaced by the new Individual Savings Account (ISA) from 6 April 1999. Further information on PEPs and deadline dates for opening new PEPs can be obtained from Bank of Scotland, PEP Unit, 101 George Street, Edinburgh EH2 3JH (tel: 0131 243
8053). Bank of Scotland is regulated in the conduct of PEP business by the Investment Management Regulatory Organisation (IMRO).

REGISTRAR

On 28 January 1999 Bank of Scotland and Lloyds TSB Group announced that they had reached an agreement for Lloyds TSB Registrars to acquire Bank of Scotland's Registrar Services business. The transaction is expected to be completed during the first quarter of 1999.

Reuters expects to transfer the administration of its share register to Lloyds TSB Registrars sometime during the second quarter. Shareholders should continue to contact the registrar at the address and telephone number listed on page 90. Following the transfer, telephone calls and mail will be forwarded automatically to Lloyds TSB Registrars.

DIVIDENDS AND EARNINGS

Ordinary shareholders have received the following dividends in respect of each financial year:


                                         1998       1997      1996       1995      1994
---------------------------------------------------------------------------------------
Interim                                  3.4p       3.1p     2.75p       2.3p      1.9p
Final (1998 proposed)                   11.0p       9.9p      9.0p       7.5p      6.1p
---------------------------------------------------------------------------------------
                                        14.4p      13.0p    11.75p       9.8p      8.0p
---------------------------------------------------------------------------------------
Basic earnings per ordinary share       26.7p      24.0p     27.3p      23.2p     19.9p

Ordinary shareholders living in selected countries outside the United Kingdom can have their dividends paid directly into their bank accounts in local currency. Any shareholders interested in this service, for which there is a small charge, should contact the registrar (address on page 90).

ANALYSIS OF SHAREHOLDINGS AT 31 DECEMBER 1998

Excluding Reuters ordinary shares held by employee share ownership trusts, there were 1,409 million shares in issue, analysed as in the chart opposite. There were 24,395 shareholders on the ordinary share register.

Note 1: Includes UK unit trusts and US mutual funds

Note 2: Includes all holdings below 100,000 shares, except for individuals, whose holdings are analysed below this level.

[CHART]

Pension funds                             32%
Insurance companies                       17%
American Depositary Shares                15%
Investment funds and trusts (note 1)      13%
Individuals                                5%
Corporate holdings                         2%
Foreign governments                        1%
Non-profit organisations                   1%
Others (note 2)                           14%

AMERICAN DEPOSITARY SHARES (ADSS)

Each ADS represents six ordinary shares.

ADS holders receive the annual and half-yearly reports issued by Reuters Group PLC.

Reuters Group PLC is subject to the informational requirements of the US securities laws applicable to foreign companies and in accordance therewith files an annual report on Form 20-F and other information with the US Securities and Exchange Commission. The Form 20-F is also available from the Investor Relations departments in London or New York.

ADS DIVIDENDS

ADS holders are eligible for all stock dividends or other entitlements accruing on the underlying Reuters Group PLC shares and receive all cash dividends in US dollars. These are normally paid twice a year.

Dividend cheques are mailed directly to the ADS holder on the payment date if ADSs are registered with Reuters US depositary. Dividends on ADSs that are registered with brokers are sent to the brokers, who forward them to ADS holders. Reuters US depositary is Morgan Guaranty Trust Company of New York (address on page 90).

Dividends per ADS, including any UK tax refunds but before US tax credits, in respect of each financial year are set out below.


                               1998      1997       1996      1995       1994
-------------------------------------------------------------------------------
IN STERLING
Interim                       21.7p     19.8p      17.5p     14.7p      12.1p
Final (1998 proposed)         66.0p     63.1p      57.4p     47.8p      38.9p
-------------------------------------------------------------------------------
                              87.7p     82.9p      74.9p     62.5p      51.0p
-------------------------------------------------------------------------------
IN DOLLARS
Interim                       36.1c     31.2c      27.3c     22.7c      18.9c
Final (1998 proposed)             *    104.2c      93.1c     72.2c      62.6c

*Final 1998 dividend will be converted to US dollars from sterling at the rate prevailing on 26 April 1999.

The figures above which have not been restated for the capital reorganisation, include any refund of UK tax, less a withholding tax on the total dividend and tax credit. Following the abolition of UK advance corporation tax credits from 6 April 1999, the amount of the refund of UK tax is restricted to one-ninth of the dividend paid. Dividends will continue to be subject to a UK withholding tax. This will either be 15% on the total of the dividend and the tax refund or the value of the tax refund, whichever is the lower.

For the 1998 final dividend which is payable on 30 April 1999, the total of the declared dividend per ADS is 66.0p, the related tax credit per ADS is 7.3p and the withholding tax per ADS is 7.3p, giving no net tax refund per ADS and a total cash payment of 66.0p per ADS.

For dividends paid to qualifying US residents before 6 April 1999, the tax credit was one-quarter of the amount of dividend on the ordinary shares. For the 1998 interim dividend, which was paid in September 1998, the total of the declared dividend per ADS was 20.4p, the related tax credit per ADS was 5.1p and the 15% withholding tax per ADS was 3.8p, giving a net tax refund of 1.3p per ADS and a total cash payment of 21.7p per ADS.

ADS holders who are US residents for tax purposes may normally credit the withholding tax against their federal income tax liabilities.

Dollar amounts paid to ADS holders depend on the sterling/dollar exchange rate at the time of payment.

FINANCIAL DIARY FOR 1999

Tuesday 9 February         Results for year 1998 announced
Friday 5 March             Annual report posted to shareholders
Monday 15 March            Ordinary shares go ex-dividend
Wednesday 17 March         ADSs go ex-dividend
Tuesday 20 April           First quarter trading statement issued
                           Annual general meeting at One Whitehall Place, Westminster, London SW1A 2HD
Monday 26 April            Final dividend for 1998 payable to ordinary shareholders on the register as at 19 March 1999
Friday 30 April            Final dividend for 1998 payable to ADS holders on the register as at 19 March 1999
Tuesday 20 July            Results for the first six months of 1999 announced
Monday 2 August            Ordinary shares go ex-dividend
Wednesday 4 August         ADSs go ex-dividend
Tuesday 7 September        Interim dividend for 1999 payable to ordinary shareholders on the register as at 6 August 1999
Monday 13 September        Interim dividend payable to ADS holders on the register as at 6 August 1999
Thursday 21 October        Third quarter trading statement issued

PRESERVING REUTERS INDEPENDENCE

CUSTOMERS IN ALL PARTS OF THE WORLD DEPEND ON REUTERS TO PROVIDE THEM WITH RELIABLE AND OBJECTIVE NEWS AND INFORMATION.

REUTERS THEREFORE HAS A SPECIAL NEED TO SAFEGUARD ITS INDEPENDENCE AND INTEGRITY AND AVOID ANY BIAS WHICH MAY STEM FROM CONTROL BY ANY PARTICULAR INDIVIDUALS OR INTERESTS. REUTERS SHARE STRUCTURE INCLUDES TWO MECHANISMS SPECIFICALLY DESIGNED TO PREVENT THIS HAPPENING:

NO SHAREHOLDER MAY OWN 15% OR MORE SHARES.

THERE IS A SINGLE FOUNDERS SHARE, IN ADDITION TO THE PUBLICLY TRADED ORDINARY SHARES. THIS MAY BE USED TO OUTVOTE ALL ORDINARY SHARES IF OTHER SAFEGUARDS FAIL AND THERE IS AN ATTEMPT TO SEIZE CONTROL OF THE COMPANY. "CONTROL", FOR THIS PURPOSE, MEANS 30% OF THE SHARES.

THE REUTERS TRUST PRINCIPLES, WHICH ARE PROTECTED BY THE FOUNDERS SHARE, ALSO IMPOSE FURTHER OBLIGATIONS. THE PRINCIPLES AND A LIST OF THE TRUSTEES ARE PRINTED ON PAGE 86.

--((picture))--
From Sir Frank Rogers, Chairman of the Reuter Trustees

In 1941 amid the upheavals of wartime and following wide-ranging parliamentary and public discussions, the then controlling shareholders of Reuters: The Press Association Limited and The Newspaper Publishers Association Limited, entered into an Agreement of Trust.

The Australian Associated Press and the New Zealand Press Association joined in the Reuter Trust Agreement after the two agencies became shareholders of Reuters in 1947.

In 1984 the Trustees approved the proposals for a corporate reorganisation of the company into Reuters Holdings, clearing the way for its flotation as a public limited company.

The Trustees carry out their responsibilities and obligations by discussion, usually in London, of the general administration of the Trustees.

In addition, I, and my colleagues, regularly visit Reuters establishments to meet with journalists for a discussion on the role of the Trustees. Also, we meet with Reuters managers and senior editorial staff wherever in the world we are visiting, to answer any questions we may be asked about the purposes of the Trustees and the way we operate.

In summary, the Trustees are the custodians of the Reuter Trust Principles.

THE REUTER TRUST PRINCIPLES

Reuters is dedicated to preserving its independence, integrity and freedom from bias in the gathering and dissemination of news and information. The Reuters Founders Share Company Limited, of which all Reuter trustees are directors, was established to safeguard those qualities. The trustees have a duty to ensure that, as far as they are able by the proper exercise of the powers vested in them, the Reuter Trust Principles are observed. These are:

o That Reuters shall at no time pass into the hands of any one interest, group or faction;

o That the integrity, independence and freedom from bias of Reuters shall at all times be fully preserved;

o That Reuters shall supply unbiased and reliable news services to newspapers, news agencies, broadcasters and other media subscribers and to businesses, governments, institutions, individuals and others with whom Reuters has or may have contracts;

o That Reuters shall pay due regard to the many interests which it serves in addition to those of the media; and

o That no effort shall be spared to expand, develop and adapt the news and other services and products of Reuters so as to maintain its leading position in the international news and information business.

If the trustees believe that any person, together with any associates, is seeking to obtain or has obtained control of Reuters Group PLC, a majority of the Reuter trustees may require the votes attaching to the Founders Share to be exercised. "Control" means the ability to control the exercise of 30% or more of the votes which may be cast on a poll at general meetings of Reuters Group PLC. In such circumstances, the Founders Share Company has the right at any general meeting of Reuters Group PLC to cast sufficient votes to pass any resolution supported by, and to defeat any resolution opposed by, the Founders Share Company.

Any two Reuter trustees may require the votes attaching to the Founders Share to be cast against any resolution which would alter any of the articles of association of Reuters Group PLC relating to the Reuter Trust Principles and the rights of the Founders Share. In such circumstances, the Founders Share confers upon the Founders Share Company the right to cast sufficient votes to defeat that resolution.

The Reuter trustees are: Sir Frank Rogers (Chairman); Len Berkowitz; The Rt Hon the Lord Browne-Wilkinson; Sir Michael Checkland; David Cole CBE; Christopher Dicks OBE; Pehr Gyllenhammar; Sir Christopher Mallaby; Dame Sheila Masters; Kenneth Morgan OBE; Sir William Purves CBE DSO; Michael Robson; Arthur Ochs Sulzberger; Lyle Turnbull AO; Richard Winfrey.

Following the capital reorganisation the Founders Share in Reuters Holdings PLC has been cancelled and a Founders Share with like rights has been issued by Reuters Group PLC to the Reuters Founders Share Company Limited.

GLOSSARY

TERM USED IN ANNUAL REPORT            US EQUIVALENT OR BRIEF DESCRIPTION
Advance corporation tax               No direct US equivalent. Taxpaid on
                                      company distributions recoverable from
                                      UK taxes due on income
Allotted                              Issued
Associated undertakings               Affiliates accounted for under the
                                      equity method
Called-up share capital               Ordinary shares, issued and fully paid
Capital allowances                    Tax term equivalent to US tax
                                      depreciation allowances
Cash at bank and in hand              Cash
Class of business                     Industry segment
Combined Code                         A set of corporate governance principles
                                      and detailed code of practice
Creditors                             Accounts payable
Creditors: Amounts falling due
  after more than one year            Long-term debt
Creditors: Amounts falling due
  within one year                     Current liabilities
Debtors                               Accounts receivable
Destination (of revenue)              The geographical area to which goods or
                                      services are supplied
Finance lease                         Capital lease
Freehold                              Ownership with absolute rights in
                                      perpetuity
Interest receivable                   Interest income
Interest in shares of Reuters
  Group PLC                           Treasury stock
Origin (of revenue)                   The geographical area from which goods
                                      or services are supplied to a third party
                                      or another geographical area
Profit                                Income
Profit and loss account
 (statement)                          Income statement
Profit and loss account reserve
 (under 'capital and reserves')       Retained earnings
Profit attributable to
 ordinary shareholder                 Net income
Proposed dividend                     Dividend declared by directors but not
                                      yet approved by shareholders
Share capital                         Ordinary shares, capital stock or common
                                      stock issued and fully paid
Share premium account                 Additional paid-in capital or paid-in
                                      surplus (not distributable)
Shares in issue                       Shares outstanding
Stocks                                Inventories
Tangible fixed assets                 Property and equipment

ELEVEN YEAR CONSOLIDATED FINANCIAL SUMMARY for the year ended 31 December


ORDINARY SHARES HIGHS/LOWS 1998
pence
               J        F       M        A        M       J        J        A       S        O       N        D
low          549      520   608.5    634.5    625.5   674.5      609      499     437    418.5     584    523.5
high         682      631     663      679    707.5     765      688      608     542      616   629.5      635

The highest price in 1998 was 770p, the lowest 412p.


ADSS HIGHS/LOWS 1998
(US dollars)
               J        F       M        A        M       J        J        A       S        O       N        D
low       53.375  50.6875    60.5   63.563   61.625    67.5     58.5   47.625  44.875   43.125    57.5   52.125
high       66.25    61.75   65.25   68.438   68.938  74.625   68.313   58.625      56   61.313    62.5    63.75

The highest price in 1998 was $74-3/4, the lowest $42-1/8.

REVENUE PER EMPLOYEE
(pound)000
              98       97      96       95       94      93       92       91      90       89      88
             182      180     195      191      182     173      151      136     129      118     101


                                 1998     1997     1996     1995     1994     1993     1992      1991     1990     1989      1988
                               (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m (pound)m  (pound)m  (pound)m
------------------------------------------------------------------------------------------------------------------------------------
RESULTS
Revenue                         3,032     2,882    2,914    2,703    2,309   1,874    1,568     1,467     1,369     1,187    1,003
Net interest receivable             2        80       61       60       51      60       66        49        30        19        9
Profit before tax                 580       626      652      558      510     440      383       340       320       283      208
Taxation                          196       236      210      185      162     140      123       110       112       102       81
Profit attributable to
  ordinary shareholders           384       390      442      373      347     299      236       230       207       181      126
NET ASSETS
Fixed assets                    1,098     1,046    1,026      999      687     571      499       488       531       484      408
Net current (liabilities)
  /assets                        (643)      714      525      387      176     151      419       289        81       (33)     (46)
Long term creditors               (16)      (37)     (41)    (135)     (87)    (32)     (26)      (30)      (27)      (22)     (77)
Provisions                        (50)      (44)     (51)     (39)     (36)    (32)     (23)      (25)      (30)      (20)     (11)
------------------------------------------------------------------------------------------------------------------------------------
                                  389     1,679    1,459    1,212      740     658      869       722       555       409      274
------------------------------------------------------------------------------------------------------------------------------------
TANGIBLE FIXED ASSETS
Additions                         296       361      372      304      319     268      199       159       196       193      229
Depreciation                      331       312      283      250      221     204      186       193       140       110       95
DEVELOPMENT EXPENDITURE           200       235      202      191      159     110       79        67        62        60       55
FREE CASH FLOW                    490       449      494      455      321     224      276       339       227        54       30


                                 1998      1997     1996     1995     1994    1993     1992      1991      1990      1989     1988
------------------------------------------------------------------------------------------------------------------------------------
RATIOS
Basic earnings per ordinary
  share                         26.7p     24.0p    27.3p    23.2p    21.7p   18.0p    14.0p      13.7p     12.4p    10.9p     7.6p
Adjusted earnings per
  ordinary share share(1)       30.3p     29.1p    30.4p    25.8p    21.7p   18.0p    14.0p      13.7p     12.4p    10.9p     7.6p
Dividends per ordinary share    14.4p     13.0p    11.75p    9.8p     8.0p    6.5p     5.3p       4.25p     3.75p    3.25p    2.25p
Cash flow per ordinary
 share(2)                       67.9p     61.0p    60.7p    52.7p    45.6p   40.3p    33.6p      31.7p     27.4p    23.6p     18.3p
Book value per ordinary
 share(3)                       23.3p     99.9p    88.3p    73.7p    44.7p   40.6p    51.2p      42.7p     32.9p    24.5p     16.4p
Cash flow/book value(4)        292.0%     61.0%    68.8%    71.5%   102.0%   99.2%    65.7%      74.2%     83.5%    96.2%    111.4%
Profit before tax as a
  percentage of revenue         19.1%     21.7%    22.4%    20.6%    22.1%   23.5%    24.4%      23.2%     23.4%    23.8%     20.7%
Return on tangible
  fixed assets(5)               48.2%     49.0%    60.0%    55.2%    57.6%   57.2%    53.2%      45.4%     41.3%    40.9%     37.2%
Return on equity(6)             78.5%     25.6%    33.7%    34.8%    50.8%   39.5%    29.9%      36.2%     43.2%    53.6%     51.8%
UK corporation tax rate         31.0%     31.5%    33.0%    33.0%    33.0%   33.0%    33.0%      33.25%    34.25%   35.0%     35.0%
INFRASTRUCTURE
 shares issued (millions)      1,422     1,694    1,689    1,677    1,668   1,662    1,753       1,743     1,735    1,724    1,686
Employees                     16,938    16,119   15,478   14,348   13,548  11,306   10,393      10,450    10,731   10,071   10,064
User accesses                498,500   435,000  362,000  327,100  296,700 227,400  200,800     201,800   200,900  194,800  169,100
------------------------------------------------------------------------------------------------------------------------------------

NOTES.

1995 and 1996 have been restated to reflect the effect of FRS 10 issued in 1997 which required purchased goodwill and intangible assets to be capitalised and amortised through the profit and loss account.

1988 to 1994 have not been restated for FRS 10.

1988 has not been restated to reflect the effects of the prior year adjustment for pensions made in 1989.

1988 to 1991 have not been restated to reflect the effects of the prior year adjustment for post-retirement medical benefits made in 1992.

1988 to 1991 have not been restated to reflect the change to reporting user accesses in 1994.

1988 to 1993 have been restated for the subdivision of every ordinary share of 10 pence each into four new ordinary shares of 2.5 pence each in April 1994.

1988 has been restated to reflect the cost of discontinuing operations at IDR Inc. as an exceptional item rather than an extraordinary item.

1990 to 1994 fixed assets have been restated to reflect the effect of UITF abstract 13 issued in 1995.

Free cash flow is defined as net cash inflow from operating activities plus net interest received less tax paid and expenditure on tangible fixed assets.

RATIOS.

(1) Adjusted earnings per share are based on profit attributable to ordinary shareholders excluding capital reorganisation costs and goodwill amortisation.

(2) Cash flow per ordinary share represents profit before taxation, goodwill amortisation and depreciation divided by the number of shares in issue after deducting shares held by employee share ownership trusts. In 1998 to 1997 shares in Reuters Holdings PLC held by group companies are also deducted.

(3) Book value per ordinary share represents adjusted shareholders' equity divided by the number of shares in issue after deducting shares held by employee share ownership trusts. In 1988 to 1997 shares in Reuters Holdings PLC held by group companies are also deducted from shares in issue.

(4) Cash flow/book value represents profit before taxation, goodwill amortisation and depreciation as a percentage of adjusted shareholders' equity.

(5) Return on tangible fixed assets represents profit after taxation as a percentage of average tangible fixed assets. The average is calculated by adding tangible fixed assets at the start and the end of each year and dividing by two.

(6) Return on equity represents profit attributable to ordinary shareholders divided by the average adjusted shareholders' equity. The average is calculated by adding adjusted shareholders' equity at the start and the end of each year and dividing by two. In 1998 a weighted average has been used to reflect the capital reorganisation.

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
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SHARE PRICE INFORMATION:
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Focus codes in brackets):
                                              Equity Focus         Reuters Plus
                                              Securities 2000      Quotron
                                              Securities 3000
Ordinary shares                               RTRS.L(RTR.L)        RTRU.EU
ADSs traded on NASDAQ                         RTRSY.O              RTRSY
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*see page 82

Ric Gemmell took the photographs on pages 11, 13, 16 and 17.

(C) Reuters Group PLC 1999. Design by CGI. Typesetting by Real Time Studio.
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in more than 25 countries.

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


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